                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-13302

                                 APRIL 13, 2001

                            [DELHAIZE AMERICA LOGO]

         SUPPLEMENT TO PROXY STATEMENT/PROSPECTUS DATED MARCH 26, 2001

     This supplement is being furnished to you as additional information to the earlier proxy statement/ prospectus dated March 26, 2001 of Delhaize America, Inc. and Etablissements Delhaize Freres et Cie "Le Lion" S.A., referred to in this document as Delhaize America and Delhaize Group, respectively. We sent the proxy statement/prospectus to Delhaize America shareholders on or about March 28, 2001, in connection with the special meeting of shareholders of Delhaize America to be held on April 25, 2001 at 9:00 a.m. local time at the Hotel-Intercontinental, 111 East 48th Street, New York, New York.

     This supplement contains excerpts from post-effective amendment no. 1 to the Delhaize Group registration statement on Form F-4 filed with the Securities and Exchange Commission on April 13, 2001. Post-effective amendment no. 1 to the Delhaize Group registration statement on Form F-4 contains updated financial information for Delhaize Group through its fiscal year ended December 31, 2000. The excerpts contained in this supplement consist of the following sections of post-effective amendment no. 1:

     - Management's Discussion and Analysis of Financial Condition and Results of Operations of Delhaize Group

     - Delhaize Group Unaudited Pro Forma Condensed Consolidated Financial Statements

     - Consolidated Financial Statements

     Additional summary financial information has been updated and is contained in post-effective amendment no. 1 to the Delhaize Group registration statement on Form F-4. FOR INFORMATION ON WHERE DELHAIZE AMERICA SHAREHOLDERS CAN OBTAIN COPIES OF POST-EFFECTIVE AMENDMENT NO. 1, SEE "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON THE FOLLOWING PAGE.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION NOR THE BELGIAN BANKING AND FINANCE COMMISSION HAS APPROVED THE SHARE EXCHANGE, THE DELHAIZE GROUP AMERICAN DEPOSITARY SHARES OR THE DELHAIZE GROUP ORDINARY SHARES OR THE FAIRNESS OR MERITS OF THE SHARE EXCHANGE OR HAS DETERMINED WHETHER THE INFORMATION CONTAINED IN THIS SUPPLEMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This supplement is dated April 13, 2001, and is first being mailed to Delhaize America shareholders on or about April 16, 2001.

                      WHERE YOU CAN FIND MORE INFORMATION

     This supplement contains excerpts of financial information about Delhaize America and Delhaize Group from post-effective amendment no. 1 to the Delhaize Group registration statement on Form F-4 filed with the Securities and Exchange Commission on April 13, 2001. Delhaize America shareholders may obtain copies of post-effective amendment no. 1 to the registration statement by visiting the website of the Securities and Exchange Commission at www.sec.gov. Shareholders also may obtain copies from Delhaize America without charge upon written or oral request to the following:

       Delhaize America, Inc.
       2110 Executive Drive
       Salisbury, North Carolina 28145
       Attn: Investor Relations
       Tel: (704) 633-8250 ext. 2529

     In addition, Delhaize America shareholders may call Georgeson Shareholder Communications Inc., Delhaize America's proxy solicitor, toll free at (800) 223-2064.

     Delhaize America shareholders who would like to receive copies of this supplement can download the information from www.delhaizegroup.com or www.delhaizeamerica.com. Additionally, Delhaize America shareholders may have the supplement delivered by electronic mail or by facsimile transmission by calling (704) 633-8250 ext. 2529.

     Delhaize America files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that are filed at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-8330 for further information on the public reference room. SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Delhaize America also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, NY 10005.

     WE ENCOURAGE ALL SHAREHOLDERS OF DELHAIZE AMERICA TO ATTEND THE SPECIAL MEETING ON APRIL 25, 2001.

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

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                    RESULTS OF OPERATIONS OF DELHAIZE GROUP

     [The following is an excerpt from post-effective amendment no. 1 to the Delhaize Group registration statement on Form F-4.]

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Delhaize Group's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this document.

     In this section, the general financial condition and the results of operations of Delhaize Group and its consolidated and associated subsidiaries are outlined. The financial information of Delhaize Group contained in this section includes all of the assets, liabilities, sales and expenses of all fully consolidated subsidiaries. Net income of Delhaize Group excludes the portion of consolidated results attributable to minority interests. Generally, all companies in which Delhaize Group can exercise control or where Delhaize Group has a direct or indirect interest of more than 50% are fully consolidated. Delhaize Group's businesses in Belgium are collectively referred to as Delhaize Belgium.

     For Delhaize Group's operating subsidiaries in the United States, Delhaize America and Super Discount Markets, the results of their operations included in Delhaize Group's years ended December 31, 2000, 1999 and 1998 covered 52 weeks. The results of operations of Delhaize Belgium and the other companies of Delhaize Group outside the United States are presented on a calendar year basis.

     Delhaize Group consolidated and controlled (through a majority ownership of Delhaize America's voting shares) the operations of Delhaize America for all periods presented in this section. At December 31, 2000, Delhaize Group owned 37.2% of Delhaize America's non-voting Class A common stock and 56.3% of Delhaize America's voting Class B common stock resulting in an effective ownership interest in Delhaize America of 45.1%. At December 31, 1999, Delhaize Group owned 46.4% of Delhaize America's non-voting Class A common stock and 55.5% of Delhaize America's voting Class B common stock resulting in an effective ownership interest in Delhaize America of 50.8%. At December 31, 1998, Delhaize Group owned 37.6% of Delhaize America's non-voting Class A common stock and 52.2% of Delhaize America's voting Class B common stock resulting in an effective ownership interest in Delhaize America of 44.6%. In July 2000, Delhaize America completed its acquisition of Hannaford Bros. Co. (Hannaford). The financial information discussed in this section includes the results of Hannaford's operations for the 22 weeks of 2000 beginning July 31, 2000.

     As you read the following discussion and analysis, you should refer to Delhaize Group's audited consolidated financial statements for the years ended December 31, 2000, 1999 and 1998, all included in this document. The financial statements referred to above were prepared in accordance with Belgian GAAP and include a discussion of the principal material differences between Belgian GAAP and US GAAP, as they apply to Delhaize Group. This discussion and analysis of general financial condition and results of operations was prepared using Belgian GAAP.

     On January 1, 1999, member countries of the European Union (other than the United Kingdom, Sweden, Denmark and Greece) established the European Monetary Union (EMU) and created a new single currency to be used throughout the EMU known as the euro. As part of the introduction of the euro, the exchange rates between the legacy currencies and the euro were fixed on January 1, 1999. Accordingly, the historical financial statements and related disclosures that were reported using the Belgian franc have been converted into the euro using the fixed conversion rate of EUR 1 = BEF 40.3399. The conversion of the historical statements from Belgian francs to euros at a fixed rate depicts the same trends as would have been presented if Delhaize Group had continued to present its consolidated financial statements in Belgian francs. Delhaize Group's financial statements for periods prior to January 1, 1999 will not be comparable to the financial statements of other companies that report in euros and that have restated amounts from a currency other than the Belgian franc.

OVERVIEW

     The core activity of Delhaize Group is the sale of food through supermarkets in North America, Europe and Asia. In addition, Delhaize Group engages in food wholesaling and in nonfood retailing such as pet products and health and beauty products. At December 31, 2000, Delhaize Group had a sales

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network of 2,310 stores in 10 countries. At December 31, 2000, these operations were primarily located in the United States and Belgium.

     During the year ended December 31, 2000, Delhaize Group's sales increased 27.0% as compared with sales for the year ended December 31, 1999. During the year ended December 31, 1999, sales of Delhaize Group increased 10.8% as compared with sales posted during the year ended December 31, 1998. In all these periods there was a positive translation effect on Delhaize Group's sales as a result of the strong U.S. dollar. The translation effect is defined as the effect of fluctuations in the exchange rates in the functional currencies of Delhaize Group's subsidiaries to the euro, the reporting currency of Delhaize Group. In addition, Delhaize Group achieved these sales increases by selectively adding a significant number of stores to the sales network, making strategic acquisitions and sharpening its focus on customer satisfaction. During the year ended December 31, 2000, Delhaize Group increased the number of stores in its sales network by 198 stores to a total of 2,310 stores. The Hannaford acquisition increased Delhaize Group's sales network by 106 stores. At December 31, 1999, Delhaize Group had a sales network of 2,112 stores, or 208 more than the 1,904 stores within the network at December 31, 1998.

     Net income for the year ended December 31, 2000 decreased 5.4% compared with net income for the year ended December 31, 1999. Although there was a positive translation effect in 2000, net income was negatively affected by increased amortization and depreciation expense, interest expense and merger-related costs, all associated with the Hannaford acquisition. Net income was also negatively affected by increased charges for store closings and decreased gross margin at Delhaize America.

     Net income for the year ended December 31, 1999 increased 14.1% compared with net income for the year ended December 31, 1998. In addition to the positive translation effect on its net income as a result of the strong U.S. dollar in 1999, Delhaize Group's net income was favorably influenced by improving gross margin, controlling operating costs and increasing its average ownership interest in Delhaize America.

     During the first half of 2000, Delhaize Group increased its ownership in Delhaize America by approximately 1.9 percentage points to 52.7%. The acquisition of Hannaford by Delhaize America in July 2000 resulted in a dilution of Delhaize Group's ownership interest in Delhaize America, as Delhaize America issued shares and paid cash to effect the acquisition. As a result, Delhaize Group's ownership interest decreased to 45.1% at December 31, 2000. However, the average ownership interest in Delhaize America increased from 47.5% in 1999 to 48.6% in 2000. Delhaize Group increased its ownership interest by approximately
6.2 percentage points to 50.8% during the year ended December 31, 1999, primarily through open market purchases of Delhaize America shares and as a result of Delhaize America's stock repurchase program in 1999 from 44.6% in 1998.

     Net income, as determined in accordance with US GAAP for the year ended December 31, 2000, was EUR 150.7 million and for the years ended December 31, 1999 and December 31, 1998 was EUR 165.9 million and EUR 153.7 million, respectively. The principal differences between Belgian GAAP and US GAAP, as they relate to Delhaize Group's net income, include the accounting treatment of goodwill, pensions, fixed assets, stock based compensation, foreign currency transactions and leases.

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

SELECTED RESULTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                                   (IN MILLIONS OF EUR)
Belgian GAAP:
  Sales.....................................................  18,168.2   14,310.1   12,912.4
  Gross profit(1)...........................................   4,472.2    3,503.3    3,133.2
  Other operating costs(2)..................................   4,141.2    3,134.2    2,789.3
  Net financial expenses....................................     296.2      140.1      117.0
  Net exceptional income (expenses).........................     (41.3)       2.6       (1.1)
  Income taxes..............................................     145.7      189.5      161.8
  Income before minority interests..........................     256.2      321.2      293.0
  Net income................................................     160.7      169.9      149.0

---------------
(1) Represents sales less cost of goods sold.

(2) Represents total operating costs excluding cost of goods sold.

  SALES

     The following table sets forth, for the periods indicated, Delhaize Group's sales contribution by geographic region:

                                                               YEAR ENDED DECEMBER 31,
                                                ------------------------------------------------------
                                                      2000               1999               1998
                                                ----------------   ----------------   ----------------
                                                  EUR        %       EUR        %       EUR        %
                                                --------   -----   --------   -----   --------   -----
                                                          (IN MILLIONS, EXCEPT PERCENTAGES)
SALES CONTRIBUTION
United States.................................  14,069.5    77.5   10,505.7    73.4    9,456.1    73.2
Belgium.......................................   2,983.6    16.4    2,802.2    19.6    2,686.0    20.8
Other.........................................   1,115.1     6.1    1,002.2     7.0      770.3     6.0
                                                --------   -----   --------   -----   --------   -----
          Total...............................  18,168.2   100.0   14,310.1   100.0   12,912.4   100.0
                                                ========   =====   ========   =====   ========   =====

  OVERVIEW

     Sales increased 27.0% during the year ended December 31, 2000 over the corresponding period in 1999. This increase in sales was primarily due to the Hannaford acquisition, which added 106 stores to the sales network. Excluding the effects on sales from the Hannaford acquisition, the increase was primarily a result of sales growth of 5.3%, at constant exchange rates, and positive translation effects resulting from the strong U.S. dollar. The sales growth of 5.3% was the result of a net increase of the sales network by 92 stores and a comparable store sales increase of 3.4% and 0.8% at Delhaize Belgium and Delhaize America, respectively.

     Sales increased 10.8% during the year ended December 31, 1999 over the corresponding period in 1998. This increase was primarily a result of sales growth of 7.5%, at constant exchange rates, and positive translation effects resulting from the strong U.S. dollar. The sales growth of 7.5% was the result of a net increase of 208 stores in the sales network and comparable store sales growth of 1.8% at Delhaize America and 1.9% at Delhaize Belgium.

  UNITED STATES

     Sales increased 33.9% during the year ended December 31, 2000 over the corresponding period in 1999. This increase was primarily a result of sales growth of 15.8%, at constant exchange rates, and positive translation effects resulting from the strong U.S. dollar. The sales growth of 15.8% was a result of a net increase of the sales network by 106 stores acquired as part of the Hannaford acquisition, the opening of 66 new stores at Delhaize America and 10 new stores at Super Discount Markets, and the renovation of 173 stores by Delhaize America. Remodeling efforts included the updating of equipment and

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properties, as well as increasing selling area and adding deli/bakeries to selected stores. During 2000, Delhaize America also relocated 10 stores and closed 18 stores. Comparable store sales at Delhaize America increased by 0.8% during the year ended December 31, 2000.

     Sales increased 11.1% during 1999 over the corresponding period in 1998. This increase was primarily a result of sales growth of 6.5%, at constant exchange rates, and positive translation effects resulting from the strong U.S. dollar. The sales growth of 6.5% was a result of Delhaize America's new store openings and renovations of existing stores, as well as continued emphasis on category management and marketing initiatives. Delhaize America opened 100 new stores in 1999 and closed 31 existing stores, a net increase of 69 stores. During 1999, 145 existing stores were renovated to update equipment and properties, and in many locations to add selling area. Comparable store sales in the United States increased by 1.8% in 1999. Sales growth was negatively impacted by the conversion of 51 Food Lion stores in Florida to the banners Save 'n Pack and Kash n' Karry, the reduction of operating hours at 352 Food Lion stores and a change in the calculation of sales taxes at Delhaize America starting in May 1998. Beginning in May 1998, after receiving permission from all state departments of revenue, Delhaize America began collecting sales tax on the net sales price, taking into account the discounts granted through loyalty cards, rather than the full retail price. The related effect on sales for a prior year comparison was to reduce reported sales by approximately EUR 66.1 million in 1999 and EUR 114.4 million in 1998. This change did not affect the comparable store sales calculation or the net income of Delhaize America, as gross profit is the same under either method. The only difference was that under the new method the discount granted is reflected in sales as opposed to in cost of goods sold in the original method.

  BELGIUM

     Sales increased 6.4% during the year ended December 31, 2000 over the corresponding period in 1999. This increase was primarily due to the expansion of the sales network by 62 stores and a comparable store sales increase of 3.4%. All banners increased their number of stores and comparable store sales, with the strongest sales growth realized by the AD Delhaize and Superette banners. During the year ended December 31, 2000, wholesale sales of Delhaize Group to its affiliated stores represented 27.3% of the total sales of Delhaize Belgium as compared to 26.0% for the corresponding period in 1999.

     Sales increased 4.3% during the year ended December 31, 1999 over the corresponding period in 1998. This increase was due to the expansion of the sales network by 38 stores and comparable store sales growth of 1.9%.

  OTHER

     Sales increased 11.3% during the year ended December 31, 2000 over the corresponding period in 1999. This increase was primarily due to sales increases of 13.5% at Alfa-Beta (Greece), 6.6% at Delvita (Czech Republic and Slovakia) and 25.1% at Delhaize Group's Southeast Asia companies (Thailand, Indonesia and Singapore), at constant exchange rates. The May 2000 acquisition of Mega Image (Romania) added EUR 20.2 million in sales from the date of acquisition. These sales increases were primarily due to new store openings in all countries.

     Sales increased 30.1% for the year ended December 31, 1999 over the corresponding period in 1998. This increase was primarily due to sales increases of 14.9% at Alfa-Beta, 42.0% at Delvita and 290.5% at Delhaize Group's Southeast Asia companies, at constant exchange rates. The substantial sales growth at Delvita reflected the acquisition of 50 stores from Interkontakt in 1999, while sales at the Southeast Asia companies grew significantly in 1999 primarily due to the acquisition of 49% of Shop N Save in Singapore and six supermarkets in Thailand.

  GROSS PROFIT

     Gross profit, defined as sales less cost of goods sold, increased 27.7% for the year ended December 31, 2000 over the corresponding period in 1999. In addition to a positive translation effect resulting from the strong U.S. dollar, gross profit increased primarily due to the sales increases that resulted from acquiring
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and opening new stores, renovating existing stores and increasing gross margins.
Gross margin at Delhaize Group increased from 24.5% in the year ended December 31, 1999 to 24.6% in the comparable period in 2000 primarily as the result of the acquisition of Hannaford by Delhaize America and the increase of private label sales, effective category management and initiatives of margin blending at Delhaize Belgium. This increase was partially offset by increased price promotions, the cost of markdowns, a change in product mix and inventory shrinkage at Delhaize America.

     Gross profit increased 11.8% for the year ended December 31, 1999 over the corresponding period in 1998. This increase was primarily due to the increase of sales as a result of the expansion of the sales network, gross margin improvements at Delhaize America, Delhaize Belgium and P.G., and positive translation effects resulting from the strong U.S. dollar. Gross margin of Delhaize Group increased from 24.3% in 1998 to 24.5% in 1999, primarily due to gross margin improvement at Delhaize America from 25.3% in 1998 to 25.7% in 1999 due to management's continued focus on category management and initiatives designed to maximize product selection and merchandising through increased variety and promotional activity utilizing Delhaize Group's customer loyalty card programs. Gross margin improvements at Delhaize America and Delhaize Belgium were achieved in the higher margin categories of perishables, prepared meals and non-food items and positively affected by an increase in private label sales at Delhaize Belgium.

  OTHER OPERATING COSTS

     Other operating costs as a percentage of sales increased from 21.9% during the year ended December 31, 1999 to 22.8% in the corresponding period in 2000 due to increased selling, administrative and other operating expenses, increased salaries, social security and pension costs and increased depreciation and amortization. Salaries, social security and pension costs increased, as a percentage of sales, from 12.6% in 1999 to 12.8% in 2000 mainly due to the increased labor costs at Delhaize America resulting from low unemployment rates in its operating market, which were partially offset by cost discipline and government measures to reduce social security contributions by employers in Belgium. Depreciation and amortization increased from 2.3% of sales in the year ended December 31, 1999 to 2.8% of sales in the year ended December 31, 2000. Depreciation increased due to the construction of new stores, the increase in leasehold improvements and the purchase of new equipment. Amortization expense increased as a result of additional goodwill and intangible assets generated by the Hannaford acquisition and by the purchase of 2.9 million Delhaize America shares by Delhaize Group on the open market in the first half of 2000. Higher rent expenses and store closing charges resulted in an increase in selling, administrative and other operating expenses as a percentage of sales from 7.0% in the year ended December 31, 1999 to 7.2% in the comparable period in 2000. During the year ended December 31, 2000, rent costs of Delhaize Group as a percentage of sales increased compared to the same period in 1999 due to new leased stores and the expansion of existing stores, primarily at Delhaize America. During the year ended December 31, 2000, Delhaize Group recognized net store closing costs of EUR 29.5 million primarily related to 22 planned store closings in the normal course of business. During the year ended December 31, 1999, Delhaize Group recorded EUR 11.9 million in net store closing costs related to 16 planned store closings in the normal course of business. These net store closing costs primarily consisted of estimated post-closing lease liabilities, related other exit costs associated with the store closing commitments and asset impairment charges.

     Other operating costs as a percentage of sales were 21.9% during the year ended December 31, 1999 as compared to 21.6% in the corresponding period in 1998. The increase was due to higher selling, administrative and other operating expenses, and slightly higher salary costs. Selling, administrative and other operating expenses rose from 6.8% of sales in 1998 to 7.0% in 1999. In 1999, Delhaize America made decisions to close 16 stores in the normal course of business and recognized net store closing costs of EUR 11.9 million as compared to EUR 12.9 million recognized in 1998 to close 33 stores in the normal course of business. These net store closing costs primarily consisted of estimated post-closing lease liabilities and related other exit costs associated with the store closing commitments. Salaries, social security and pension costs rose as a percentage of sales from 12.5% in 1998 to 12.6% in 1999 due to low

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

unemployment rates in the United States, which in turn created higher turnover as well as wage and benefit increases. In 1999, depreciation and amortization remained stable at 2.3% of sales, notwithstanding leasehold improvements, equipment purchases for new stores and renovated stores, and open market purchases of 7.6 million shares of Delhaize America by Delhaize Group. In 1999, the increased amortization of the goodwill recorded in connection with the purchases of Delhaize America shares by Delhaize Group was offset by a change in Delhaize Group's accounting policy relating to goodwill amortization. Beginning in 1999, goodwill acquired in conjunction with business combinations in countries with mature economies such as the United States and France will be amortized over its useful life not to exceed forty years. Prior to 1999, all goodwill arising on consolidation was amortized over its useful life not to exceed twenty years. Had this accounting policy not been adopted, goodwill amortization expense would have been approximately EUR 7.6 million greater in 1999.

Store Closing Costs in the Normal Course of Business

     Delhaize Group continuously evaluates its store base and makes decisions about store openings and closings that are intended to be in the best interest of its shareholders. Store closings consist of relocations, where a new store is opened to replace an older store located in the same area, and closings of stores due to poor performance. Delhaize Group intends to close stores within a year after the decision to close is made. As most of the Delhaize Group's stores are located in leased facilities, a lease liability is recorded for the present value of the estimated remaining non-cancelable lease payments after the closing date, net of estimated subtenant income. In addition, Delhaize Group records a liability for expenditures to be incurred after the store closing which are contractually required under leases for site preservation during the period before lease termination or sale of the property. These other exit costs include estimated real estate taxes, common area maintenance, insurance and utility costs to be incurred after the store closes. The value of owned property and equipment related to a closed store is reduced to reflect recoverable values based on Delhaize Group's previous efforts to dispose of similar assets and current economic conditions. Any reductions in the recorded value of owned property and equipment for closed stores is reflected as an asset impairment charge. Delhaize Group discontinues depreciation on owned property and equipment for closed stores at the date of closing. Disposition efforts related to store leases and owned property begin immediately following the store closing.

     Significant cash outflows associated with closed stores relate to ongoing lease payments. Because closed store operating leases are classified consistently with capital leases, the principal portion of lease payments reduces the lease liability, while the interest portion of the lease payment is recorded as interest expense in the current period.

     Store closing costs relating to store closings in the normal course of business are charged to operating income as "Selling, administrative and other operating expenses." See the section below titled "Store Closing Costs" for further information.

  NET FINANCIAL EXPENSES

     Net financial expenses during the year ended December 31, 2000 increased by 111.4% compared to the year ended December 31, 1999 and represent, as a percentage of sales, 1.6% in 2000 compared to 1.0% in 1999. This significant increase is primarily due to the interest expense relating to the bridge financing used in connection with the Hannaford acquisition and interest expense due to borrowings incurred to purchase Delhaize America shares on the open market in 1999 and 2000.

     Net financial expenses increased by 19.8% in the year ended December 31, 1999 compared to the year ended December 31, 1998. This increase of net financial expenses was primarily due to additional interest costs on borrowings incurred during these periods to increase Delhaize Group's ownership interest in Delhaize America, acquisitions and the fact that Delhaize America realized interest income on a one-time gain in 1998 related to a tax refund received as a result of an agreement with the United States Internal Revenue Service regarding its examination of the tax years 1991-1994. Overall, in 1999, Delhaize

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

Group financed the purchase of 7.6 million shares of Delhaize America while Delhaize America repurchased 4.4 million of its own shares.

     The interest coverage ratio, defined as operating income divided by net interest expense, was 2.7, 5.1 and 5.2 for the years ended December 31, 2000, 1999 and 1998, respectively.

  NET EXCEPTIONAL INCOME (EXPENSES)

     Net exceptional expenses during the year ended December 31, 2000 were EUR
41.3 million compared to net exceptional income of EUR 2.6 million during the year ended December 31, 1999. The net exceptional expenses were primarily the result of EUR 41.8 million in merger costs related to the Hannaford acquisition and EUR 32.4 million in costs to close 15 Delhaize America stores, outside of the normal course of business. These costs were partially offset by a EUR 32.4 million gain on the disposal of Delhaize Group's investment in P.G.

     During the year ended December 31, 1999, net exceptional income of approximately EUR 2.6 million was primarily a result of a gain of EUR 17.7 million realized on sales of certain stores that were offset by losses incurred of EUR 15.0 million on the disposal of other stores primarily by Delhaize America. During the year ended December 31, 1998, net exceptional expenses of EUR 1.1 million were primarily a result of a gain of EUR 20.2 million realized on the sale of certain stores that were offset by losses of EUR 17.6 million on the sale of other stores and a distribution center in the Southwest United States by Delhaize America, as well as the closing of the Dial store chain in Belgium.

     Under Belgian GAAP, store closing costs related to store closings outside of the normal course of business (e.g., a specific market area, a Delhaize Group store banner) are charged to "exceptional expenses". See the section titled "Other Operating Costs" above for Delhaize Group's policy for recording store closing costs. See the section titled "Store Closing Costs" below for further information. Exceptional items under Belgian GAAP, as presented herein, do not qualify as extraordinary items under US GAAP.

  INCOME TAXES

     Delhaize Group's effective tax rate was 36.3%, 37.1% and 35.6% for the years ended December 31, 2000, 1999 and 1998, respectively. The effective tax rate decreased primarily as a result of a non-taxed gain realized on the disposal of the investment in P.G., partially offset by the non-deductible goodwill mainly related to the Hannaford acquisition.

     The effective tax rate in 1998 was reduced as a result of a tax refund of approximately EUR 6.5 million received by Delhaize America from the United States Internal Revenue Service, which is noted above.

  NET INCOME

     The following table sets forth, for the periods indicated, Delhaize Group's net income contribution by geographic region:

                                                                 YEAR ENDED DECEMBER 31,
                                                   ---------------------------------------------------
                                                       2000              1999               1998
                                                   -------------   ----------------   ----------------
                                                    EUR      %       EUR        %       EUR        %
                                                   -----   -----   --------   -----   --------   -----
                                                            (IN MILLIONS, EXCEPT PERCENTAGES)
United States....................................   88.5    55.1      135.0    79.5      113.8    76.4
Belgium..........................................   41.8    26.0       32.3    19.0       32.0    21.5
Other............................................   30.4    18.9        2.6     1.5        3.2     2.1
                                                   -----   -----   --------   -----   --------   -----
          Total..................................  160.7   100.0      169.9   100.0      149.0   100.0
                                                   =====   =====   ========   =====   ========   =====

     In the year ended December 31, 2000, the contribution of the United States operations as a percentage of Delhaize Group net income decreased to 55.1% as compared to 79.5% in the year ended December 31, 1999. This decrease was primarily a result of increased amortization and depreciation, interest expense and merger related costs, all associated with the Hannaford acquisition, decreased gross margin and increased store closings at Delhaize America. These factors were partially offset by a slight increase of the average ownership interest of Delhaize Group in Delhaize America and the positive translation effects of a strong U.S. dollar.

     In the year ended December 31, 1999, the contribution of the United States operations as a percentage of Delhaize Group net income was 79.5% compared to 76.4% in the year ended December 31, 1998. This increase was primarily due to an increase of the gross margin at Delhaize America, an increase in the ownership interest of Delhaize Group in Delhaize America and the strong U.S. dollar.

     In the year ended December 31, 2000, the contribution of Belgian operations as a percentage of Delhaize Group net income increased to 26.0% as compared to 19.0% in the year ended December 31, 1999. This increase was primarily a result of gross margin improvements and cost control and the decrease of the net income realized by subsidiaries in the United States.

     In the year ended December 31, 1999, the contribution of the Belgian operations as a percentage of Delhaize Group net income was 19.0% compared to 21.5% in the year ended December 31, 1998. This decrease was primarily due to an increase in the ownership interest of Delhaize Group in Delhaize America and the strong U.S. dollar.

     In the year ended December 31, 2000, the contribution of the operations of Delhaize Group outside the United States and Belgium as a percentage of Delhaize Group net income increased to 18.9% as compared to 1.5% in the year ended December 31, 1999. This increase was primarily a result of the EUR 32.4 million gain on the disposal of the investment in P.G.

     In the year ended December 31, 1999, the contribution of the operations of Delhaize Group outside the United States and Belgium as a percentage of Delhaize Group net income was 1.5% compared to 2.1% in the year ended December 31, 1998.

  STORE CLOSING COSTS

     Under Belgian GAAP, store closing costs related to store closings in the normal course of business (i.e., on a store-by-store basis) are charged to operating income as "selling, administrative and other operating expenses" and store closing costs related to store closings outside of the normal course of business (e.g., a specific market area, a Delhaize Group store banner) are charged to "exceptional expenses."

     Delhaize Group's store closings in 2000, 1999 and 1998 primarily relate to Delhaize America store closings. Delhaize America closed 187, 156 and 131 store and planned to close 14, 7 and 26 stores at December 31, 2000, 1999 and 1998, respectively. The following information represents Delhaize America's store closings in the normal course of business and those outside of the normal course of business.

     Delhaize America had store closing liabilities of EUR 199.0 million, EUR
106.3 million and EUR 96.9 million at December 31, 2000, 1999 and 1998. The balance at December 31, 2000 of EUR 199.0 million consisted of lease obligations and other exit costs of EUR 163.6 million and EUR 35.4 million, respectively. The balance at December 31, 1999 of EUR 106.3 million consisted of lease obligations and other exit costs of EUR 96.5 million and EUR 9.8 million, respectively. The balance at December 31, 1998 of EUR 96.9 million consisted of lease obligations and other exit costs of EUR 87.4 million and EUR 9.5 million, respectively.

     Delhaize America provided for closed store liabilities relating to the estimated post-closing lease obligations and related other exit costs (which include estimated real estate taxes, common area maintenance and other costs contractually required to be paid in connection with the lease obligations) associated with the store closing commitments. Adjustments to closed store liabilities and other exit costs primarily relate to changes in subtenants, changes in actual store closing dates that differ from planned store closing dates and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that current estimates are consistent with amounts recorded in the financial statements.

     Delhaize America uses a discount rate based on the current treasury note rates to calculate the present value of the remaining rent payments on closed stores.

     During fiscal 2000, Delhaize America recorded additions to closed store liabilities of EUR 64.8 million related to 26 store properties acquired, or for which the lease was assumed, in the Hannaford acquisition. All but one of the 26 stores included in the reserve had been closed prior to the acquisition date. The remaining activities associated with closing and exiting these stores are to maintain the store under the leasehold requirements, to dispose of any owned property and equipment and to settle the remaining lease obligations. The acquired Hannaford liabilities for closed stores include EUR 43.2 million related to the present value of future unrecoverable lease liabilities with remaining non-cancelable terms ranging from 3 to 22 years. Other exit costs accrued are approximately EUR 21.6 million for activities that are directly related to the remaining lease obligations, that comprised EUR 11.2 million for real estate taxes, EUR 8.6 million for property maintenance and utilities and EUR 1.8 million for property insurance. Accrued other exit costs are paid over the remaining lease term. A non-cash reduction in the amount of approximately EUR 4.0 million was made prior to December 31, 2000, with a corresponding reduction in goodwill, principally related to a lease liability that was canceled.

     See Note 20 to the consolidated financial statements for further information on store closing costs.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, Delhaize Group's principal source of liquidity is cash generated from operations. Recently, debt has become an important tool in the funding policy of Delhaize Group because of its significant growth. Cash flow from operations is reinvested each year in new stores, store remodeling and store expansions, as well as in store efficiency-improving measures and retailing innovations. Cash flow from operations has also been used historically to service outstanding debt and for the payment of dividends.

  OPERATING ACTIVITIES

     Cash provided by operating activities was EUR 670.5 million, EUR 621.7 million and EUR 607.7 million during the years ended December 31, 2000, 1999 and 1998, respectively. The net increase in 2000 over 1999 was primarily due to additional earnings before non-cash charges in 2000 and a decrease in working capital requirements. The net increase in cash provided by operating activities 1999 over 1998 was primarily due to additional earnings in 1999 partially offset by an increase in working capital requirements.

  INVESTING ACTIVITIES

     Cash used in investing activities increased to EUR 3,330.4 million during the year ended December 31, 2000 compared with EUR 758.6 million for the year ended December 31, 1999 and EUR 347.8 million for the year ended December 31, 1998. The net increase in cash used in investing activities in 2000 compared to 1999 was primarily due to the Hannaford acquisition and other acquisition activity. Delhaize Group used approximately EUR 2,862 million, net of cash acquired, for the Hannaford acquisition and used EUR 56 million in connection with the purchase of 2.9 million Delhaize America shares on the open market. The net increase in cash used in investing activities in 1999 over 1998 was primarily due to higher acquisition activity. In 1999, Delhaize Group spent EUR 204 million in connection with the purchase of 7.6 million Delhaize America shares on the open market. The increase was also due to the acquisition of 49% of Shop N Save and the purchase of the remaining 11.5% of Delvita shares outstanding. During 1999, Delhaize Group added a total of 108 stores to its sales network through acquisitions.

     Capital expenditures were EUR 544.7 million for the year ended December 31, 2000 compared with EUR 524.7 million for the year ended December 31, 1999 and EUR 450.8 million for the year ended

December 31, 1998. During 2000, Delhaize Group added 152 new stores to its sales network through store openings and added 127 stores through its acquisitions. Delhaize America renovated, and in most cases also enlarged, 173 existing stores. During 1999, Delhaize Group added a total of 110 stores to its sales network through store openings, while Delhaize America renovated 145 existing stores. In 2000, total selling area (including acquisitions) of Delhaize Group increased 16.1% from 4.2 million square meters (44.8 million square feet) at the end of 1999 to 4.8 million square meters (52.1 million square feet) at the end of 2000. The following shows the breakdown of capital expenditures by geographic area in 2000, 1999 and 1998.

                    CAPITAL EXPENDITURES BY GEOGRAPHIC AREA

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2000     1999     1998
                                                              ------   ------   ------
                                                                  (ALL AMOUNTS ARE
                                                                    EXPRESSED IN
                                                                  MILLIONS OF EUR)
United States...............................................  435.1    376.5    323.4
Belgium.....................................................   73.5     86.4     54.0
Other.......................................................   36.1     61.8     73.4
                                                              -----    -----    -----
          Total.............................................  544.7    524.7    450.8
                                                              =====    =====    =====

  Business Acquisitions

     The growth strategy of Delhaize Group includes selective acquisitions. Historically, Delhaize Group has focused on two types of acquisitions: smaller acquisitions to enter a new market and acquisitions to reinforce its existing presence by increasing the density of its sales network. Since 1997, Delhaize Group has entered new markets through acquisitions in Romania, Singapore, Thailand and Indonesia.

     On July 31, 2000, Delhaize America completed its acquisition of Hannaford. The total consideration of approximately EUR 3.7 billion consisted of approximately EUR 3.0 billion in cash and approximately 25.6 million shares of Delhaize America Class A common stock valued at approximately EUR 714.0 million. Delhaize America utilized a EUR 2.7 billion (USD 2.5 billion) 364-day term loan facility and an existing revolving credit facility to fund the acquisition of Hannaford. To obtain approval of the Hannaford transaction, an agreement was reached with the United States Federal Trade Commission under which 38 of Hannaford's stores in the Southeast United States were sold. Additionally, Hannaford closed its 13 other stores in the Southeast United States. After these divestitures and closings, Hannaford operated 106 stores, exclusively in the Northeast United States. These store operations are expected to contribute approximately EUR 3.2 billion in sales to the consolidated results of Delhaize Group on an annual basis.

     In May 2000, Delhaize Group acquired 51% of Mega Image, which management believes is the largest supermarket chain in Romania based on net sales. The acquisition price was financed through available cash and debt. Mega Image reported sales of EUR 20.2 million in 2000 since the date of acquisition.

     In May 1999, Bel-Thai Supermarkets acquired five supermarkets and one franchised store from the Charoen Pokphand Group in Thailand. Additionally, Delhaize Group reached an agreement to purchase the ownership interest of the Mall Group and the Saha Group in Bel-Thai Supermarkets. In January 2000, Delhaize America acquired 51% of Bel-Thai Supermarkets, with Delhaize Group holding the remaining 49%. As a result, Delhaize Group now effectively owns approximately 72% of Bel-Thai Supermarkets. These acquisitions were financed through available cash and debt.

     In 1999, Delvita purchased 50 Interkontakt stores, of which 39 stores were located in the Czech Republic and 11 in Slovakia. Additionally, in March 1999, Delhaize Group purchased the remaining 11.5% of the outstanding shares of Delvita. Both acquisitions were financed by available cash and debt.

     In January 1999, Delhaize Group and QAF reached an agreement by which Delhaize Group acquired a 49% ownership interest in the Singaporean supermarket chain Shop N Save for a total amount of EUR 12.0 million, financed through available cash and debt.

  FINANCING ACTIVITIES

     Cash provided by financing activities was EUR 2,515.6 million during the year ended December 31, 2000, compared to cash provided by financing activities of EUR 256.9 million in 1999 and cash used in financing activities of EUR 182.7 million in 1998. Cash provided by financing activities increased in 2000 primarily as a result of EUR 2.9 billion in short-term borrowings for the Hannaford acquisition by Delhaize America including approximately EUR 50 million of fees paid in connection with the financing. This increase was partially offset by additional repayments of short-term loans of approximately EUR 390 million, the suspension of Delhaize America's share repurchase program in 2000 (approximately EUR 134 million in 1999) and the decrease in cash provided by long-term borrowings of approximately EUR 140 million, which mostly related to Delhaize Belgium's 1999 Eurobond issuance.

     The net increase in cash provided by financing activities in 1999 over 1998 was primarily due to proceeds in 1999 from short-term borrowings and Delhaize Belgium's issuance of EUR 150 million Eurobond notes. This increase was partially offset by a comparatively larger amount of cash used in 1999 than in 1998 to purchase stock of Delhaize America through Delhaize America's stock repurchase program and repayments of principal on debt. During the third quarter of 1999, Delhaize America suspended the share repurchase program as a result of the announced agreement to acquire Hannaford.

Long-term Borrowings

     In connection with the acquisition of Hannaford in July 2000, Delhaize Group assumed notes of approximately EUR 124 million and mortgages of approximately EUR 58 million.

     On May 17, 1999, Delhaize Group issued bonds having an aggregate principal amount of EUR 150 million for net proceeds of approximately EUR 148 million (the "1999 Eurobonds"). The 1999 Eurobonds mature in 2009 and bear interest at 4.625%, payable annually in arrears on May 18 of each year. The discount upon issuance is being amortized over the life of the bond. The 1999 Eurobonds are subject to redemption in whole, at the principal amount, together with accrued interest, at the option of Delhaize Group at any time in the event of certain changes affecting taxes in Belgium.

     In 1999, Delhaize Group updated its then existing treasury notes program with a new multi-currency treasury notes program. Under this treasury notes program, Delhaize Group may issue both short-term notes (e.g., commercial paper) and medium-term notes in amounts up to EUR 500 million, or the equivalent of such amount in other eligible currencies (collectively, the "Treasury Program"). Approximately EUR 12.4 million and EUR 37.2 million in medium-term notes were outstanding at December 31, 2000 and 1999, respectively, under the Treasury Program.

     On February 15, 2001, Delhaize Group issued bonds having an aggregate principal amount of EUR 150 million for net proceeds of approximately EUR 149.5 million (the "2001 Eurobonds"). The 2001 Eurobonds mature in 2006 and bear interest at 5.50%, payable annually in arrears on February 15 of each year. The discount upon issuance is to be amortized over the life of the bond. The 2001 Eurobonds are subject to redemption in whole, at the principal amount, together with accrued interest, at the option of Delhaize Group at any time in the event of certain changes affecting taxes in the Netherlands.

SHORT-TERM BORROWINGS

     In 2000, in connection with the acquisition of Hannaford, Delhaize America obtained a 364-day short-term loan facility that provided approximately EUR 2.7 billion. At December 31, 2000, Delhaize America had approximately EUR 2.6 billion in outstanding borrowings against this short-term loan facility. During 2000, Delhaize Group had average borrowings of EUR 1.1 billion at a daily weighted average interest rate of 8.07% on this short-term loan facility. Delhaize America paid fees for this short-term loan

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

facility of EUR 31.7 million which are being amortized to expense over the expected outstanding term. Delhaize America refinanced this term loan through a long-term bond offering in 2001. See the "Recent Events" Section below.

     Delhaize America maintains two revolving credit facilities with a syndicate of commercial banks providing EUR 1.1 billion in committed lines of credit, of which approximately EUR 550 million will expire in November 2001 and approximately EUR 550 million will expire in July 2005. As of December 31, 2000, Delhaize America had EUR 306.3 million in outstanding borrowings. During 2000, Delhaize America had average borrowings of approximately EUR 206.9 million at a daily weighted average interest rate of 7.95%. There were borrowings of EUR
204.1 million outstanding at December 31, 1999.

     Delhaize Group had approximately EUR 286.0 million and EUR 378.3 million outstanding at December 31, 2000 and 1999, respectively, in less than one-year borrowings (the "Short-term Credit Institution Borrowings"). The approximate weighted average rates of interest for the Short-term Credit Institution Borrowings were 6.18% and 5.30% during 2000 and 1999, respectively.

     Delhaize Group also has short and medium-term borrowings available through financial institutions (collectively, the "Credit Institution Borrowings"), that generally bear interest at the inter-bank offering rate of the originating country plus a margin, or at the market rate plus a margin upon withdrawal. Total amounts authorized under the Credit Institution Borrowings were approximately EUR 0.6 billion at December 31, 2000 and 1999. Delhaize Group has guaranteed EUR 19.6 million and EUR 13.7 million of the total amounts outstanding under the Credit Institution Borrowings at December 31, 2000 and 1999, respectively. The Credit Institution Borrowings require maintenance of various financial and non-financial covenants. At December 31, 2000 and 1999, Delhaize Group was in compliance with all such covenants.

     Delhaize Group had approximately EUR 160.8 million and EUR 25.0 million in short-term notes outstanding under the Treasury Program at December 31, 2000 and 1999, respectively.

FACTORS AFFECTING FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     FINANCIAL RISK MANAGEMENT. Delhaize Group has, as a global market participant, exposure to different kinds of market risk. The major exposures are foreign currency exchange rate and interest rate risks. The continuously evolving financial and business environment represents a challenge to the treasury function.

     Delhaize Group aims to optimize internal cash flows in order to minimize the number of external transactions. Net exposure is subsequently managed in the financial markets.

     Delhaize Group's treasury department works together with the operating units to determine the best hedging strategy for the respective units. Delhaize Group does not speculate with derivatives. Delhaize Group's treasury department uses limited foreign exchange forward contracts, interest rate swaps and currency swaps.

     FOREIGN EXCHANGE RISK. Because a substantial portion of Delhaize Group's assets, liabilities and operating results are denominated in U.S. dollars, it is exposed to fluctuations in the value of the U.S. dollar against the euro. Delhaize Group does not hedge this U.S. dollar translation exposure. In 2000, a variation of 1 cent in the exchange rate of the euro would have caused net income to vary by 0.6%. Net income in 2000 would have decreased over that of 1999 by 11.3%, at constant exchange rates, rather than 5.4%.

     Delhaize Group finances the operations of its subsidiaries primarily through borrowings in its subsidiaries' local currencies. Substantially all of Delhaize Group's borrowings are denominated in U.S. dollar or euro-zone currencies. Delhaize Group's only significant foreign currency transaction exposure as a result of its borrowings is due to U.S. dollar denominated debt at one of its Belgian entities which has a euro-zone functional currency. These borrowings were used to acquire non-monetary assets in the United States. At December 31, 2000, this subsidiary had approximately EUR 112.3 million of U.S. dollar borrowings outstanding. Under Belgian GAAP, foreign currency transaction gains and losses are deferred until the related benefits are provided from the non-monetary assets acquired with the borrowing proceeds. Under US GAAP, realized and unrealized foreign currency transaction gains and losses are recognized in income. A variation of 1 cent in the exchange rate of the euro would have caused Delhaize Group's net earnings to vary by approximately EUR 1 million in 2000.

     Delhaize Group's financial risk management policy for non-U.S. dollar denominated assets is to match the currency distribution of its borrowings to the denomination of its assets and of its receivables to the denomination of its equity funding. As a result, fluctuations in its balance sheet ratios resulting from changes in exchange rates are generally limited. Dividends and borrowings are the only significant components of cash flow in Delhaize Group that are influenced by variations in exchange rates.

     INTEREST RATE RISK. Delhaize Group manages its debt and overall financing strategies using a combination of short, medium and long-term debt. Delhaize Group's long-term borrowings at December 31, 2000 are at fixed interest rates. Delhaize Group finances its daily working capital requirements, when necessary, through the use of its various committed and uncommitted lines of credit. These short and medium-term borrowing arrangements generally bear interest at the inter-bank offering rate of the originating country plus a margin, or at the market rate plus a margin at the borrowing date. A one-point variation in interest rates would not materially affect interest expense of Delhaize Group in 2000.

     Delhaize America also entered into agreements to hedge against a potential increase in interest rates prior to the planned long-term bond offering noted above. The agreements are structured to hedge against the risk of increasing market interest rates based on U.S. treasury rates, with the specified rates based on the expected maturities of the planned debt issue. The notional amount of the agreements totals USD 1.75 billion, or approximately EUR 1.9 billion. Delhaize America believes the issuance of the debt is probable, and the contractual interest rates in the agreements are highly correlated with the expected interest rates to be incurred on the debt. The agreements will be settled upon issuance of the debt.

     In October 2000, Delhaize America entered into related agreements to limit the amount of any unrealized loss associated with future interest rate reduction. Delhaize America paid approximately USD 19.8 million, or approximately EUR 21.3 million, as consideration for these agreements which is being amortized to expense over the period of the contract through March 2001. These agreements have been extended through April 26, 2001.

     Upon settlement of the agreements, the realized gain or loss to be paid or received by Delhaize America will be amortized as interest expense over the life of the underlying debt.

     The fair value of these off-balance sheet interest rate hedging agreements is estimated using the present value of the difference between the contracted rates and the applicable forward rates. At December 31, 2000, the net unrealized loss to such agreements was approximately USD 197.6 million, or approximately EUR 212.4 million, before taxes. The loss as of April 9, 2001 was approximately USD 214.1 million, or approximately EUR 230.1 million.

     Delhaize America is subject to risk of nonperformance by the counterparties to these agreements. Delhaize America regularly monitors the creditworthiness of the counterparties and does not anticipate nonperformance by the counterparties, who are major United States financial institutions.

     HEDGING. The policy of Delhaize Group is to hedge only interest rate or foreign exchange transaction exposure that is clearly identifiable and, in principle, not to hedge foreign exchange translation exposure. Delhaize Belgium has hedged foreign exchange transaction risk on inter-company receivables denominated in currencies other than the euro. Delhaize Belgium has treated its U.S. dollar borrowings to finance purchases of Delhaize America shares on the open market, as an economic hedge.

     SELF-INSURANCE RISK. Delhaize America is self-insured for workers' compensation, general liability, and vehicle accident claims up to USD 500,000, including defense costs, per occurrence. The self-insurance liability is determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. Delhaize America is insured for covered costs, including defense costs, in excess of the retained limits. Delhaize Belgium is partially self-insured for doubtful debtors, loss of products due to contamination, loss of revenue due to work stoppages, and similar insurable risks.

     FOREIGN INVESTMENT RISKS. In addition to its significant operations in the United States and Belgium, Delhaize Group continues to expand its operations and other investments in a number of other countries. Foreign operations and investments are subject to the risks normally associated with conducting business in foreign countries such as:

     - labor disputes;

     - uncertain political and economic environments;

     - risks of war and civil disturbances;

     - risks associated with the movement of funds;

     - deprivation of contract rights;

     - loss of property by nationalization or expropriation without fair compensation;

     - risks relating to changes in laws or policies of particular countries such as foreign taxation;

     - risks associated with obtaining necessary governmental permits, limitations on ownership and on repatriation of earnings; and

     - foreign currency exchange rate fluctuations.

     There can be no assurance that these problems or other problems relating to foreign operations will not be encountered by Delhaize Group in the future. Foreign operations and investments may also be adversely affected by laws and policies of the United States, Belgium and the other countries in which Delhaize Group operates governing foreign trade, investment and taxation.

     INFLATION AND CHANGING PRICES. Labor and inventory, the primary operating costs of Delhaize Group, increase with inflation and, where possible, are recovered through operating efficiencies and gross margin improvements.

     During the year ended December 30, 2000, Delhaize America experienced a slight food deflation rate of 0.4%, compared with 0.6% inflation during the year ended January 1, 2000. During the year ended December 31, 2000, food prices in Belgium increased by 0.9%, compared with an inflation rate of 0.2% during the year ended December 31, 1999. As in prior years, Delhaize Group experienced an increase in its labor costs during the year which was partially offset by increased productivity.

     Although there is the risk that inflation in Southeast Asia and in certain European countries in which Delhaize Group operates could have a material effect on Delhaize Group's results, such inflation has not had a material effect on sales or results of operations in these regions to date.

     EURO CONVERSION. On January 1, 1999, all the member countries of the European Union (other than the United Kingdom, Sweden, Denmark and Greece) established the EMU, which utilizes a single currency known as the euro. Until January 1, 2002, there is a transfer period where each EMU member country will operate with two currencies, the euro and its local currency, but with no euro currency in circulation. Greece joined the EMU as of January 1, 2001.

     The introduction of the euro has and will have a significant effect on Delhaize Group's Belgian operations and the financial systems of Delhaize Group. The effect of the euro can be separated into two main effects -- business-to-business conversion and business-to-consumer conversion.

     The largest concern associated with the euro conversion is consistent pricing of products in Belgium. Due to differences in distribution structures and competitive pressure, the introduction of the euro is not expected to immediately lead to equivalent prices for the same consumer products in all member countries. However, the price differences between the member countries are expected to diminish over time.

     Several issues have been identified and action plans have been developed and put into practice to address these issues. Since January 2, 1999, customers in Belgium have had the choice of paying by check, credit card or debit card in euros or Belgian francs. In addition, price labels on the shelves are in euros and Belgian francs and, since the beginning of 1999, Delhaize Group has accepted invoices from its suppliers in euros.

     During 2000, the conversion of the accounting systems to the euro, the setting up of budgets and the operation of the purchasing department in dual currencies were completed. Amounts reported for all periods presented have been restated from Belgian francs to euros using the fixed exchange rate as of January 1, 1999 of EUR 1 = BEF 40.3399. The other management systems will follow during the course of 2001.

     On January 1, 2002, the cash registers will be modified to accept both euro and Belgian notes and coins. In all EMU countries, there is a movement to shorten the dual currency period (which is the period during which the legacy currency and the euro notes and coins will coincide). In Belgium, a dual currency period of a maximum of 2 months is foreseen.

     The anticipated cost of the introduction of the euro is expected to approximate EUR 1.2 million per year through 2002. Delhaize Group has incurred EUR 3.2 million of expense in connection with the introduction of the euro in 1998 through 2000. These costs are expensed as incurred. Two-thirds of the costs will be spent on modifying the information technology systems, and one-third on staff training, customer information and miscellaneous additional operating costs. These projected costs are based on the best estimates of Delhaize Group, which were derived using a number of assumptions as to future events, including the continued availability of certain resources. However, actual results could differ materially from those anticipated.

RECENT EVENTS AND OUTLOOK

  RECENT EVENTS

     Delhaize Group acquired Trofo, a Greek food retailer, for the price of EUR
66.9 million in January 2001 and accounted for this acquisition using the purchase method of accounting under both Belgian and US GAAP. Trofo operates 45 supermarkets and 12 discount warehouse stores, and has franchise agreements with 40 additional supermarkets.

     As mentioned earlier, Delhaize America refinanced the USD 2.5 billion term loan facility used to fund the acquisition of Hannaford. In April 2001, Delhaize America issued USD 600,000,000 7.375% Notes due 2006, USD 1,100,000,000 8.125%
Notes due 2011 and USD 900,000,000 9.000% Debentures due 2031. These notes and debentures are general unsecured obligations of Delhaize America. Delhaize Group and Delhaize America have explored the advisability of cross-guaranteeing each other's indebtedness for borrowed money and other financial indebtedness and believe that there may be operational and financial benefits to such an arrangement. While Delhaize Group and Delhaize America would not implement any cross-guarantees until at least six months after the completion of the share exchange, Delhaize Group and Delhaize America may implement the cross-guarantees thereafter.

     In mid-February 2001, Delhaize Group, through its wholly-owned subsidiary Delhaize The Lion Nederland, B.V., issued EUR 150 million in Eurobonds, which were guaranteed by Delhaize Group and will be due in mid-February 2006. These Eurobonds are listed on the Luxembourg Stock Exchange.

  OUTLOOK

     In 2001, Delhaize Group expects to increase its sales network by a net amount of 203 stores to a total of 2,513 outlets. In 2001, Delhaize Group's expected capital expenditures for operations will be approximately EUR 620 million.

     For 2001, Delhaize America announced a capital expenditure program of approximately EUR 478 million (USD 450 million), with the objective of increasing its total selling area by 4% to 5% by opening approximately 37 stores, net of relocation, and renovating over 200 store locations. Delhaize America believes that its capital expenditures program is sufficient to maintain its market share position and prudent in light of its commitment to pay down its debt.

     In 2001, Delhaize Belgium plans to add 24 AD Delhaize, Superette Delhaize/Proxy Delhaize, Delhaize 2 or Delhaize City stores to its sales network, 16 Shop 'n Go stores, 15 Di stores and 17 Tom & Co stores. For 2001, Delhaize Group announced a capital expenditure program of approximately EUR 81 million for its Belgian operations.

     In 2001, Delhaize Group also intends to add four supermarkets in the Czech Republic and five supermarkets in Slovakia, and plans to add 11 supermarkets in Thailand and 10 in Indonesia. In Singapore, seven new stores will be opened, and in Romania two new stores will be opened. In 2001, Alfa-Beta intends to focus on the integration of Trofo.

     Delhaize America is developing initiatives to pursue strategies to enhance its gross margins and profitability in future quarters. These opportunities include enhancing the merchandise offering, pursuing reduction in inventory shrinkage, procurement opportunities and refining its retail pricing and promotional strategies. The expected recovery of gross margin and profitability of Delhaize America will be supported by the further integration of Hannaford. Delhaize America expects first-year synergies of approximately EUR 43 million (USD 40 million) and EUR 81 million (USD 75 million) of synergies on an annual basis in its third year of combined operating results. Immediate benefits will be realized from synergies in private label programs and the sharing of best practices in shrinkage reduction, procurement, risk management, administrative functions and information technology. Over the long-term, this acquisition will provide Delhaize America with improved purchasing power, greater efficiencies and enhanced growth opportunities.

     Delhaize Group has been authorized by its shareholders at the December 15, 2000 extraordinary general meeting to repurchase some of its shares in the open market.

                                 DELHAIZE GROUP

                         UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

     [The following is an excerpt from post-effective amendment no. 1 to the Delhaize Group registration statement on Form F-4.]

     The following unaudited pro forma condensed consolidated financial statements have been prepared in conformity with Belgian GAAP and are based on the historical consolidated financial information of Delhaize Group, combined with historical consolidated financial information of Hannaford, and adjusted for the expected accounting for the share exchange. On July 31, 2000, Delhaize America completed its acquisition of Hannaford for a total consideration of approximately EUR 3.7 billion. Hannaford is a wholly-owned subsidiary of Delhaize America. In connection with the share exchange, each share of Delhaize America common stock not already owned directly or indirectly by Delhaize Group will be exchanged for 0.40 Delhaize Group American Depositary Receipts, or ADRs or, at the option of a Delhaize America shareholder, 0.40 Delhaize Group ordinary shares.

     The unaudited pro forma condensed consolidated balance sheet has been prepared as if the share exchange had occurred on December 31, 2000. As Delhaize America's acquisition of Hannaford was completed on July 31, 2000, the unaudited pro forma condensed consolidated balance sheet does not include the effects of this acquisition as it is reflected in Delhaize Group's historical financial position as of December 31, 2000. See Note 2 to the consolidated financial statements of Delhaize Group for further information relating to Delhaize America's acquisition of Hannaford.

     The unaudited pro forma condensed consolidated statement of income has been prepared as if Delhaize America's acquisition of Hannaford and the share exchange had occurred on January 1, 2000.

     The unaudited pro forma condensed consolidated financial statements under Belgian GAAP have been reconciled to US GAAP.

HISTORICAL FINANCIAL INFORMATION

     The historical financial information of Delhaize Group has been derived from the consolidated financial statements as of and for the year ended December 31, 2000, which are included elsewhere in this document. These unaudited pro forma condensed consolidated financial statements should be read in conjunction with those historical consolidated financial statements, including the related notes.

ADJUSTMENTS

     As stated above, the historical consolidated financial information of Delhaize Group has been adjusted in arriving at the unaudited condensed consolidated pro forma consolidated balance sheet to reflect the expected accounting for the share exchange. The unaudited condensed consolidated pro forma statement of income reflects the expected accounting for the share exchange and the acquisition by Delhaize America of Hannaford. Adjustments relating to the acquisition of Hannaford reflect (1) the disposition of Hannaford's stores in the Southeastern United States in connection with the acquisition and (2) the sale by Hannaford of a majority interest in an internet-based grocery retail business.

     Further adjustments have been made to the unaudited pro forma condensed consolidated financial statements under Belgian GAAP in arriving at the unaudited pro forma condensed consolidated financial statements under US GAAP. Such adjustments reflect the differences between Belgian GAAP and US GAAP described in the notes to the consolidated financial statements of Delhaize Group, which are included elsewhere in this document.

     The unaudited pro forma condensed consolidated financial statements give effect to the share exchange by applying the purchase method of accounting under Belgian GAAP and US GAAP. The allocation of the acquisition consideration to the fair values of the assets acquired and liabilities assumed in the share exchange with Delhaize America remains subject to final determination and, accordingly, the amounts reflected herein may differ from the amounts that would have been determined if the final fair value allocations were known.

     The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial position that would have resulted if the acquisitions and transactions had actually occurred at the beginning of the specified period. Additionally, they are not necessarily indicative of future consolidated results of operations or financial position of Delhaize Group.

                                 DELHAIZE GROUP

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 2000

                                                                      PRO FORMA
                                       DELHAIZE       PRO FORMA       DELHAIZE
                                        GROUP        ADJUSTMENTS        GROUP                         PRO FORMA
                                       (BELGIAN     FOR THE SHARE     (BELGIAN        US GAAP       DELHAIZE GROUP
                                        GAAP)         EXCHANGE          GAAP)       ADJUSTMENTS       (US GAAP)
                                      ----------   ---------------   -----------   -------------   ----------------
                                        (ALL AMOUNTS ARE EXPRESSED IN MILLIONS OF EUR, EXCEPT SHARES OUTSTANDING)
Long-term assets:
  Intangible assets.................       615              --             615            --               615
  Goodwill arising on
     consolidation..................     3,050             731(a)        3,781           135(b)          3,801
                                                                                        (115)(c)
  Tangible fixed assets.............     3,792              --           3,792           (34)(b)         3,758
  Other.............................        30              --              30            10(b)             40
                                        ------          ------          ------          ----            ------
          Total long-term assets....     7,487             731           8,218            (4)            8,214
Cash................................       240              --             240            (5)(b)           235
Other assets........................     2,671              --           2,671           (16)(b)         2,655
          Total assets..............    10,398             731          11,129           (25)           11,104
                                        ======          ======          ======          ====            ======
Capital.............................        26              20(a)           46            --                46
Additional paid-in capital..........        26           2,181(a)        2,207          (115)(c)         2,092
Revaluation reserves................        18              --              18           (18)(b)            --
Retained earnings...................     1,168              --           1,168           214(b)          1,382
Cumulative translation adjustments
  and other.........................       126              --             126            14(b)            140
                                        ------          ------          ------          ----            ------
          Total shareholders'
            equity..................     1,364           2,201           3,565            95             3,660
Minority interests..................     1,510          (1,470)(a)          40            (9)(b)            31
Provisions for liabilities and
  deferred taxation.................       579              --             579            19(b)            598
Long-term liabilities:
  Long-term borrowings..............       690              --             690            --               690
  Capitalized lease commitments.....       649              --             649            22(b)            671
  Other.............................        11              --              11            --                11
                                        ------          ------          ------          ----            ------
          Total long-term
            liabilities.............     1,350              --           1,350            22             1,372
Short-term obligations..............     5,595              --           5,595          (152)(b)         5,443
          Total liabilities.........     7,524              --           7,524          (111)            7,413
                                        ------          ------          ------          ----            ------
          Total shareholders'
            equity, minority
            interests and
            liabilities.............    10,398             731          11,129           (25)           11,104
                                        ======          ======          ======          ====            ======
Shares outstanding (in millions)....      52.0            39.9(a)         91.9                            91.9

     See notes to unaudited pro forma condensed consolidated balance sheet

                                 DELHAIZE GROUP

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                           CONSOLIDATED BALANCE SHEET

     The unaudited pro forma condensed consolidated balance sheet reflects the effects of the share exchange described in the introduction to the unaudited pro forma condensed consolidated financial statements had such transaction occurred on December 31, 2000, and include the following explanations:

          (a) The public shareholders of the Delhaize America Class A and Class B common stock will receive 0.40 Delhaize Group American Depositary Receipts, or, at the option of a Delhaize America shareholder, 0.40 Delhaize Group ordinary shares for each Delhaize America share of common stock that they own. Delhaize Group will record the effect of the share exchange by applying the purchase method of accounting under both Belgian GAAP and US GAAP. Under US GAAP, the valuation of the Delhaize Group ordinary shares to be issued in the share exchange is based upon the average market price of Delhaize Group ordinary shares three days before and three days after the date the share exchange agreement was signed and announced on November 16, 2000. Under Belgian GAAP, the valuation of the Delhaize Group ordinary shares to be issued in the share exchange is based upon the market price of Delhaize Group ordinary shares on the day the share exchange agreement becomes effective. As a result, this difference in determining the market valuation of Delhaize Group ordinary shares will create a difference in the purchase price for the minority interests of Delhaize America accounted for under US GAAP and Belgian GAAP. This difference will have an effect on the amount of goodwill recognized in the share exchange and on the pro forma shareholders' equity and net income on a US GAAP basis. See Note (c) below.

          The assumptions used to reflect the share exchange for Belgian GAAP purposes are as follows:

           - The market price of a Delhaize Group ordinary share was EUR 55.20 (as of March 23, 2001). This market price is used in these Unaudited Pro Forma Condensed Consolidated Financial Statements as an assumption for Belgian GAAP purposes. For Belgian GAAP purposes, a variation in the market price of a Delhaize Group ordinary share by EUR 1.00 would result in a change in total consideration, goodwill and shareholders' equity by approximately EUR 40 million.

           - Delhaize America shares of Class A common stock outstanding are approximately 106,195,000 (as of March 23, 2001). Delhaize America shares of Class A common stock owned by Delhaize Group just prior to the share exchange are approximately 39,392,000. As such, Delhaize America shares of Class A common stock to be acquired by Delhaize Group in accordance with the share exchange are approximately 66,803,000.

           - Delhaize America shares of Class B common stock outstanding are approximately 75,291,000 (as of March 23, 2001). Delhaize America shares of Class B common stock owned by Delhaize Group just prior to the share exchange are approximately 42,406,000. As such, Delhaize America shares of Class B common stock to be acquired by Delhaize Group in accordance with the share exchange are approximately 32,885,000.

           Based upon the above assumptions, the public shareholders of the Delhaize America Class A and Class B common stock will exchange their 66,803,000 and 32,885,000 shares, respectively, and receive 39,875,000 of either Delhaize Group ADRs or ordinary shares, which would have the following effect (presented in millions of EUR):

           Total consideration.........................................   2,201
           Elimination of the book value of the minority interests of
             Delhaize America Class A and Class B common stock.........  (1,470)
                                                                         ------
           Excess of consideration over the book value of the public
             shareholders of Delhaize America Class A and Class B
             common stock..............................................     731
                                                                         ======

                                 DELHAIZE GROUP

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)

           The following pro forma entry was recorded as of December 31, 2000 (presented in millions of EUR):

           Goodwill..............................................    731
           Minority interests....................................  1,470
             Capital.............................................             20
             Additional paid-in capital..........................          2,181

                These projected effects are based on the assumptions listed above and actual effects may differ. Moreover, the implied method of valuation is not binding upon the Delhaize Group Board of Directors or upon the independent auditor who will report on the proposed contribution in accordance with Belgian law.

                The allocation of the total consideration to the fair values of the assets acquired and liabilities assumed is preliminary in nature and has been based on management's estimates of the net assets acquired and may be subject to change following completion of formal valuations of the net assets acquired.

                Also, in connection with the share exchange, Delhaize Group expects to issue approximately 7.3 million stock options to Delhaize America shareholders in exchange for their stock options in Delhaize America. Both the number of Delhaize Group stock options and the exercise price of these options will be modified taking into account the 0.40 share exchange ratio as well as the following:

               1. The aggregate intrinsic value of the Delhaize Group stock option award immediately after the share exchange will not be greater than the aggregate intrinsic value of the Delhaize America stock option award immediately before the change.

               2. The ratio of the exercise price per share to the market value per share will not be reduced.

               3. The original life of the stock options will remain unchanged at ten years. The stock option lives will not be extended.

               4. The vesting period will remain unchanged at three years. There will be no acceleration of the vesting period upon the conversion (i.e., the remaining vesting period immediately before and after the modification will remain unchanged).

                Under Belgian GAAP, no compensation expense would be recorded in connection with this modification. However, for US GAAP purposes, Delhaize Group accounts for stock options in accordance with the provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. As this exchange of employee stock options in the stock of one entity in a consolidated group (i.e., Delhaize America) for stock options in another entity (i.e., Delhaize Group) within the same consolidated group, a new measurement date for accounting purposes will have occurred. This new measurement date will result in compensation expense for all Delhaize Group options that are "in-the-money" as of the date of the share exchange. That compensation expense shall be calculated, on an option-by-option basis, as the difference between the market price of the Delhaize Group ADRs or ordinary shares at the date of the share exchange less the stock option's adjusted exercise price. The recognition of the compensation expense would be recognized over the remaining vesting period or, if fully vested, immediately.

                                 DELHAIZE GROUP

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)

          (b) Adjustments for differences between Belgian GAAP and US GAAP relevant to the historical balance sheet of Delhaize Group as of December 31, 2000 as described in Note 20 to the consolidated financial statements (Note 20). Such adjustments, in self-balancing entries, can be summarized as follows (amounts in millions of EUR):

                                                       OTHER --
                                                      (INVESTMENT   CAPITALIZED                             CURRENCY
PRO FORMA                                              IN EQUITY       LEASE      REVALUATION   RETAINED   TRANSLATION   MINORITY
FINANCIAL                                             AFFILIATES)   COMMITMENTS     SURPLUS     EARNINGS   ADJUSTMENT    INTERESTS
STATEMENT                                   DEBIT/      DEBIT/        DEBIT/        DEBIT/       DEBIT/      DEBIT/       DEBIT/
CAPTION           ADJUSTMENT DESCRIPTION   (CREDIT)    (CREDIT)      (CREDIT)      (CREDIT)     (CREDIT)    (CREDIT)     (CREDIT)
---------         -----------------------  --------   -----------   -----------   -----------   --------   -----------   ---------
GOODWILL........  Adjustment to record
                  goodwill as a result of
                   the stock repurchase
                   program, the Hannaford
                   purchase accounting
                   and assets lives --
                   see subnotes (a), (b)
                   and (c) in Note 20        137                                                  (106)         (1)         (30)(aa)
                  Adjustment to record
                   the disposition of
                   investment -- see
                   subnote (o) in Note 20     (2)                                                    2
                                             ---
                  TOTAL ADJUSTMENTS TO
                   GOODWILL..............    135
TANGIBLE FIXED
 ASSETS.........  Adjustment to record an
                   additional impairment
                   charge -- see subnote
                   (d) in Note 20            (18)                                                    8                       10(aa)
                  Adjustment to eliminate
                   the revaluation of
                   long-lived
                   assets -- see subnote
                   (g) in Note 20            (23)                                      18                                     5
                  Adjustment to record
                   the effects of
                   applying lease
                   Accounting -- see
                   subnote (i) in Note 20     20                        (22)                         2
                  Adjustment to reflect
                   capitalized software
                   costs and interest --
                   see subnote (p) in
                   Note 20                     3                                                                (3)
                  Adjustment to record
                   the effect of applying
                   highly inflationary
                   economies -- see
                   subnote (n) in Note 20      2                                                    (1)         (1)
                  Adjustment to eliminate
                   tangible fixed assets
                   relating to equity
                   affiliates                (18)          18
                                             ---
                  TOTAL ADJUSTMENTS TO
                   TANGIBLE FIXED ASSETS     (34)
CASH............  Adjustment to eliminate
                  cash relating to equity
                   affiliates                 (5)           5
OTHER ASSETS....  Adjustment to eliminate
                  other assets relating
                   to equity affiliates      (19)          19
                  Reclass from
                   liabilities and
                   deferred taxation           3
                                             ---
                  TOTAL ADJUSTMENTS TO
                   OTHER ASSETS              (16)
CUMULATIVE
 TRANSLATION
 ADJUSTMENTS....  Adjustment to record
                  foreign exchange
                   transactions
                   losses -- see subnote
                   (f) in Note 20                                                                   10         (10)
MINORITY
 INTERESTS......  Adjustment to eliminate
                   minority interests
                   relating to equity
                   affiliates                              (5)                                                                5

                                 DELHAIZE GROUP

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)

                                                       OTHER --
                                                      (INVESTMENT   CAPITALIZED                             CURRENCY
PRO FORMA                                              IN EQUITY       LEASE      REVALUATION   RETAINED   TRANSLATION   MINORITY
FINANCIAL                                             AFFILIATES)   COMMITMENTS     SURPLUS     EARNINGS   ADJUSTMENT    INTERESTS
STATEMENT                                   DEBIT/      DEBIT/        DEBIT/        DEBIT/       DEBIT/      DEBIT/       DEBIT/
CAPTION           ADJUSTMENT DESCRIPTION   (CREDIT)    (CREDIT)      (CREDIT)      (CREDIT)     (CREDIT)    (CREDIT)     (CREDIT)
---------         -----------------------  --------   -----------   -----------   -----------   --------   -----------   ---------
LIABILITIES AND
 DEFERRED
 TAXATION.......  Adjustment to record
                  the tax effects on the
                   US GAAP adjustments        28                                                   (22)                      (6)(aa)
                  Adjustment to reflect
                   pension
                   accounting -- see
                   subnote (e) in Note 20    (21)                                                   20                        1
                  Adjustment to record
                   deferred
                   taxation -- see
                   subnote (h) in Note 20    (23)                                                   22                        1
                  Reclass to other assets     (3)
                                             ---
                  TOTAL ADJUSTMENTS TO
                   PROVISIONS FOR
                   LIABILITIES AND
                   DEFERRED TAXATION         (19)
SHORT-TERM
 OBLIGATIONS....  Adjustment to eliminate
                   minority interests
                   relating to equity
                   affiliates                 27          (27)
                  Adjustment to record
                   the dividend on
                   ordinary shares -- see
                   subnote (l) in Note 20    125                                                  (125)
                                             ---
                  TOTAL ADJUSTMENTS TO
                   SHORT-TERM OBLIGATIONS    152
TOTALS BEFORE
 SHARE
 EXCHANGE.......                                           10           (22)           18         (190)        (15)         (14)
EFFECT OF SHARE
 EXCHANGE.......                                                                                   (24)(aa)       1(aa)      23(aa)
                                                      ----------------------------------------------------------------------------
TOTALS AFTER
 SHARE
 EXCHANGE.......                                           10           (22)           18         (214)        (14)           9
                                                      ----------------------------------------------------------------------------
                                                      ----------------------------------------------------------------------------

---------------

NOTE: Amounts in bold agree to the adjustment noted in the unaudited pro forma condensed balance sheet.

                (aa) In connection with the share exchange, the minority interests in the US GAAP adjustments that relate to Delhaize America need to be eliminated as follows:

                                                           (AMOUNTS
                                                         EXPRESSED IN
                                                       MILLIONS OF EUR)
Minority Interest on US GAAP Adjustments Relating to
       Delhaize America:
  Adjustment to record goodwill related to asset
     lives...........................................        (30)
  Adjustment to record an additional impairment
     charge..........................................         10
  Tax effects on US GAAP adjustments.................         (4)
                                                             ---
          Total......................................        (24)
                                                             ===

Accordingly, the following entry was recorded:
Minority interests.........................................
                                                              23
Currency translation adjustment............................
                                                               1
  Retained earnings........................................         24

          (c) Under US GAAP, the average share price of Delhaize Group ordinary shares three days before and three days after November 16, 2000, is EUR
     52.31. In the pro forma calculation of the total consideration of the minority interests of Delhaize America, the effect of this difference between

                                 DELHAIZE GROUP

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                   CONSOLIDATED BALANCE SHEET -- (CONTINUED)

     the average market price of EUR 52.31 for US GAAP purposes and EUR 55.20, the assumption of the market price to be used for Belgian GAAP purposes, see Note (a) above, would reduce the total consideration, goodwill and shareholders' equity by approximately EUR 115 million.

          The following pro forma entry was recorded as of December 31, 2000 (presented in millions of EUR):

              Additional paid-in capital...........................  115
                Goodwill...........................................        115

                                 DELHAIZE GROUP

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 31, 2000

                                                 HANNAFORD
                                               FOR THE SEVEN                 PRO FORMA
                                                  MONTHS                     DELHAIZE     PRO FORMA
                                    DELHAIZE       ENDED                       GROUP     ADJUSTMENTS
                                     GROUP     JULY 31, 2000    PRO FORMA     BEFORE       FOR THE
                                    (BELGIAN     (BELGIAN      ADJUSTMENTS     SHARE        SHARE
                                     GAAP)         GAAP)        HANNAFORD    EXCHANGE     EXCHANGE
                                    --------   -------------   -----------   ---------   -----------
                                    (AMOUNTS ARE EXPRESSED IN MILLIONS OF EUR, EXCEPT PER SHARE DATA)
Revenue...........................   18,577        2,223          (388)(a)     20,408         --
                                                                    (4)(c)
Cost of goods sold................  (13,696)      (1,586)          293(a)     (14,985)        --
                                                                     4(c)
Other operating expenses..........   (4,141)        (517)          106(a)      (4,634)       (18)(d)
                                                                     4(c)
                                                                   (32)(e)
                                                                   (54)(e)
                                    -------       ------          ----        -------        ---
    Operating Income..............      740          120           (71)           789        (18)
Financial expenses, net...........     (297)         (12)            1(a)        (431)        --
                                                                  (123)(f)
Exceptional expenses, net.........      (41)        (135)          117(a)         (59)        --
                                    -------       ------          ----        -------        ---
    Income before taxation........      402          (27)          (76)           299        (18)
Taxation..........................     (146)          10           (49)(a)       (123)        --
                                                                    (1)(c)
                                                                    63(g)
                                    -------       ------          ----        -------        ---
    Income after taxation.........      256          (17)          (63)           176        (18)
Share in profits of companies
  accounted for under the equity
  method..........................       --           --            --             --         --
Minority interests................      (95)          --            37(h)         (58)        55(i)
                                    -------       ------          ----        -------        ---
    Net Income....................      161          (17)          (26)           118         37
                                    =======       ======          ====        =======        ===
Weighted average ordinary shares
  outstanding (in millions):
  Basic...........................     52.0                                      52.0
  Diluted.........................      N/A                                       N/A
Earnings per ordinary share:
  Basic...........................     3.09                                      2.28
  Diluted.........................      N/A                                       N/A


                                    PRO FORMA                   PRO FORMA
                                    DELHAIZE                    DELHAIZE
                                      GROUP                       GROUP
                                    (BELGIAN      US GAAP          (US
                                      GAAP)     ADJUSTMENTS     GAAP)(k)
                                    ---------   -----------     ---------
                                  (AMOUNTS ARE EXPRESSED IN MILLIONS OF EUR, EXCEPT PER SHARE DATA)
Revenue...........................    20,408       (250)(b)       20,158
Cost of goods sold................   (14,985)       198(b)       (14,787)
Other operating expenses..........    (4,652)        33(b)        (4,616)
                                                      3(l)
                                     -------       ----          -------
    Operating Income..............       771        (16)             755
Financial expenses, net...........      (431)        (7)(b)         (438)
Exceptional expenses, net.........       (59)         1(b)          (5 8)
                                     -------       ----          -------
    Income before taxation........       281        (22)             259
Taxation..........................      (123)         7(b)          (116)
                                     -------       ----          -------
    Income after taxation.........       158        (15)             143
Share in profits of companies
  accounted for under the equity
  method..........................        --          3(b)             3
Minority interests................        (3)         1(b)            (2)
                                     -------       ----          -------
    Net Income....................       155        (11)             144
                                     =======       ====          =======
Weighted average ordinary shares
  outstanding (in millions):
  Basic...........................      91.9(j)                     91.9(j)
  Diluted.........................       N/A                        92.9(j)
Earnings per ordinary share:
  Basic...........................      1.69                        1.57
  Diluted.........................       N/A                        1.55

  See notes to unaudited pro forma condensed consolidated statement of income

                                 DELHAIZE GROUP

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                        CONSOLIDATED STATEMENT OF INCOME

     The unaudited pro forma condensed consolidated statement of income reflects the acquisition by Delhaize America of Hannaford and the effects of the share exchange described in the introduction to the unaudited pro forma condensed consolidated financial statements. The adjustments in arriving at the unaudited pro forma condensed consolidated statement of income reflect such transactions as if they had occurred on January 1, 2000, and include:

          (a) Adjustments to record Hannaford's divestiture or closing of its 51 Southeastern United States retail locations. The pro forma adjustments reflect the elimination of sales, cost of sales and operating costs directly associated with these former Hannaford operations.

          (b) Adjustments for differences between Belgian GAAP and US GAAP relevant to the historical income statement of Delhaize Group for the year ended December 31, 2000 as described in Note 20 to the consolidated financial statements. The most significant adjustments can be summarized as follows (amounts in millions of EUR):

                                               COST OF      OTHER     FINANCIAL                             SHARE IN
                                                GOODS     OPERATING   EXPENSES,   EXCEPTIONAL                EQUITY    MINORITY
                                    REVENUE      SOLD     EXPENSES       NET       EXPENSES,     TAXATION    INCOME    INTEREST
ADJUSTMENT DESCRIPTION --            DEBIT/     DEBIT/     DEBIT/      DEBIT/      NET DEBIT/     DEBIT/     DEBIT/     DEBIT/
DEBIT/(CREDIT)                      (CREDIT)   (CREDIT)   (CREDIT)    (CREDIT)      (CREDIT)     (CREDIT)   (CREDIT)    CREDIT
-------------------------           --------   --------   ---------   ---------   ------------   --------   --------   ---------
Adjustment to reflect the
  additional amortization expense
  resulting from the adjustments
  to goodwill.....................                             2
Adjustment to record pension
  expense.........................                             2
Adjustment to record the effect of
  applying US GAAP capital lease
  accounting......................                            (5)          2            (2)
Adjustment to record the effect of
  US GAAP asset impairment
  accounting......................                            15                                                           (7)
Adjustment to eliminate the
  revaluation of long-lived
  assets..........................                            (2)                                                           1
Adjustment to record the effect of
  foreign currency transactions...                                         5
Adjustment to record compensation
  expense in connection with the
  directors' remuneration and
  stock-based compensation........                             3                                                           (1)
Adjustment to record the tax
  effect of the US GAAP
  adjustments.....................                                                                   (7)                    3
Adjustment to record the effect of
  the change in basis under US
  GAAP relating to a disposition
  of an investment................                                                       1
Adjustment to eliminate the
  effects of certain consolidated
  companies that should be
  presented as equity
  affiliates......................    250        (198)       (48)         --            --           --         (3)        (1)
                                      ---        ----        ---         ---          ----         ----       ----       ----
        Total before share
          exchange................    250        (198)       (33)          7            (1)          (7)        (3)        (5)
        Effect of the share
          exchange................                                                                                          4
                                                                                                                         ----
        Total after share
          exchange................    250        (198)       (33)          7            (1)          (7)        (3)        (1)
                                      ===        ====        ===         ===          ====         ====       ====       ====

          (c) In connection with the decision to acquire Hannaford, Delhaize America and Hannaford sold a majority interest in HomeRuns.com, Inc. (HomeRuns). This transaction was consummated in February 2000. Hannaford has retained an 8% minority interest in HomeRuns with a carrying amount

                                 DELHAIZE GROUP

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED STATEMENT OF INCOME -- (CONTINUED)

     at June 30, 2000 of approximately EUR 7 million. This pro forma adjustment reflects the elimination of sales, cost of sales and operating costs directly associated with HomeRuns. HomeRuns was recapitalized by a third party investment group who acquired 3.2 million newly issued common shares of HomeRuns for cash of USD 100 million (EUR 88 million). Managements of Delhaize America and Hannaford agreed, in the context of the Hannaford merger, not to subscribe to an increase in the capital of HomeRuns thereby abandoning control. This transaction established a value for Hannaford's minority interest of approximately USD 8 million (EUR 7 million), or an 8% ownership interest. However, in connection with the consummation of the Hannaford acquisition, the fair value of HomeRuns was determined to be zero. Subsequent to this transaction, under both US GAAP and Belgian GAAP, this investment is accounted for under the cost method.

          (d) Adjustment to reflect amortization of the excess of the consideration over the book value of the Delhaize America public shareholders (presented as goodwill) over 40 years in accordance with Delhaize Group's accounting policy. The total pro forma amortization expense is approximately EUR 18 million for the year ended December 31, 2000, and is non-deductible for tax purposes.

          (e) Adjustment to reflect amortization of the acquired identifiable intangible assets and goodwill resulting for the Hannaford acquisition over a period of 2 to 40 years corresponding to their estimated useful lives and limited, in the case of goodwill, to 40 years in accordance with Delhaize Group's accounting policy. The total pro forma amortization expense is approximately EUR 54 million (EUR 42 million relating to non-deductible goodwill and EUR 12 million relating to deductible intangible assets) for the seven months ended December 31, 2000.

          Adjustment to reflect the effect on property and equipment depreciation resulting from the adjustment to fair market value in the application of purchase accounting is approximately EUR 32 million for the seven months ended December 31, 2000.

          (f) Adjustment to reflect interest expense related to the approximately EUR 2.9 billion of additional debt as the result of the acquisition of Hannaford. Management has assumed an average interest rate, based on a 30-day LIBOR + 1.25%, associated with the bridge financing secured for the initial financing of the cash consideration in the acquisition. The effect of an interest rate change of 1/8 of one percent would increase/decrease interest expense by approximately EUR 3 million per year.

          (g) Adjustment represents the anticipated tax effect of the pro forma adjustments listed above (excluding non-deductible goodwill amortization). The principal difference in the effective tax rate for the pro forma condensed consolidated statements of income relates to the amortization of goodwill.

                                 DELHAIZE GROUP

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED STATEMENT OF INCOME -- (CONTINUED)

          The following tables summarize the calculation of the anticipated tax effects of the pro forma adjustments:

                                               YEAR ENDED DECEMBER 31, 2000
                                   -----------------------------------------------------
                                    TO EXCLUDE
                                       THE                        OTHER         TOTAL
                                   SOUTHEASTERN   TO EXCLUDE    PRO FORMA     PRO FORMA
                                      MARKET      HOME RUNS    ADJUSTMENTS   ADJUSTMENTS
                                   ------------   ----------   -----------   -----------
                                                   (IN MILLIONS OF EUR)
Total adjustment on income (loss)
  before taxes...................      129             4          (209)          (76)
Add non-deductible goodwill
  amortization...................       --            --            42            42
                                       ---            --          ----           ---
Taxable income (loss) as
  adjusted.......................      129             4          (167)          (34)
Income tax provision based on
  38%............................       49             1           (63)          (13)
                                       ===            ==          ====           ===
Total adjustment on income (loss)
  before taxes...................      129             4          (209)          (76)
Income tax provision based on
  38%............................       49             1           (63)          (13)
                                       ---            --          ----           ---
Pro forma adjustment net of
  taxes..........................       80             3          (146)          (63)
                                       ===            ==          ====           ===

          (h) Adjustment to record the net effect on minority interest resulting from the following: (1) the issuance of Delhaize America Class A common stock to effect the merger resulted in an approximately 4% dilution of Delhaize Group's ownership interest in Delhaize America (effect of increasing minority interest by approximately EUR 7 million for the year ended December 31, 2000); (2) the minority interest effect on the results of Hannaford (effect of decreasing minority interests by approximately EUR 9 million for the year ended December 31, 2000); and (3) the minority interest effect of the Hannaford pro forma adjustments (effect of decreasing minority interests by EUR 35 million for the year ended December 31, 2000), as follows:

                          YEAR ENDED DECEMBER 31, 2000
(ALL AMOUNTS EXPRESSED IN MILLIONS OF EUR, EXCEPT PERCENTAGES, AND IN ACCORDANCE
                               WITH BELGIAN GAAP)

                                            AVERAGE OWNERSHIP
                                               INTEREST OF
                                             DELHAIZE AMERICA          AMOUNT OF
                                            BY DELHAIZE GROUP      MINORITY INTERESTS
                                           --------------------   --------------------   RESULTING
BASIS FOR COMPUTATION             AMOUNT   BEFORE(i)   AFTER(i)   BEFORE(i)   AFTER(i)   ADJUSTMENT
---------------------             ------   ---------   --------   ---------   --------   ----------
Income after
  taxation -- Delhaize Group....    256
Less portion of income after
  taxation of Delhaize Group
  companies other than Delhaize
  America.......................    (76)
                                   ----      -----      -----        --         ---         ---
Income after taxation --Delhaize
  America(1)....................    180      48.6%      44.6%        92(ii)      99(ii)       7
Income after taxation --
  Hannaford(2)..................    (17)        --      44.6%        --          (9)(ii)     (9)
Income after taxation -- pro
  forma adjustments of
  Hannaford(3)..................    (63)        --      44.6%        --         (35)(ii)    (35)
                                                                                            ---
Total adjustment to minority
  interest relating to the
  Hannaford acquisition.........                                                            (37)
                                                                                            ===

---------------

                (i) Average ownership interest of Delhaize America by Delhaize Group before and after the Hannaford acquisition.

                (ii) Minority interests percentage used to compute amount is 1 minus "Average Ownership Interest of Delhaize America by Delhaize Group."

                                 DELHAIZE GROUP

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED STATEMENT OF INCOME -- (CONTINUED)

          (i) Adjustment to eliminate Delhaize Group's minority interests in Delhaize America as a result of the share exchange, which is calculated as follows:

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                             2000
                                                                         ------------
                                                                           (AMOUNTS
                                                                             ARE
                                                                         EXPRESSED IN
                                                                           MILLIONS
                                                                           OF EUR)
          Delhaize Group minority interests...........................        95
          Portion of minority interests other than Delhaize America...        (3)
                                                                             ---
          Delhaize Group's minority interests in Delhaize America.....        92
          Effect of Hannaford pro forma adjustments on Delhaize
            Group's minority interests in Delhaize America -- see Note
            (h).......................................................       (37)
                                                                             ---
          Minority interests of Delhaize America to be eliminated in
            connection with the share exchange........................        55
                                                                             ===

          (j) Pro forma basic and diluted weighted average ordinary shares are calculated as follows (Note: The concept of diluted earnings per share does not exist in Belgian GAAP):

                                                                          YEAR ENDED
                                                                         DECEMBER 31,
                                                                             2000
                                                                         -------------
                                                                           (AMOUNTS
                                                                         ARE EXPRESSED
                                                                              IN
                                                                          THOUSANDS)
          Basic weighted average number of shares.....................      52,023
          Pro forma shares issued in connection with the share
            exchange..................................................      39,875(i)
                                                                            ------
          Pro forma basic weighted average number of shares after the
            share exchange............................................      91,898
          Dilutive securities of Delhaize Group.......................          46
          Dilutive securities of Delhaize America to become dilutive
            securities of Delhaize Group..............................         996(ii)
                                                                            ------
          Pro forma diluted weighted average number of ordinary shares
            outstanding...............................................      92,940
                                                                            ======

---------------

             (i) Pro forma shares outstanding include the issuance of 39,875 shares of either Delhaize Group ADRs or ordinary shares.

             (ii) The computation of pro forma diluted earnings per share reflects the dilution of basic pro forma earnings per share that would have occurred if the conversion of all dilutive securities of Delhaize America to dilutive securities of Delhaize Group had taken place at the beginning of the period (or the date issued, if later).

          (k) This column presents the unaudited pro forma statement of income of Delhaize Group for the year ended December 31, 2000 and is not intended to be presented in a US GAAP format. One of the main differences between the statement of income format in accordance with Belgian GAAP and US GAAP relates to "exceptional expenses, net." The amount presented as "exceptional expenses, net" would be presented separately in operating income under US GAAP. Also, amounts

                                 DELHAIZE GROUP

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                CONSOLIDATED STATEMENT OF INCOME -- (CONTINUED)

     presented as "exceptional expenses, net" do not qualify for extraordinary items treatment under US GAAP. See Note 20 to the consolidated financial statements for a discussion of other differences between the statement of income format in accordance with Belgian GAAP and US GAAP.

          (l) Amortization expense on goodwill as a result of the difference between the average market price of EUR 52.31 for US GAAP and EUR 55.20 for Belgian GAAP, used in the pro forma calculation of the total consideration of the minority interests of Delhaize America. See Note (c) to the Unaudited Pro Forma Condensed Consolidated Balance Sheet. For Belgian GAAP purposes, a variation in the market price of EUR 1.00 would result in a change in both amortization expense and net income by approximately EUR 1 million.

                       CONSOLIDATED FINANCIAL STATEMENTS

     [The following is an excerpt from post-effective amendment no. 1 to the Delhaize Group registration statement on Form F-4.]

                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS
         AT DECEMBER 31, 2000 AND 1999 AND FOR EACH OF THE THREE YEARS
                     IN THE PERIOD ENDED DECEMBER 31, 2000.

INDEPENDENT AUDITORS' REPORT................................   F-2
CONSOLIDATED STATEMENTS OF INCOME...........................   F-3
CONSOLIDATED BALANCE SHEETS.................................   F-4
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS'
  EQUITY....................................................   F-5
CONSOLIDATED STATEMENTS OF CASH FLOWS.......................   F-6
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS..............   F-8

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of Etablissements Delhaize Freres et Cie "Le Lion" S.A.:

     We have audited the accompanying consolidated balance sheets of Etablissements Delhaize Freres et Cie "Le Lion" S.A. and consolidated and associated companies ("Delhaize Group") at December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2000 (expressed in euros). These consolidated financial statements are the responsibility of the management of Delhaize Group. Our responsibility is to express an opinion on the consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in Belgium and in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Delhaize Group at December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in Belgium.

     Accounting principles generally accepted in Belgium vary in certain significant respects from accounting principles generally accepted in the United States of America. The application of the latter would have affected the determination of net income for each of the three years in the period ended December 31, 2000 and the determination of shareholders' equity at December 31, 2000 and 1999, to the extent summarized in Note 20 to the consolidated financial statements.

     Our audits also comprehended the translation of euros into United States dollar amounts and, in our opinion, such translation has been made in conformity with the basis stated in Note 1 to the consolidated financial statements. Such United States dollar amounts are presented solely for the convenience of readers in the United States of America.

DELOITTE & TOUCHE
REVISEURS D'ENTREPRISES SC sfd SCRL

Represented By:

James Fulton

Brussels, Belgium
April 2, 2001

                                 DELHAIZE GROUP

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                           YEAR ENDED DECEMBER 31,
                                                              -------------------------------------------------
                                                                 2000
                                                                 USD          2000         1999         1998
                                                               (NOTE 1)       EUR          EUR          EUR
                                                              ----------   ----------   ----------   ----------
                                                                  (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS,
                                                                          EXCEPT PER SHARE AMOUNTS)
REVENUE
Sales.......................................................  16,905,478   18,168,166   14,310,129   12,912,410
Other operating income......................................     380,168      408,563      279,077      229,021
                                                              ----------   ----------   ----------   ----------
         Total Revenue......................................  17,285,646   18,576,729   14,589,206   13,141,431
OPERATING COSTS
Cost of goods sold..........................................  12,744,121   13,695,993   10,806,796    9,779,212
Selling, administrative, and other operating expenses.......   1,216,762    1,307,643    1,001,080      873,711
Salaries, social security and pensions......................   2,166,283    2,328,085    1,805,243    1,620,509
Depreciation and amortization...............................     470,363      505,495      327,905      295,071
                                                              ----------   ----------   ----------   ----------
         Total Operating Costs..............................  16,597,529   17,837,216   13,941,024   12,568,503
                                                              ----------   ----------   ----------   ----------
OPERATING INCOME............................................     688,117      739,513      648,182      572,928
FINANCIAL INCOME............................................      14,013       15,060        9,040       17,692
FINANCIAL EXPENSES
Interest expense and similar charges........................     262,524      282,132      130,932      117,334
Other financial expenses....................................      27,126       29,152       18,222       17,315
                                                              ----------   ----------   ----------   ----------
         Total Financial Expenses...........................     289,650      311,284      149,154      134,649
                                                              ----------   ----------   ----------   ----------
INCOME BEFORE TAXATION AND EXCEPTIONAL ITEMS................     412,480      443,289      508,068      455,971
EXCEPTIONAL INCOME
Gain on disposal of fixed assets............................      35,323       37,961       17,685       20,201
Other exceptional income....................................         931        1,000        1,955        1,210
                                                              ----------   ----------   ----------   ----------
         Total Exceptional Income...........................      36,254       38,961       19,640       21,411
EXCEPTIONAL EXPENSES
Loss on disposal of fixed assets............................       2,453        2,636       15,046       17,612
Other exceptional expenses..................................      72,229       77,624        1,959        4,927
                                                              ----------   ----------   ----------   ----------
         Total Exceptional Expenses.........................      74,682       80,260       17,005       22,539
                                                              ----------   ----------   ----------   ----------
INCOME BEFORE TAXATION......................................     374,052      401,990      510,703      454,843
TAXATION
Deferred taxes..............................................      38,880       41,784       32,188       46,749
Current taxes...............................................      96,720      103,944      157,339      115,066
                                                              ----------   ----------   ----------   ----------
         Total Taxation.....................................     135,600      145,728      189,527      161,815
                                                              ----------   ----------   ----------   ----------
INCOME AFTER TAXATION AND BEFORE MINORITY INTERESTS AND
  INVESTEES UNDER THE EQUITY METHOD.........................     238,452      256,262      321,176      293,028
SHARE IN LOSS OF COMPANIES ACCOUNTED FOR UNDER THE EQUITY
  METHOD....................................................          74           80           --          196
MINORITY INTERESTS..........................................      88,858       95,495      151,290      143,878
                                                              ----------   ----------   ----------   ----------
         NET INCOME.........................................     149,520      160,687      169,886      148,954
                                                              ==========   ==========   ==========   ==========
         WEIGHTED AVERAGE SHARES OUTSTANDING................      52,023       52,023       51,983       51,824
                                                              ==========   ==========   ==========   ==========
         EARNINGS PER SHARE.................................        2.87         3.09         3.27         2.87
                                                              ==========   ==========   ==========   ==========

AMOUNTS REPORTED IN EUROS HAVE BEEN RESTATED FROM BELGIAN FRANCS TO EUROS USING THE FIXED EXCHANGE RATE AS OF JANUARY 1, 1999 OF EUR 1 = BEF 40.3399.

              See notes to the consolidated financial statements.

                                 DELHAIZE GROUP

                          CONSOLIDATED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                              ------------------------------------------
                                                                 2000
                                                                  USD            2000           1999
                                                               (NOTE 1)          EUR             EUR
                                                              -----------    ------------    -----------
                                                               (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS)
LONG-TERM ASSETS
Debt issuance costs, net....................................       3,388           3,641          3,758
Intangible assets, net......................................     572,223         614,963        108,542
Goodwill arising on consolidation, net......................   2,838,236       3,050,227        318,724
Tangible fixed assets, net..................................   3,528,595       3,792,149      2,761,164
Long-term investments and receivables.......................      24,581          26,417          5,645
                                                               ---------      ----------      ---------
         Total Long-term Assets.............................   6,967,023       7,487,397      3,197,833
OTHER ASSETS
Deferred taxes..............................................      15,887          17,074         20,614
Inventories, net............................................   1,734,822       1,864,398      1,642,965
Receivables, net............................................     618,017         664,177        451,310
Short-term investments......................................      31,068          33,388         83,719
Cash........................................................     223,085         239,747        282,371
Prepayments and other.......................................      85,138          91,497         44,167
                                                               ---------      ----------      ---------
         Total Other Assets.................................   2,708,017       2,910,281      2,525,146
                                                               ---------      ----------      ---------
TOTAL ASSETS................................................   9,675,040      10,397,678      5,722,979
                                                               =========      ==========      =========
SHAREHOLDERS' EQUITY
Capital shares..............................................      24,208          26,016         25,166
Additional paid-in capital..................................      24,409          26,232         25,579
Revaluation reserves........................................      16,960          18,227         16,613
Retained earnings...........................................   1,086,813       1,167,988        935,184
Cumulative translation adjustment and other.................     117,455         126,228         83,023
                                                               ---------      ----------      ---------
         Total Shareholders' Equity.........................   1,269,845       1,364,691      1,085,565
MINORITY INTERESTS..........................................   1,404,794       1,509,720        905,360
PROVISIONS FOR LIABILITIES AND DEFERRED TAXATION
Pension liabilities.........................................       9,280           9,973          4,307
Accrued liabilities.........................................     319,698         343,577        197,895
Deferred taxes..............................................     209,401         225,041         55,233
                                                               ---------      ----------      ---------
         Total Provisions for Liabilities and Deferred
           Taxation.........................................     538,379         578,591        257,435
LONG-TERM DEBT
Long-term borrowings........................................     641,839         689,779        622,388
Capitalized lease commitments...............................     603,955         649,065        481,746
Other.......................................................      10,530          11,316         11,844
                                                               ---------      ----------      ---------
         Total Long-term Debt...............................   1,256,324       1,350,160      1,115,978
SHORT-TERM OBLIGATIONS
Current portion of long-term debt...........................     162,680         174,831         58,976
Short-term borrowings.......................................   3,115,722       3,348,439        607,339
Accounts payable and other liabilities......................   1,448,808       1,557,021      1,292,042
Accrued income taxes........................................      95,841         102,999         60,719
Accrued salaries and benefits...............................     265,416         285,239        274,138
Dividends and directors remuneration payable................     117,231         125,987         65,427
                                                               ---------      ----------      ---------
         Total Short-term Obligations.......................   5,205,698       5,594,516      2,358,641
TOTAL LIABILITIES...........................................   7,000,401       7,523,267      3,732,054
                                                               ---------      ----------      ---------
TOTAL SHAREHOLDERS' EQUITY, MINORITY INTERESTS AND
  LIABILITIES...............................................   9,675,040      10,397,678      5,722,979
                                                               =========      ==========      =========

AMOUNTS REPORTED IN EUROS HAVE BEEN RESTATED FROM BELGIAN FRANCS TO EUROS USING THE FIXED EXCHANGE RATE AS OF JANUARY 1, 1999 OF EUR 1 = BEF 40.3399.

              See notes to the consolidated financial statements.

                                 DELHAIZE GROUP

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                           CUMULATIVE
                             NUMBER OF              ADDITIONAL                             TRANSLATION       TOTAL
                              SHARES                 PAID-IN     REVALUATION   RETAINED    ADJUSTMENT    SHAREHOLDERS'
                            OUTSTANDING   CAPITAL    CAPITAL      RESERVES     EARNINGS     AND OTHER       EQUITY
                            -----------   -------   ----------   -----------   ---------   -----------   -------------
                               (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EUR, EXCEPT NUMBER OF OUTSTANDING SHARES)
BALANCES AT JANUARY 1,
  1998....................  51,717,025    25,017      12,346       20,012        769,895      11,928         839,198
Capital increases.........     245,600       122      10,837           --                         --          10,959
Dividends and directors
  remuneration............                    --          --           --        (59,104)         --         (59,104)
Change in cumulative
  translation
  adjustment..............                    --          --           --             --     (42,860)        (42,860)
Changes in equity due to
  subsidiary capital
  transactions. See Note
  11 to the consolidated
  financial statements....                    --          --           --         14,170          --          14,170
Other.....................                    --          --       (2,959)         2,959          --              --
Net income................                    --          --           --        148,954          --         148,954
                            ----------    ------      ------       ------      ---------     -------       ---------
BALANCES AT DECEMBER 31,
  1998....................  51,962,625    25,139      23,183       17,053        876,874     (30,932)        911,317
Capital increases.........      54,300        27       2,396           --             --          --           2,423
Dividends and directors
  remuneration............                    --          --           --        (65,427)         --         (65,427)
Change in cumulative
  translation
  adjustment..............                    --          --           --             --     113,908         113,908
Changes in equity due to
  subsidiary capital
  transactions. See Note
  11 to the consolidated
  financial statements....                    --          --           --        (46,589)         --         (46,589)
Other.....................                    --          --         (440)           440          47              47
Net income................                    --          --           --        169,886          --         169,886
                            ----------    ------      ------       ------      ---------     -------       ---------
BALANCES AT DECEMBER 31,
  1999....................  52,016,925    25,166      25,579       16,613        935,184      83,023       1,085,565
Capital increases.........      14,800         7         653           --             --          --             660
Dividends and directors
  remuneration............          --        --          --           --       (125,987)         --        (125,987)
Change in cumulative
  translation
  adjustment..............          --        --          --           --             --      43,252          43,252
Changes in equity due to
  subsidiary capital
  transactions. See Note
  11 to the consolidated
  financial statements....          --        --          --           --        198,508          --         198,508
Other.....................          --       843          --        1,614           (404)        (47)          2,006
Net income................          --        --          --           --        160,687          --         160,687
                            ----------    ------      ------       ------      ---------     -------       ---------
BALANCES AT DECEMBER 31,
  2000....................  52,031,725    26,016      26,232       18,227      1,167,988     126,228       1,364,691
                            ==========    ======      ======       ======      =========     =======       =========

AMOUNTS REPORTED IN EUROS HAVE BEEN RESTATED FROM BELGIAN FRANCS TO EUROS USING THE FIXED EXCHANGE RATE AS OF JANUARY 1, 1999 OF EUR 1 = BEF 40.3399.

              See notes to the consolidated financial statements.

                                 DELHAIZE GROUP

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------
                                                     2000
                                                     USD          2000        1999       1998
                                                   (NOTE 1)       EUR         EUR        EUR
                                                  ----------   ----------   --------   --------
                                                    (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS)
OPERATING ACTIVITIES
Net income......................................     149,519      160,687    169,886    148,954
Minority interests..............................      88,858       95,495    151,290    143,878
Share in loss of companies accounted for under
  the equity method.............................          74           80         --        196
Adjustments for:
  Depreciation and amortization.................     476,757      512,367    327,904    296,289
  Provisions for losses on accounts receivable
     and inventory obsolescence.................       3,099        3,330     16,315     14,751
  Income taxes..................................      96,720      103,944    157,339    115,066
  Interest expense and similar charges..........     262,524      282,132    130,932    117,334
  Investment income.............................      (9,043)      (9,718)    (4,528)    (6,863)
  Loss on disposal of fixed assets..............       2,453        2,636     15,046     17,612
  Gain on disposal of fixed assets..............     (35,323)     (37,961)   (17,685)   (20,201)
                                                  ----------   ----------   --------   --------
                                                   1,035,639    1,112,992    946,499    827,016
Changes in working capital requirements:
  (Increase) decrease in inventories............      82,579       88,747    (84,193)  (156,991)
  Increase in receivables.......................    (164,893)    (177,209)   (96,840)   (54,996)
  Increase in prepayments and other.............     (30,880)     (33,186)    (7,600)    (8,291)
  (Decrease) increase in accounts payable and
     other liabilities..........................     (27,111)     (29,136)    75,097    165,082
  Increase in accrued income taxes..............      86,484       92,945     23,998     22,406
  (Decrease) increase in accrued salaries and
     benefits...................................     (22,497)     (24,177)    27,984     27,209
  Additions to provisions for liabilities and
     deferred taxation..........................      58,562       62,936     23,916     29,375
                                                  ----------   ----------   --------   --------
  Cash generated from operations................   1,017,883    1,093,912    908,861    850,810
  Interest paid.................................    (250,285)    (268,979)  (110,625)  (110,040)
  Income taxes paid.............................    (143,709)    (154,443)  (176,501)  (133,074)
                                                  ----------   ----------   --------   --------
  Net Cash Provided By Operating Activities.....     623,889      670,490    621,735    607,696
INVESTING ACTIVITIES
Purchase of shares in consolidated companies,
  net of cash and cash equivalents acquired.....  (2,744,012)  (2,948,965)  (226,225)        --
Purchase of tangible fixed assets...............    (506,859)    (544,717)  (524,660)  (450,821)
Purchase of financial assets....................      (2,062)      (2,216)        --        (65)
Purchase of intangible assets...................      (1,556)      (1,672)   (29,636)    (4,636)
Sale of shares in consolidated companies, net of
  cash and cash equivalents disposed of.........      66,031       70,963         --        639
Sale of tangible fixed and intangible assets....      87,646       94,192     18,212     95,859
Sale of financial assets........................         640          688          8         --
Cash loans made.................................      (7,942)      (8,535)      (920)       (83)
Cash received from the repayment of loans.......          98          105         73      4,406
Dividends received..............................         609          655        137        429
Interest received...............................       8,432        9,062      4,391      6,434
                                                  ----------   ----------   --------   --------
Net Cash Used in Investing Activities...........  (3,098,975)  (3,330,440)  (758,620)  (347,838)
                                                  ----------   ----------   --------   --------
Cash Flow Before Financing Activities...........  (2,475,086)  (2,659,950)  (136,885)   259,858

                                 DELHAIZE GROUP

                                                             YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------
                                                     2000
                                                     USD          2000        1999       1998
                                                   (NOTE 1)       EUR         EUR        EUR
                                                  ----------   ----------   --------   --------
                                                    (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS)
FINANCING ACTIVITIES
Proceeds from the exercise of share warrants....         614          660      2,423     10,959
Borrowings under long-term loans................      15,958       17,150    158,125      3,288
Repayment of long-term loans....................     (86,777)     (93,258)  (107,492)   (41,968)
Borrowings under short-term loans (> 3
  months).......................................     345,959      371,799    402,059     19,831
Repayment of short-term loans (> 3 months)......    (518,413)    (557,134)  (168,568)        --
Additions to (repayments of) short-term loans (<
  3 months).....................................   2,687,920    2,888,683    202,950    (48,743)
Dividends and directors remuneration paid.......     (60,880)     (65,427)   (59,104)   (52,168)
Dividends paid by subsidiaries to minority
  interests.....................................     (48,180)     (51,779)   (40,656)   (36,511)
Subsidiary capital transactions (treasury stock
  purchases)....................................          --           --   (133,930)   (45,173)
Increase in capital of subsidiaries by minority
  interests.....................................          --           --         --      4,082
Proceeds upon conversion of stock options at a
  subsidiary....................................       4,520        4,858      1,122      3,753
                                                  ----------   ----------   --------   --------
Net Cash Provided By (Used-in) Financing
  Activities....................................   2,340,721    2,515,552    256,929   (182,650)
EFFECT OF FOREIGN EXCHANGE
     TRANSLATION DIFFERENCES....................      13,452       14,458     20,823     (5,940)
CHANGE OF THE SCOPE OF
     CONSOLIDATION..............................          --           --      2,187         --
NET (DECREASE) INCREASE IN CASH AND CASH
  EQUIVALENTS...................................    (120,913)    (129,940)   143,054     71,268
                                                  ----------   ----------   --------   --------
CASH AND CASH EQUIVALENTS -- BEGINNING OF THE
  YEAR..........................................     338,531      363,815    220,761    149,493
                                                  ----------   ----------   --------   --------
CASH AND CASH EQUIVALENTS -- END OF THE YEAR....     217,618      233,875    363,815    220,761
                                                  ==========   ==========   ========   ========

     CASH AND CASH EQUIVALENTS INCLUDED IN THE STATEMENTS OF CASH FLOWS ARE COMPOSED OF THE FOLLOWING AMOUNTS:

                                                                  DECEMBER 31,
                                                  ---------------------------------------------
                                                     2000
                                                     USD          2000        1999       1998
                                                   (NOTE 1)       EUR         EUR        EUR
                                                  ----------   ----------   --------   --------
                                                    (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS)
Cash and short-term investments.................     254,153      273,135    366,090    254,137
Bank overdrafts payable on demand...............     (36,535)     (39,260)    (2,275)   (33,376)
                                                    --------     --------    -------    -------
Cash and cash equivalents.......................     217,618      233,875    363,815    220,761
                                                    ========     ========    =======    =======

AMOUNTS REPORTED IN EUROS HAVE BEEN RESTATED FROM BELGIAN FRANCS TO EUROS USING THE FIXED EXCHANGE RATE AS OF JANUARY 1, 1999 OF EUR 1 = BEF 40.3399.

              See notes to the consolidated financial statements.

                                 DELHAIZE GROUP

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Nature of Operations

     The principal activity of Etablissements Delhaize Freres et Cie "Le Lion" S.A. and consolidated and associated companies ("Delhaize Group") is the operation of food supermarkets in North America, Europe and Southeast Asia. Such retail operations are primarily conducted through Delhaize Group's consolidated subsidiary, Delhaize America, Inc. ("Delhaize America") and its businesses in Belgium (collectively, "Delhaize Belgium"). Additional food supermarkets included in Delhaize Group's sales network, in which Delhaize Group has no direct investment, are operated under affiliate and franchise agreements.

     Delhaize Group's ordinary shares are listed on Euronext Brussels under the symbol "DELB". Delhaize America has two classes of common stock that are listed on the New York Stock Exchange, Class A and Class B. At December 31, 2000, Delhaize Group owned approximately 45.1% of Delhaize America (56.3% of the Class B voting common stock and 37.2% of the Class A non-voting common stock).

  Consolidation

     Generally, all companies over which Delhaize Group can exercise control or where Delhaize Group has a direct or indirect interest of more than 50% are fully consolidated. Companies over which joint control is exercised are proportionately consolidated. Companies whose results are not significant to Delhaize Group and whose activity is fundamentally different from that of Delhaize Group are excluded from the scope of consolidation. Unconsolidated companies are stated at historical cost less any provision required to reflect a long-term impairment of value. All significant intercompany accounts and transactions are eliminated in consolidation. See Note 19 to the consolidated financial statements for a list of Delhaize Group's consolidated and associated companies at December 31, 2000 and 1999.

  Fiscal Year

     Delhaize Group's year ends on December 31. For Delhaize Group's consolidated subsidiaries, Delhaize America and Super Discount Markets, Inc., the results of their operations covered 52 weeks in Delhaize Group's years ended December 31, 2000, 1999 and 1998. The results of operations for the remaining consolidated subsidiaries of Delhaize Group are presented on a calendar year basis.

  Accounting Principles

     The financial statements of Delhaize Group presented herein and the notes to the financial statements are prepared on a consolidated basis in conformity with accounting principles generally accepted in Belgium ("Belgian GAAP"), which differ in certain respects from accounting principles generally accepted in the United States of America ("US GAAP"). The principal differences between Belgian GAAP and US GAAP, as they relate to Delhaize Group, are presented in Note 20 to the consolidated financial statements.

  Comparability of the Consolidated Financial Statements With Those Included in the Annual Report of Delhaize Group

     The consolidated financial statements and related notes of Delhaize Group presented herein, differ in certain respects from the consolidated financial statements and related notes presented in the 2000 Annual Report of Delhaize Group published in accordance with Belgian law. The principal differences are reclassifications within certain financial statement categories, terminology changes and additional

                                 DELHAIZE GROUP
disclosures that have been provided in order to present these consolidated financial statements in a format more customary to readers of annual reports in the United States of America.

  Use of Estimates

     The preparation of Delhaize Group's consolidated financial statements in conformity with Belgian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the balance sheets and reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

  Foreign Currency Translation

     As part of the introduction of the euro ("EUR") throughout the European Monetary Union, the exchange rates between the legacy currencies and the euro were fixed on January 1, 1999. Accordingly, the historic financial statements and related disclosures that were reported using the Belgian franc have been converted to the euro using the fixed conversion rate of EUR 1 = BEF 40.3399. The conversion of the historical financial statements from Belgian francs to euros at a fixed rate depicts the same trends as would have been presented if Delhaize Group had continued to present its consolidated financial statements in Belgian francs. Delhaize Group's financial statements for periods prior to January 1, 1999 will not be comparable to the financial statements of other companies that report in euros and that restated amounts from a currency other than the Belgian franc.

     In the consolidation, subsidiaries' balance sheets whose functional currency is not the euro are translated at exchange rates prevailing at the end of the fiscal year; the amounts in the subsidiaries' income statements denominated in currencies other than the euro are translated at the average daily rate (i.e., the yearly average of the rates each working day of the currencies involved). The resulting exchange rate differences are added or charged directly to shareholders' equity. Such translations were made at the following rates of exchange:

                         UNITED    GREEK    CZECH                 THAI    INDONESIAN   SLOVAK   ROMANIAN
                         STATES   DRACHMA   CROWN    SINGAPORE    BAHT      RUPIAH     CROWN      LEI
                         DOLLAR   (X100)    (X100)    DOLLAR     (X100)     (X100)     (X100)    (X100)
                         ------   -------   ------   ---------   ------   ----------   ------   --------
                                                    (EUR PER LOCAL CURRENCY)
RATE AT DECEMBER 31,
2000..................   1.0747   0.2935    2.8245     0.6128    2.4499     0.0110     2.2717    0.0041
1999..................   0.9954   0.3028    2.7700     0.5989    2.6559     0.0141     2.3488        --
AVERAGE DAILY RATE:
2000..................   1.0850   0.2971    2.8099     0.6293    2.7040     0.0130     2.3455    0.0049
1999..................   0.9386   0.3070    2.7127     0.5563    2.4846     0.0121     2.2635        --
1998..................   0.9000   0.3049    2.7935         --    2.2296     0.0089         --        --

     The translations of the EUR amounts into USD amounts are included solely for the convenience of readers in the United States of America and have been made at the rate of exchange of EUR 1 = USD 0.9305, the approximate rate of exchange on December 31, 2000. Such translations should not be construed as representations that the euro amounts could be converted into United States dollars at that or any other rate.

     All amounts presented in the notes to the consolidated financial statements, except where indicated, are expressed in EUR.

                                 DELHAIZE GROUP

  Earnings Per Share

     Earnings per share are calculated by dividing net income by the weighted average number of shares outstanding during the year.

  Statements of Cash Flows

     Delhaize Group considers all highly liquid investment instruments purchased with an original maturity of three months or less to be cash equivalents. Cash equivalents are classified in Short-term investments. The carrying values of these instruments approximate their fair values.

     The consolidated statements of cash flows have been prepared in accordance with International Accounting Standard No. 7, Cash Flow Statements. Net income is adjusted for non-cash items, including provisions on current assets to arrive at gross cash flow.

     Supplemental disclosure of cash flow information is as follows:

                                                             YEAR ENDED DECEMBER 31,
                                                           ---------------------------
                                                             2000       1999     1998
                                                           ---------   ------   ------
                                                           (ALL AMOUNTS ARE EXPRESSED
                                                              IN THOUSANDS OF EUR)
Non-cash investing and financing activities:
  Capitalized lease obligations incurred for store
     properties and equipment............................    106,714   41,098   56,766
  Capitalized lease obligations terminated for store
     properties and equipment............................     17,625   30,986   32,572
Conversion of long-term debt by a subsidiary.............         --       --   99,401(a)
Acquisition of Hannaford (See Note 2 to the consolidated
  financial statements)
  Fair value of assets acquired..........................  4,370,292       --       --
  Cash paid (net of cash acquired).......................  2,861,547       --       --
  Capital consideration given............................    714,222       --       --
  Liabilities assumed....................................    794,523       --       --

---------------

     (a) See Note 11 to the consolidated financial statements.

  Financial Instruments

     The disclosure of the fair value of certain financial instruments where estimates of fair value are practicable is provided herein. Significant judgment is required to develop estimates of fair value. Estimates presented are not necessarily indicative of the amounts that Delhaize Group could realize in a current market exchange. Fair values are stated at year-end and may differ significantly from current estimates.

     Delhaize Group's policy is to enter into financial instruments to manage and reduce its exposure to fluctuations in interest rates and foreign currency exchange rates. These financial instruments are generally designated as hedges of the underlying exposure. Gains and losses on interest rate and foreign currency agreements are generally accounted for in the same period as the item being hedged. Delhaize Group is subject to risk that the other parties to the agreements may fail to perform or may not fully or adequately perform, however, it does not anticipate such nonperformance as such parties are highly rated major international banks and financial institutions.

                                 DELHAIZE GROUP

  Accounting for Sales of Shares by a Subsidiary

     Delhaize Group's policy when there are changes in its ownership percentage in a subsidiary that is caused by issuances of that subsidiary's shares without commensurate subscription by Delhaize Group, is to record the difference between the per-share proceeds received by a subsidiary on issuance of its shares and the per-share carrying value of Delhaize Group's investment in that subsidiary as an adjustment to shareholders' equity.

  Receivables/Payables

     Accounts receivable and payable are recorded at their face value less provisions for uncollectible amounts. Generally, amounts receivable and payable in currencies other than the functional currency of each consolidated entity are valued at the exchange rate on the reporting date. The resulting transaction difference is written-off if it is a loss or deferred if it is a gain. Exchange gains and losses and conversion differences arising on debts contracted to finance non-monetary assets are deferred, as an offset to shareholders' equity, and recognized based on the principle of matching expenses to the income to which they relate.

  Inventories

     Inventories are valued at the lower of cost or market on the first-in, first-out method.

  Tangible Fixed Assets

     Tangible fixed assets are stated at cost less accumulated depreciation and amortization. Depreciation is calculated using the straight-line method based on the estimated useful lives of the related assets. In the case of capital leases and leasehold improvements, the estimated useful lives of the related assets do not exceed the remaining term of the corresponding leases. Land is not depreciated. Assigned economic lives of tangible fixed assets are as follows:

CATEGORY                                                       ASSIGNED ECONOMIC LIFE
--------                                                       ----------------------
                                                                     (IN YEARS)
Buildings...................................................          33 to 40
Plant, machinery, and equipment.............................           3 to 14
Furniture, vehicles, and other tangible fixed assets........           5 to 10

  Intangible Assets

     Intangible assets primarily include goodwill and rights to use trade names. Delhaize Group separates goodwill created from equity purchases of businesses, classified in Goodwill arising on consolidation, net, and goodwill created from asset purchases of businesses, classified in Intangible assets, net. Goodwill created from equity purchases of businesses is amortized over their estimated useful lives on a straight-line basis over a period not exceeding 20 to 40 years. The choice of rate depends on the country where the investment is made: up to 40 years for countries with mature economies and up to 20 years for countries with emerging economies. This accounting policy was adopted in 1999 and applies to both existing and new goodwill balances. Had this accounting policy not been adopted, amortization expense would have been approximately EUR 8 million greater in 1999. Amounts previously amortized have not been restated. The rights to use trade names, other intangible assets, and goodwill created from asset purchases of businesses are amortized on a straight-line basis over their estimated useful lives ranging from three to 40 years.

                                 DELHAIZE GROUP

  Impairment of Long-lived Assets

     If an event has caused a change in the operational or economic circumstances of an asset (e.g., a store closing decision) that would indicate that a permanent diminution in value exists, Delhaize Group reviews the carrying value of the long-lived asset for impairment. If the net book value of a long-lived asset is greater than its fair value, Delhaize Group will record an impairment reserve to reduce the asset's net book value to fair value in the period the change in the operational or economic circumstances of the asset is observed. If the impairment reserve is no longer justified in future periods, due to recovery in the asset's fair value, the impairment reserve is reversed.

  Debt Issuance Costs

     Generally, debt issuance costs are capitalized and amortized over the life of the loan.

  Revenue Recognition

     Revenues are recognized at the point of sale to retail customers and upon delivery of inventory to franchised and affiliated customers. Delhaize Group records shipping and handling costs billed to customers as sales revenues. Costs incurred for shipping and handling are included in "selling, administrative and other operating expenses", "salaries, social security and pensions" and "depreciation and amortization", depending on the nature of the cost.

     Income from suppliers for in-store promotions are non-refundable credits or payments that are recognized when the related activities that are required by the supplier are completed, the amount is fixed and determinable and the collectibility is reasonably assured. This income is included in "other operating income." Income from co-operative advertising is recognized in the period the related advertising occurs as "other operating income."

  Cost of Goods Sold

     Purchases are recorded net of cash discounts. Supplier allowances and credits that relate to Delhaize Group's buying and merchandising activities, primarily for volume incentives, are based on contractual arrangements covering a period of one year or less. Delhaize Group is not obligated to purchase the product and recognizes such volume incentives as they are earned based on quantities purchased.

     Delhaize Group has several "loyalty card" programs that provide its customers with discounts and incentives on purchases. The discounts and incentives offered through these cards include price discounts from the regular retail price for specific items, "buy one, get one free" incentives, and earning of "points" or similarly named awards that may later be submitted for point of sale discounts. The vendors fund some of the discounts, while Delhaize Group funds others. Discounts and incentives funded by Delhaize Group are recognized as a reduction in sales as products are sold. Funding from vendors is recognized in the period the related products are sold and is recorded as a reduction to "cost of goods sold."

  Current Income Taxes/Deferred Income Taxes

     Current income taxes are determined on the basis of earnings reported by each tax entity, adjusted for permanent differences between income as calculated for financial and tax reporting purposes at latest enacted tax rates.

     Delhaize Group accounts for deferred income tax assets and liabilities for its United States subsidiaries under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes ("SFAS 109"). For all other consolidated entities, deferred income tax assets and liabilities are calculated on certain, but not all, temporary differences arising in the accounts of

                                 DELHAIZE GROUP
these consolidated entities. Deferred income tax assets and liabilities are not calculated on tax-exempt reserves and tax loss carryforwards.

  Advertising Costs

     Advertising costs are expensed as incurred and classified in Selling, administrative, and other operating expenses. Delhaize Group recorded advertising expense of approximately EUR 118.3 million in 2000, EUR 97.5 million in 1999 and EUR 92.8 million in 1998.

  Interest and Similar Charges

     Interest expense and similar charges were approximately EUR 282.1 million, EUR 130.9 million and EUR 117.3 million for the years ended December 31, 2000, 1999 and 1998, respectively, net of interest amounts capitalized of approximately EUR 4.0 million, EUR 3.5 million and EUR 3.5 million, respectively.

  Store Opening Costs

     Costs associated with the opening of new stores are expensed as incurred.

  Store Closing Costs

     Delhaize Group continuously evaluates its store base and makes decisions about store openings and closings that are in the best interest of its shareholders. Store closings consist of relocations, where a new store is opened to replace an older location in the same area, and closings of stores due to poor performance. Delhaize Group intends to close stores within a year after the decision to close is made. As most of the Delhaize Group's stores are located in leased facilities, a lease liability is recorded for the present value of the estimated remaining non-cancelable lease payments after the closing date, net of estimated subtenant income. In addition, Delhaize Group records a liability for expenditures to be incurred after the store closing which are contractually required under leases for site preservation during the period before lease termination or sale of the property. These other exit costs include estimated real estate taxes, common area maintenance, insurance and utility costs to be incurred after the store closes. The value of owned property and equipment related to a closed store is reduced to reflect recoverable values based on Delhaize Group's previous efforts to dispose of similar assets and current economic conditions. Any reductions in the recorded value of owned property and equipment for closed stores is reflected as an asset impairment charge. Delhaize Group discontinues depreciation on owned property and equipment for closed stores at the date of closing. Disposition efforts related to store leases and owned property begins immediately following the store closing.

     Inventory write-downs, if any, in connection with store closings, are classified in Cost of goods sold. Costs to transfer inventory and equipment from closed stores are expensed as incurred. Severance costs are rarely incurred in connection with store closings. Store closing liabilities are reviewed quarterly to ensure that current estimates are consistent with amounts recorded in the financial statements.

     Significant cash outflows associated with closed stores relate to ongoing lease payments. Because closed store operating leases are classified consistently with capital leases, the principal portion of lease payments reduces the lease liability, while the interest portion of the lease payment is recorded as interest expense in the current period.

  Self Insurance

     Delhaize America is self-insured for workers' compensation, general liability and vehicle accident claims up to USD 500,000, including defense costs, per occurrence. The self-insurance liability is

                                 DELHAIZE GROUP
determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported. Delhaize America is insured for covered costs, including defense costs, in excess of the retained limits. Delhaize America recorded self-insurance expense of approximately EUR 48 million in 2000, EUR 30 million in 1999 and EUR 31 million in 1998. Total claim payments were approximately EUR 40 million in 2000, EUR 31 million in 1999 and EUR 28 million in 1998. Self-insurance liabilities were approximately EUR 116.4 million and EUR 72 million at December 31, 2000 and 1999, and have been classified as accrued liabilities in Provisions for liabilities and deferred taxation.

     Delhaize Belgium is partially self-insured for doubtful debtors, loss of products due to contamination, loss of revenue due to work stoppages and similar insurable risks. Self-insurance expense and claim payments for each of the three years in the period ended December 31, 2000 were not significant.

  Benefit Plans

     According to the laws and customary practices of each country, the subsidiaries in Delhaize Group have obligations in terms of pension and other retirement plans, life and disability insurance plans, medical plans applicable to active employees and other benefit plans. Delhaize Group accounts for defined benefit and defined contribution plans for its United States subsidiaries under the provisions of SFAS No. 87, Employers' Accounting for Pensions ("SFAS 87"). For all other consolidated entities, Delhaize Group accounts for obligations for its defined benefit and defined contribution plans as expense as contributions are made. Delhaize Group recorded expense related to these plans of approximately EUR 254.5 million in 2000, EUR 205.5 million in 1999 and EUR 183.8 million in 1998.

  Exceptional Income and Exceptional Expenses

     Exceptional income and exceptional expenses primarily represent income and expenses incurred outside of Delhaize Group's normal ongoing business operations (i.e., food retail sales) and include gains and losses on disposals of fixed assets. During 2000, 1999 and 1998, exceptional income and exceptional expenses consisted of the following:

                                                                   YEAR ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                              2000    1999    1998
                                                              -----   -----   -----
                                                                (ALL AMOUNTS ARE
                                                              EXPRESSED IN MILLIONS
                                                                     OF EUR)
Gains on disposals of fixed assets..........................     6      18      20
Gain on disposal of investment in P.G.......................    32      --      --
Losses on disposals of fixed assets.........................    (3)    (15)    (18)
Merger costs related to the Hannaford acquisition...........   (42)     --      --
Costs incurred to close 15 Delhaize America stores..........   (32)     --      --
Other expense, net..........................................    (2)     --      (3)
                                                               ---     ---     ---
Total exceptional income (expenses), net....................   (41)      3      (1)
                                                               ===     ===     ===

                                 DELHAIZE GROUP

NOTE 2  BUSINESS ACQUISITIONS

     On July 31, 2000, Delhaize Group's subsidiary, Delhaize America, completed its acquisition of Hannaford Bros. Co. ("Hannaford"), a Maine-based supermarket retailer, in a cash and stock transaction totaling approximately EUR 3.7 billion. Delhaize Group began including the results of operations of Hannaford prospectively from July 31, 2000.

     As consideration for this acquisition, Delhaize America paid cash of approximately EUR 3.0 billion, and issued 25.6 million shares of its Class A common stock having an aggregate value of approximately EUR 714 million. Delhaize America also issued fully vested options for its own common stock in exchange for Hannaford options held by employees of Hannaford. Additional direct costs incurred in connection with the acquisition, principally investment banking, legal and other professional fees, in the amount of EUR 24.0 million have been included in the purchase price allocation.

     The Hannaford acquisition was accounted for using the purchase method of accounting. The purchase price is allocated to acquired assets and liabilities based on their estimated fair values at the date of acquisition, and any excess is allocated to goodwill. Allocation of the purchase price is subject to revision, which is not expected to be material, based on the final determination of fair value of certain acquired assets and liabilities related principally to closed store properties. The acquisition resulted in goodwill of approximately EUR 2.8 billion, which will be amortized over 40 years using the straight-line method.

     The net purchase price was allocated as follows (All amounts are expressed in millions of EUR):

Goodwill arising on consolidation...........................    2,762
Tangible fixed assets.......................................      805
Intangible assets...........................................      520
Other assets................................................      453
Provisions for liabilities and deferred taxation............     (223)
Long-term debt..............................................     (240)
Short-term obligations......................................     (332)
                                                                -----
Purchase price..............................................    3,745
                                                                =====

     The following table reflects the results of operations on a pro forma basis as if the acquisition had been completed as of the beginning of the fiscal periods presented. This unaudited pro forma financial information is not necessarily indicative of the operating results that would have occurred had the acquisition been consummated as of the dates indicated, nor are they necessarily indicative of future operating results.

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                              ----------------
                                                               2000      1999
                                                              ------    ------
                                                              (ALL AMOUNTS ARE
                                                                EXPRESSED IN
                                                              MILLIONS OF EUR,
                                                                 EXCEPT PER
                                                               SHARE AMOUNTS)
Revenue.....................................................  20,408    17,214
Net income..................................................     118       118
Earnings per share..........................................    2.28      2.26

     During 2000 and 1999, Delhaize Group increased its ownership interest in Delhaize America through a series of open market purchases of Delhaize America Class A and Class B common stock for a total amount of approximately EUR 56 million and EUR 204 million in 2000 and 1999, respectively. These purchases were accounted for using the purchase method of accounting and resulted in the recording of

                                 DELHAIZE GROUP
goodwill of approximately EUR 19 million and EUR 132 million in 2000 and 1999, respectively. Goodwill is being amortized over 40 years using the straight-line method.

     During 2000, Delhaize Group, or one of its subsidiaries, acquired 51% of Mega Image and the remaining 51% interest in Bel-Thai Supermarkets, increasing Delhaize Group's ownership interest to approximately 72% in Bel-Thai Supermarkets, for an aggregate EUR 19.9 million. These acquisitions were accounted for using the purchase method of accounting and resulted in goodwill of approximately EUR 17.0 million. Goodwill is being amortized over 20 years using the straight-line method.

     During 2000, Delhaize Group also increased its ownership interests in various of its Belgian subsidiaries through purchases of interests held by certain employees. In the aggregate, Delhaize Group paid approximately EUR 3 million for these acquisitions.

     In March 1999, Delhaize Group acquired the remaining 11.5% minority interest of Delvita in a cash transaction for approximately EUR 12.7 million. Delhaize Group recorded this acquisition as a step acquisition using the purchase method of accounting. The purchase resulted in goodwill of approximately EUR 6.8 million. Goodwill is being amortized over 20 years using the straight-line method. Delvita has been fully consolidated prior to and subsequent to this transaction.

     In January 1999, Delhaize Group acquired a 49.0% ownership interest in Shop N Save, a Singapore-based company that operated 22 grocery stores, in a cash transaction for approximately EUR 12.0 million. Delhaize Group recorded this acquisition using the purchase method of accounting. The purchase resulted in goodwill of approximately EUR 8.2 million. Goodwill is being amortized using the straight-line method over 20 years. Delhaize Group has proportionately consolidated Shop N Save since its acquisition.

NOTE 3  DEBT ISSUANCE COSTS, NET

                                                                DECEMBER 31,
                                                              ----------------
                                                               2000      1999
                                                              ------    ------
                                                              (ALL AMOUNTS ARE
                                                                EXPRESSED IN
                                                                 THOUSANDS
                                                                  OF EUR)
Balance at beginning of year, net...........................  3,758     3,201
Additions...................................................     19       633
Amortization................................................   (391)     (542)
Translation effect..........................................    255       466
                                                              -----     -----
Balance at end of year, net.................................  3,641     3,758
                                                              =====     =====

                                 DELHAIZE GROUP

NOTE 4  INTANGIBLE ASSETS, NET

     Intangible assets, net, consist primarily of goodwill created from asset purchases of businesses and trade names (see Note 1 to the consolidated financial statements).

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                              THOUSANDS OF EUR)
COST
Balance at beginning of year................................  128,162     85,922
Acquisitions................................................  521,860     29,003
Sales and disposals.........................................   (1,359)    (2,166)
Translation effect..........................................    3,648     15,403
                                                              -------    -------
Balance at end of year......................................  652,311    128,162
ACCUMULATED DEPRECIATION, AMORTIZATION AND OTHER
Balance at beginning of year................................   19,620     13,217
Current year expenses.......................................   17,076      5,828
Reversal of depreciation and amortization due to disposals
  of assets.................................................     (557)    (2,052)
Other.......................................................        2        239
Translation effect..........................................    1,207      2,388
                                                              -------    -------
Balance at end of year......................................   37,348     19,620
                                                              -------    -------
NET BOOK VALUE OF INTANGIBLE ASSETS AT END OF YEAR..........  614,963    108,542
                                                              =======    =======

NOTE 5  GOODWILL ARISING ON CONSOLIDATION, NET

     Goodwill arising on consolidation, net, consists primarily of goodwill created from equity purchases of businesses (see Note 1 to the consolidated financial statements).

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              ---------    -------
                                                                (ALL AMOUNTS ARE
                                                                  EXPRESSED IN
                                                               THOUSANDS OF EUR)
Balance at beginning of year, net...........................    318,724    164,915
Increase due to acquisitions of businesses (including
  increases in holding percentages).........................  2,785,565    146,588
Amortization expense........................................    (39,932)    (7,356)
Other decreases.............................................        (47)    (7,627)
Translation effect..........................................    (14,083)    22,204
                                                              ---------    -------
Balance at end of year, net.................................  3,050,227    318,724
                                                              =========    =======

     The increase in 2000 principally related to the Hannaford acquisition. See
Note 2 to the consolidated financial statements. Other decreases in 1999 primarily represent the reversal of a valuation allowance established at the time of Delhaize America's acquisition of Kash n' Karry in 1996. The valuation allowance was originally established to reflect the uncertainty associated with full utilization of the acquired Kash n' Karry tax loss carryforward. Due to the issuance of revised United States Treasury Regulations in 1999, the allowance was no longer necessary as the tax loss carryforward is expected to be fully utilized in the future.

                                 DELHAIZE GROUP

NOTE 6  TANGIBLE FIXED ASSETS, NET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                                 (ALL AMOUNTS ARE
                                                                   EXPRESSED IN
                                                                THOUSANDS OF EUR)
Land and buildings..........................................  1,226,155      823,681
Plant, machinery and equipment..............................  1,163,578      901,369
Furniture, fixtures and vehicles............................     88,732       65,615
Property under capital leases...............................    578,514      451,121
Other tangible fixed assets.................................    672,825      447,005
Construction in progress and advance payments...............     62,345       72,373
                                                              ---------    ---------
          Total tangible fixed assets, net..................  3,792,149    2,761,164
                                                              =========    =========

                                                                                             CONSTRUCTION
                                               PLANT,     FURNITURE,   PROPERTY    OTHER     IN PROGRESS
                                             MACHINERY     FIXTURES     UNDER     TANGIBLE       AND
                                 LAND AND       AND          AND       CAPITAL     FIXED       ADVANCE
                                 BUILDINGS   EQUIPMENT     VEHICLES     LEASES     ASSETS      PAYMENTS
                                 ---------   ----------   ----------   --------   --------   ------------
                                             (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EUR)
COST
Balance at December 31, 1999...  1,000,748    1,890,184     233,692     616,490    780,260       72,373
Acquisitions...................    414,743      458,704      52,251     183,595    231,344      102,841
Sales and disposals............    (45,293)    (122,628)    (11,169)    (24,307)   (46,789)      (3,433)
Interaccount transfers and
  other........................     15,939         (836)      1,090      (3,892)    95,151     (110,830)
Translation effect.............     36,190      112,703      11,110      45,703     45,685        4,375
                                 ---------   ----------    --------    --------   --------     --------
Balance at December 31, 2000...  1,422,327    2,338,127     286,974     817,589   1,105,651      65,326
REVALUATION SURPLUS:
Balance at December 31, 1999...     27,288           --           2          --         --           --
Interaccount transfers.........      5,942           --          (2)         --         --           --
Translation effect.............       (269)          --          --          --         --           --
                                 ---------   ----------    --------    --------   --------     --------
Balance at December 31, 2000...     32,961           --          --          --         --           --
ACCUMULATED DEPRECIATION AND
  OTHER
Balance at December 31, 1999...   (204,355)    (988,815)   (168,079)   (165,369)  (333,255)          --
Depreciation expense...........    (31,959)    (138,265)    (23,439)    (31,549)   (83,311)        (869)
Reversal of depreciation
  expense due to disposals of
  assets and other.............     14,717        5,960       2,058     (31,040)       (86)      (2,141)
Translation effect.............     (7,536)     (53,429)     (8,782)    (11,117)   (16,174)          29
                                 ---------   ----------    --------    --------   --------     --------
Balance at December 31, 2000...   (229,133)  (1,174,549)   (198,242)   (239,075)  (432,826)      (2,981)
                                 ---------   ----------    --------    --------   --------     --------
NET BOOK VALUE OF TANGIBLE
  FIXED ASSETS AT DECEMBER 31,
  2000.........................  1,226,155    1,163,578      88,732     578,514    672,825       62,345
                                 =========   ==========    ========    ========   ========     ========

     Net book value at December 31, 2000 of Property under capital leases consists primarily of land and buildings of approximately EUR 577 million and Plant, machinery and equipment of approximately EUR 1 million.

                                 DELHAIZE GROUP

NOTE 7  LONG-TERM INVESTMENTS

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000       1999
                                                              ------      -----
                                                              (ALL AMOUNTS ARE
                                                                EXPRESSED IN
                                                              THOUSANDS OF EUR)
Companies accounted for under the equity method:
  Investments...............................................     531        540
Other companies:
  Investments...............................................   2,511      1,375
  Receivables...............................................  23,375      3,730
                                                              ------      -----
          Total long-term investments.......................  26,417      5,645
                                                              ======      =====

     Receivables at December 31, 2000, primarily represent cash held in escrow related to Delhaize Group's pending purchase of Trofo, a Greek food retailer. See Note 18 to the consolidated financial statements.

NOTE 8  INVENTORIES, NET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                                 (ALL AMOUNTS ARE
                                                                   EXPRESSED IN
                                                                THOUSANDS OF EUR)
Consumables.................................................     11,695       11,100
Goods for resale............................................  1,833,199    1,619,317
Other.......................................................     19,504       12,548
                                                              ---------    ---------
          Total inventories, net............................  1,864,398    1,642,965
                                                              =========    =========

NOTE 9  RECEIVABLES, NET

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                              THOUSANDS OF EUR)
Trade receivables...........................................  435,972    385,295
Non-trade receivables.......................................  218,205     62,025
                                                              -------    -------
          Total receivables, net............................  664,177    451,310
                                                              =======    =======

     Trade receivables include primarily receivables from suppliers for charge-backs for in-store promotion and advertising, for co-operative advertising and for supplier allowances, representing volume rebates earned from buying and merchandising activities, receivables from franchised and affiliated stores and customer returned checks. See Note 1 to the consolidated financial statements. Non-trade receivables include primarily prepaid income taxes, a receivable from disposal of an investment and receivables from advances on leasehold improvements.

                                 DELHAIZE GROUP

     Allowances for doubtful accounts at December 31, 2000 and 1999, were as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                              THOUSANDS OF EUR)
Balance at beginning of year................................   7,251      5,422
Additions charged to expense................................   3,851      1,998
Other additions (principally acquisitions)..................   1,535         --
Write-offs and recoveries...................................  (1,794)      (965)
Translation.................................................     458        796
                                                              ------     ------
Balance at end of year......................................  11,301      7,251
                                                              ======     ======

NOTE 10  DEFERRED TAXATION

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000       1999
                                                              -------    ------
                                                              (ALL AMOUNTS ARE
                                                                EXPRESSED IN
                                                              THOUSANDS OF EUR)
Deferred tax assets:
  Deferred tax assets of United States subsidiaries.........   15,218    18,274
  Deferred tax assets of other subsidiaries.................    1,856     2,340
                                                              -------    ------
          Total deferred tax assets.........................   17,074    20,614
                                                              -------    ------
Deferred tax liabilities:
  Deferred tax liabilities of United States subsidiaries....  187,345    22,174
  Deferred tax liabilities of other subsidiaries............   37,696    33,059
                                                              -------    ------
          Total deferred tax liabilities....................  225,041    55,233
                                                              -------    ------
          Net deferred tax liabilities......................  207,967    34,619
                                                              =======    ======

NOTE 11  SHAREHOLDERS' EQUITY

  Ordinary Shares

     There were 52,031,725 and 52,016,925 Delhaize Group ordinary shares outstanding at December 31, 2000 and 1999, respectively (par value of EUR 0.50 and approximately EUR 0.48, respectively). The Delhaize Group ordinary shares may be in either bearer or registered form, at the holder's option. Each shareholder is entitled to one vote for each ordinary share held on each matter submitted to a vote of shareholders. The Board of Directors may propose a dividend distribution to shareholders up to the amount of the distributable equity, including the earnings of the latest fiscal year. The shareholders at Delhaize Group's annual general meeting must approve such dividends.

     On November 16, 2000, Delhaize Group and Delhaize America announced an agreement for a share exchange pursuant to which Delhaize Group will exchange each outstanding share of Delhaize America common stock not currently held by Delhaize Group for 0.4 shares of Delhaize Group. The transaction is expected to be consummated in the second quarter of 2001, prior to the distribution of Delhaize Group's fiscal year 2000 dividend. At December 31, 2000, Delhaize Group has recorded dividends payable on the basis of the expected number of Delhaize Group shares that will be eligible to receive the fiscal year 2000 dividend, which will include shares of Delhaize Group issued in exchange for shares of Delhaize America.

                                 DELHAIZE GROUP

     In the event of a liquidation, dissolution or winding up of Delhaize Group, holders of Delhaize Group ordinary shares are entitled to receive, on a pro rata basis, any proceeds from the sale of Delhaize Group's remaining assets available for distribution. Under Belgian law, the holders of Delhaize Group ordinary shares are required to approve any future capital increases, and are entitled to preferential subscription rights to subscribe to a pro rata portion of any such future capital increases of Delhaize Group, subject to certain limitations.

  Legal Reserves

     Under Belgian law, 5% of net income must be transferred to a legal reserve until the legal reserve reaches 10% of the capital par value. At December 31, 2000, Delhaize Group's legal reserve was EUR 2.6 million and classified in retained earnings. Generally, this reserve cannot be distributed to the shareholders other than in liquidation.

  Authorized Capital

     As authorized by the extraordinary general meeting of shareholders held on December 15, 2000, the Board of Directors of Delhaize Group may, for a period of five years expiring in January 2006, within certain legal limits, increase the capital of Delhaize Group or issue convertible bonds or subscription rights which might result in a further increase of capital by a maximum of approximately EUR 26 million. The authorized increase in capital may be achieved by contributions in cash or, to the extent permitted by law, by contributions in-kind or by incorporation of available or unavailable reserves or of the issuance premium account. The Board of Directors of Delhaize Group may, for this increase in capital, limit or remove the preferential subscription rights of Delhaize Group's shareholders, within certain legal limits.

  Share Repurchase Program

     As authorized by the extraordinary general meeting of shareholders held on December 15, 2000, the Board of Directors of Delhaize Group is authorized to purchase Delhaize Group's ordinary shares, for a period of three years expiring in 2003, where such a purchase is necessary in order to avoid serious and imminent damage to Delhaize Group.

     The Board of Directors is also authorized for a period of 18 months expiring in 2002, to purchase, with no special conditions attached, a maximum of 10% of the outstanding Delhaize Group shares at a price between EUR 1 and EUR 150.

  Retained Earnings

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              ---------    -------
                                                                (ALL AMOUNTS ARE
                                                                  EXPRESSED IN
                                                               THOUSANDS OF EUR)
Consolidated retained earnings..............................  1,101,520    863,931
Parent retained earnings....................................     66,468     71,253
                                                              ---------    -------
          Total retained earnings...........................  1,167,988    935,184
                                                              =========    =======

                                 DELHAIZE GROUP

  Changes in Equity Due to Subsidiary Capital Transactions

The following subsidiary capital transactions have affected Delhaize Group's consolidated shareholders' equity balances in 2000, 1999 and 1998:

                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                2000       1999       1998
                                                              --------   --------   --------
                                                              (ALL AMOUNTS ARE EXPRESSED IN
                                                                    THOUSANDS OF EUR)
Dilution as a result of the Hannaford acquisition...........  198,350         --         --
Delhaize America stock repurchase program...................       --    (46,955)   (14,194)
Delhaize America stock option plans.........................      158        366        746
Delhaize America convertible debentures.....................       --         --     27,618
                                                              -------    -------    -------
          Total.............................................  198,508    (46,589)    14,170
                                                              =======    =======    =======

     - Delhaize America issued 25.6 million shares of its Class A common stock in its acquisition of Hannaford (see Note 2 to the consolidated financial statements). Although this transaction decreased Delhaize Group's percentage ownership interest in Delhaize America, it increased shareholders' equity of Delhaize Group.

     - Delhaize America, through a stock repurchase program initiated in 1995, acquired 4.396 million and 1.661 million of its shares (after giving consideration to its 1 for 3 stock split in 1999) through purchases on the open market in 1999 and 1998, respectively. Although these transactions increased Delhaize Group's percentage ownership interest in Delhaize America, they decreased shareholders' equity of Delhaize Group. During the third quarter of fiscal 1999, Delhaize America suspended its share repurchase program.

     - Delhaize America, through a share option plan available to officers and key employees and a restricted stock plan for executive employees, issued 442,000, 83,000 and 259,000 of its shares (after giving consideration to its 1 for 3 stock split in 1999) in 2000, 1999 and 1998, respectively. Although these transactions decreased Delhaize Group's percentage ownership interest in Delhaize America, they increased shareholders' equity of Delhaize Group.

     - During 1998, Delhaize America's convertible subordinated debentures were redeemed, principally through the conversion into shares of Delhaize America's Class A non-voting Common Stock. The debentures could be redeemed, at the option of Delhaize America, at any time after June 1, 1996. The redemption prices set forth in the debt offering were 102% in 1996, 101% in 1997, and 100% in 1998, plus accrued interest. The right to convert the debentures was effective after 1993 and prior to redemption or maturity. This transaction resulted in issuance of 4,660,000 shares of Class A non-voting common stock for an aggregate conversion value, approximating the carrying value of the debentures, of USD 110.4 million based on the original terms for such conversion of USD 23.70 per share. The debentures not converted were redeemed for cash in the amount of approximately USD 3.8 million which approximated the face value and accrued interest. Although this transaction decreased Delhaize Group's percentage ownership interest in Delhaize America, it increased shareholders' equity of Delhaize Group.

                                 DELHAIZE GROUP

NOTE 12  LONG-TERM BORROWINGS AND CAPITALIZED LEASE COMMITMENTS

  Long-term Borrowings

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                               THOUSANDS OF EUR)
Non-subordinated borrowings:
  Debt securities, 7.55% to 8.05% (due 2007 to 2027),
     unsecured..............................................   322,407    298,626
  Medium-term notes, 6.16% to 14.15% (due 2000 to 2017),
     unsecured..............................................   246,060    122,735
  1999 Eurobonds, 4.625% (due 2009), unsecured..............   148,866    148,730
  Medium-term Treasury Program notes, 6.25% to 6.80% (due
     2000 to 2006), unsecured...............................    12,395     37,185
  Medium-term Credit Institution Borrowings 6.34% and 6.27%, respectively (see Note 13 to the consolidated financial
     statements)............................................    37,247     38,233
  Mortgages payable, 7.50% to 10.35% (due 2000 to 2011).....    51,093      5,124
  Other.....................................................    12,139      5,316
                                                              --------    -------
          Total non-subordinated borrowings.................   830,207    655,949
     Less: current portion..................................  (140,428)   (33,561)
                                                              --------    -------
          Total non-subordinated borrowings, long-term......   689,779    622,388
                                                              ========    =======

     In connection with the acquisition of Hannaford (see Note 2 to the consolidated financial statements), Delhaize Group assumed notes of approximately EUR 124 million and mortgages of approximately EUR 58 million. The notes and mortgages have been presented in medium-term notes and mortgages payable, respectively.

     On May 17, 1999, Delhaize Group issued bonds having an aggregate principal amount of EUR 150 million for net proceeds of approximately EUR 148 million (the "1999 Eurobonds"). The 1999 Eurobonds mature in 2009 and bear interest at 4.625%, payable annually in arrears on May 18 of each year. The discount upon issuance is being amortized over the life of the bond. The 1999 Eurobonds are subject to redemption in whole, at the principal amount, together with accrued interest, at the option of Delhaize Group at any time in the event of certain changes affecting taxes in Belgium.

     In 1999, Delhaize Group updated its then existing treasury notes program with a new multi-currency treasury notes program. Under this treasury notes program, Delhaize Group may issue both short-term notes (e.g., commercial paper) and medium-term notes in amounts up to EUR 500 million, or the equivalent thereof in other eligible currencies (collectively, the "Treasury Program"). Approximately EUR 12.4 million and EUR 37.2 million in medium-term notes were outstanding at December 31, 2000 and 1999, respectively, under the Treasury Program.

                                 DELHAIZE GROUP

     The fair values of Delhaize Group's long-term borrowings were estimated based upon the current rates offered to Delhaize Group for debt with the same remaining maturities or generally accepted valuation methodologies. The estimated fair values of Delhaize Group's long-term borrowings were as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000       1999
                                                              ------     ------
                                                              (ALL AMOUNTS ARE
                                                                EXPRESSED IN
                                                              MILLIONS OF EUR)
Fair value..................................................  777.6      615.9
Carrying amount.............................................  830.2      655.9

  Capitalized Lease Commitments

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                              THOUSANDS OF EUR)
Capitalized lease commitments...............................  683,468    507,161
  Less: current portion.....................................  (34,403)   (25,415)
                                                              -------    -------
          Total capitalized lease commitments, long-term....  649,065    481,746
                                                              =======    =======

  Long-term Borrowings and Capitalized Lease Commitments by Maturity Date

     The maturity dates of long-term borrowings and capitalized lease commitments at December 31, 2000 are as follows:

                                                                             AMOUNTS
                                                                           FALLING DUE
                                                               AMOUNTS      AFTER ONE      AMOUNTS
                                                             FALLING DUE    YEAR AND     FALLING DUE
                                                             WITHIN ONE    WITHIN FIVE   AFTER FIVE
                                                                YEAR          YEARS         YEARS
                                                             -----------   -----------   -----------
                                                                        (ALL AMOUNTS ARE
                                                                          EXPRESSED IN
                                                                        THOUSANDS OF EUR)
Non-subordinated borrowings................................    140,428       119,691        570,088
Capitalized lease commitments..............................     34,403       205,238        443,827
                                                               -------       -------      ---------
          Total............................................    174,831       324,929      1,013,915
                                                               =======       =======      =========

     Approximate maturities of long-term borrowings and capitalized lease commitments at December 31, 2000 are as follows (in thousands of EUR):

2001......................................................    174,831
2002......................................................     94,906
2003......................................................     87,957
2004......................................................     77,015
2005......................................................     65,051
Thereafter................................................  1,013,915
                                                            ---------
          Total...........................................  1,513,675
                                                            =========

                                 DELHAIZE GROUP

  Long-term Borrowings and Capitalized Lease Commitments by Currency

     The main currencies in which Delhaize Group's long-term borrowings and capitalized lease commitments were denominated are as follows:

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                                 (ALL AMOUNTS ARE
                                                                   EXPRESSED IN
                                                                THOUSANDS OF EUR)
United States dollars.......................................  1,326,843      940,116
Euro-zone currencies........................................    169,951      202,496
Czech crowns................................................     16,881       20,498
                                                              ---------    ---------
          Total.............................................  1,513,675    1,163,110
                                                              =========    =========

  Collateralizations

     The portions of Delhaize Group's long-term borrowings and capitalized lease commitments that are collateralized by mortgages and security charges granted or irrevocably promised on Delhaize Group's assets, are as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               2000       1999
                                                              -------    -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                              THOUSANDS OF EUR)
Non-subordinated borrowings.................................  112,133     23,010
Capitalized lease commitments...............................      993      1,217
                                                              -------    -------
          Total borrowings..................................  113,126     24,227
                                                              =======    =======

     At December 31, 2000 and 1999, EUR 91.1 million and EUR 14.1 million, respectively, in assets were pledged as collateral for mortgage payables.

     On February 15, 2001, Delhaize Group issued bonds having an aggregate principal amount of EUR 150 million for net proceeds of approximately EUR 149.5 million (the "2001 Eurobonds"). The 2001 Eurobonds mature in 2006 and bear interest at 5.50%, payable annually in arrears on February 15 of each year. The discount upon issuance is to be amortized over the life of the bond. The 2001 Eurobonds are subject to redemption in whole, at the principal amount, together with accrued interest, at the option of Delhaize Group at any time in the event of certain changes affecting taxes in the Netherlands.

NOTE 13  SHORT-TERM BORROWINGS

                                                                  DECEMBER 31,
                                                              --------------------
                                                                2000        1999
                                                              ---------    -------
                                                                (ALL AMOUNTS ARE
                                                                  EXPRESSED IN
                                                               THOUSANDS OF EUR)
Short-term loan facility....................................  2,595,377         --
Short-term Revolving Credit Facilities......................    306,287    204,061
Short-term Credit Institution Borrowings....................    285,965    378,277
Short-term Treasury Program notes...........................    160,810     25,001
                                                              ---------    -------
          Total short-term borrowings.......................  3,348,439    607,339
                                                              =========    =======

                                 DELHAIZE GROUP

     In 2000, in connection with the acquisition of Hannaford (see Note 2 to the consolidated financial statements), Delhaize America obtained an approximately EUR 2.7 billion 364-day short-term loan facility. At December 31, 2000, Delhaize America had approximately EUR 2.6 billion in outstanding borrowings against this short-term loan facility. During 2000, Delhaize Group had average borrowings of EUR 1.1 billion at a daily weighted average interest rate of 8.07% on this short-term loan facility. Delhaize America paid fees for this short-term loan facility of EUR 31.7 million which are being amortized to expense over the expected outstanding term. Delhaize America plans to refinance this term loan through a long-term bond offering to occur in 2001, prior to the maturity of the short-term loan facility.

     Delhaize America maintains two revolving credit facilities with a syndicate of commercial banks providing EUR 1.1 billion in committed lines of credit, of which approximately EUR 550 million will expire in November 2001 and approximately EUR 550 million will expire in July 2005. As of December 31, 2000, Delhaize America had EUR 306.3 million in outstanding borrowings. During 2000, Delhaize America had average borrowings of approximately EUR 206.9 million at a daily weighted average interest rate of 7.95%. There were borrowings of EUR
204.1 million outstanding at December 31, 1999.

     Delhaize America also entered into agreements to hedge against a potential increase in interest rates prior to the planned long-term bond offering noted above. The agreements are structured to hedge against the risk of increasing market interest rates based on U.S. treasury rates, with the specified rates based on the expected maturities of the planned debt issue. The notional amount of the agreements totals USD 1.75 billion, or approximately EUR 1.9 billion. Delhaize America believes the issuance of the debt is probable, and the contractual interest rates in the agreements are highly correlated with the expected interest rates to be incurred on the debt. The agreements will be settled upon issuance of the debt.

     In October 2000, Delhaize America entered into related agreements to limit the amount of any unrealized loss associated with future interest rate reduction. Delhaize America paid USD 19.8 million, or approximately EUR 21.3 million, as consideration for these agreements which is being amortized to expense over the period of the contract through March 2001. These agreements have been extended through April 26, 2001.

     Upon settlement of the agreements, the realized gain or loss to be paid or received by Delhaize America will be amortized as interest expense over the life of the underlying debt.

     The fair value of these off-balance sheet interest rate hedging agreements is estimated using the present value of the difference between the contracted rates and the applicable forward rates. At December 31, 2000, the net unrealized loss to such agreements was approximately USD 197.6 million, or approximately EUR 212.4 million, before taxes.

     Delhaize America is subject to risk of nonperformance by the counterparties to these agreements. Delhaize America regularly monitors the creditworthiness of the counterparties and does not anticipate nonperformance by the counterparties, who are major United States financial institutions.

     Delhaize Group had approximately EUR 286.0 million and EUR 378.3 million outstanding at December 31, 2000 and 1999, respectively, in less than one-year borrowings (the "Short-term Credit Institution Borrowings"). The approximate weighted average rates of interest for the Short-term Credit Institution Borrowings were 6.18% and 5.30% during 2000 and 1999, respectively.

     The Short-term Credit Institution Borrowings and the Medium-term Credit Institution Borrowings (see Note 12 to the consolidated financial statements) (collectively, the "Credit Institution Borrowings"), generally bear interest at the inter-bank offering rate of the originating country plus a margin, or at the

                                 DELHAIZE GROUP
market rate plus a margin upon withdrawal. Total amounts authorized under the Credit Institution Borrowings were approximately EUR 550 million at December 31, 2000 and 1999. Delhaize Group has guaranteed EUR 19.6 million and EUR 13.7 million of the total amounts outstanding under the Credit Institution Borrowings at December 31, 2000 and 1999, respectively. The Credit Institution Borrowings require maintenance of various financial and non-financial covenants. At December 31, 2000 and 1999, Delhaize Group was in compliance with all such covenants.

     Delhaize Group had approximately EUR 160.8 million and EUR 25.0 million in short-term notes outstanding under the Treasury Program (see Note 12 to the consolidated financial statements) at December 31, 2000 and 1999, respectively.

     The fair values of Delhaize Group's short-term borrowings approximate their carrying amounts.

NOTE 14  ACCOUNTS PAYABLE AND OTHER LIABILITIES

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                2000         1999
                                                              ---------    ---------
                                                                 (ALL AMOUNTS ARE
                                                                   EXPRESSED IN
                                                                THOUSANDS OF EUR)
Accounts payable............................................  1,392,532    1,144,837
Notes payable...............................................      4,241       15,278
Other liabilities...........................................    160,248      131,927
                                                              ---------    ---------
          Total accounts payable and other liabilities......  1,557,021    1,292,042
                                                              =========    =========

NOTE 15  OPERATING RESULTS

                                                                YEAR ENDED DECEMBER 31,
                                                        ---------------------------------------
                                                          2000           1999           1998
                                                        ---------      ---------      ---------
AVERAGE WORKFORCE
Manual workers........................................     14,065         11,767          5,298
Salaried and store employees..........................    115,445        105,812        107,325
Management............................................      5,145          5,282          4,688
                                                        ---------      ---------      ---------
          Total.......................................    134,655        122,861        117,311
                                                        =========      =========      =========
                                          (ALL AMOUNTS BELOW ARE EXPRESSED IN THOUSANDS OF EUR)
EMPLOYMENTS COSTS
Salaries and direct benefits..........................  1,854,252      1,414,419      1,263,204
Employer's social security contributions..............    206,245        177,519        165,125
Employer's premiums for supplementary insurance.......    161,554        101,193         94,157
Other personnel expenses..............................     13,094          7,755          8,393
Pensions..............................................     92,940        104,357         89,630
                                                        ---------      ---------      ---------
          Total.......................................  2,328,085      1,805,243      1,620,509
                                                        =========      =========      =========

                                 DELHAIZE GROUP

NOTE 16  LEASES

     Delhaize Group's stores operate principally in leased premises. Lease terms generally range from 3 to 20 years with renewal options ranging from 3 to 20 years. The average remaining lease term for closed stores is 8.9 years. The following schedule details, at December 31, 2000, the future minimum lease payments under capital and operating leases:

                                                                          OPERATING LEASES
                                                                    -----------------------------
                                                   CAPITAL              OPEN             CLOSED
                                                    LEASES             STORES            STORES
                                                 ------------       ------------       ----------
                                                 (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EUR)
2001...........................................     113,179            249,322           31,267
2002...........................................     113,271            248,806           27,769
2003...........................................     112,506            240,795           27,678
2004...........................................     111,066            233,320           26,799
2005...........................................     110,201            227,035           25,740
Thereafter.....................................     987,477          1,986,819          166,416
                                                  ---------          ---------          -------
          Total minimum payments...............   1,547,700          3,186,097          305,669
                                                                     =========          =======
Less estimated executory costs.................      46,162
                                                  ---------
Net minimum lease payments.....................   1,501,538
Less amount representing interest..............     818,070
                                                  ---------
Present value of net minimum lease payments....     683,468
                                                  =========

     Minimum payments have not been reduced by minimum sublease income of approximately EUR 82 million due over the term of non-cancelable subleases.

     Rent payments, including scheduled rent increases, are recognized on a straight-line basis over the minimum lease term. Total rent expense under operating leases for open and closed stores was approximately EUR 257 million, EUR 203 million, and EUR 191 million in 2000, 1999, and 1998, respectively.

     In addition, Delhaize Group has signed lease agreements for additional store facilities, the construction of which was not complete at December 31, 2000. The leases expire on various dates extending to 2025 with renewal options generally ranging from 3 to 20 years. Total future minimum rents under these agreements are approximately EUR 408 million.

     Provisions of approximately EUR 164 million and EUR 97 million at December 31, 2000 and 1999, respectively, for remaining lease liabilities on closed stores are included in Accrued liabilities, less the current portion. Delhaize Group uses a discount rate based on the current treasury note rates to calculate the present value of the remaining rent payments on closed stores.

NOTE 17  SEGMENT INFORMATION

     Delhaize Group is engaged in one transnational line of business, the operation of food supermarkets, under different banners that have similar economic and operating characteristics. The operation of food supermarkets represents more than 94% of Delhaize Group's consolidated revenue and is its only reportable segment in 2000, 1999 and 1998.

                                 DELHAIZE GROUP

     Information regarding Delhaize Group's geographic locations is as follows:

                                           UNITED
                                           STATES      BELGIUM      OTHER       TOTAL
                                         ----------   ---------   ---------   ----------
                                         (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EUR)
YEAR ENDED DECEMBER 31, 2000:
Sales..................................  14,069,532   2,983,534   1,115,100   18,168,166
Assets in use for operational
  activities *.........................   6,712,149     398,345     373,262    7,483,756
Income before minority interests.......     180,081      41,832      34,269      256,182
Net income.............................      88,517      41,832      30,338      160,687
YEAR ENDED DECEMBER 31, 1999:
Sales..................................  10,505,737   2,802,203   1,002,189   14,310,129
Assets in use for operational
  activities *.........................   2,434,799     371,861     392,022    3,198,682
Income before minority interests.......     285,174      32,165       3,837      321,176
Net income.............................     135,030      32,295       2,561      169,886
YEAR ENDED DECEMBER 31, 1998:
Sales..................................   9,456,138   2,686,019     770,253   12,912,410
Assets in use for operational
  activities *.........................   1,862,380     334,254     316,509    2,513,143
Income before minority interests.......     254,693      31,927       6,212      292,832
Net income.............................     113,732      32,031       3,191      148,954

---------------

 * Assets in use for operational activities represent all geographic assets less debt issuance costs.

NOTE 18  COMMITMENTS AND CONTINGENCIES

     In December 2000, a subsidiary of Delhaize Group entered into a foreign currency swap with a commercial bank to hedge foreign currency risk of intercompany loans denominated in a currency (USD) other than its functional currency. The terms of the foreign currency swap provided Delhaize Group's subsidiary USD 50.0 million, or approximately EUR 53.7 million, on December 14, 2000 in exchange for the same amount delivered to the bank on March 14, 2001. The terms also required Delhaize Group's subsidiary to pay the bank BEF 2,304 million, or approximately EUR 57.1 million, on December 14, 2000 in exchange for BEF 2,295 million, or approximately EUR 56.9 million, delivered from the bank on March 14, 2001. The fair value of this swap is approximately EUR 4.0 million at December 31, 2000, which is offset by an unrealized loss on Delhaize Group's USD loan.

     During 2000, a subsidiary of Delhaize Group entered into foreign currency swaps with various commercial banks to hedge foreign currency risk on intercompany loans denominated in a currency (Czech Crown) other than its functional currency. In the aggregate, the foreign currency swaps provided Delhaize Group's subsidiary Czech Crown 2.2 billion, or approximately EUR 62.1 million, on the trade dates in exchange for the same amount delivered to the bank with interest accrued at a weighted average rate of 6.70% on the expiration dates. The terms of the foreign currency swaps also required Delhaize Group's subsidiary to pay the bank EUR 62.1 million on the trade dates in exchange for the same amount delivered from the bank with interest accrued at a weighted average rate of 4.94% on the expiration dates. The fair value of these swaps of approximately EUR 0.4 million at December 31, 2000, was offset by a net unrealized gain on Delhaize Group's Czech Crown loan.

     In October 1999, a subsidiary of Delhaize Group entered into an interest rate swap with a commercial bank to hedge its floating interest rate exposure on a medium-term borrowing. The notional amount of the interest rate swap is Czech crown 280 million, or approximately EUR 7.9 million. The interest rate swap allows Delhaize Group to exchange the net difference between a floating interest rate (12 month PRIBOR) and a fixed interest rate (7.885%) over the term of the swap, which matures on October 11,

                                 DELHAIZE GROUP

2004. The fair value of the interest rate swap at December 31, 2000 of EUR 0.3 million represents the estimated payment that would terminate the interest rate swap at December 31, 2000.

     In October 1999, a subsidiary of Delhaize Group entered into a foreign currency swap with a commercial bank to hedge foreign currency risk on a loan denominated in a currency (Czech Crown) other than its functional currency. The terms of the foreign currency swap provided Delhaize Group's subsidiary Czech crown 300 million, or approximately EUR 8.2 million, on the trade date in exchange for the same amount delivered to the bank with interest accrued at 6.875% on October 30, 2000. The terms also required Delhaize Group's subsidiary to pay the bank BEF 330 million, or approximately EUR 8.2 million, on the trade date in exchange for the same amount delivered from the bank with interest accrued at 4.435% on October 30, 2000. The fair value of this swap was approximately EUR 0.2 million at December 31, 1999, which was offset by an unrealized gain on Delhaize Group's Czech Crown loan.

     In October 2000, Delhaize Group entered into an agreement to acquire Trofo, a Greek food retailer, for the price of EUR 66.9 million. The acquisition will be accounted for under the purchase method of accounting. This transaction had not been finalized at December 31, 2000.

     Delhaize Group has an agreement with one of its venture partners, which owns 40% of one of Delhaize Group's consolidated subsidiaries, to purchase a minimum amount of its general store inventory on an annual basis for this subsidiary, until February 2005. Inventory purchases from this venture partner were approximately EUR 153 million, EUR 134 million and EUR 106 million, for the years ended December 31, 2000, 1999 and 1998, respectively. Such agreement is in the ordinary course of business at negotiated prices comparable to those of transactions with other suppliers.

     Delhaize Group has guaranteed portions of its liabilities for taxes, salaries and social security by mortgages or security charges granted or irrevocably promised on Delhaize Group's assets. At December 31, 2000 and 1999, amounts guaranteed totaled EUR 6.1 million and EUR 6.6 million, respectively.

     Delhaize Group has been involved in a number of disputes and legal cases arising in the normal course of business. Although the final outcome of these proceedings cannot be predicted with certainty, management believes that obligations that could result from them will not have a significant effect on the financial statements of Delhaize Group.

                                 DELHAIZE GROUP

NOTE 19 LIST OF CONSOLIDATED AND ASSOCIATED COMPANIES AT DECEMBER 31, 2000 AND 1999

A. FULLY CONSOLIDATED

                                                              SHARE HELD (IN %)       SHARE HELD (IN %)      OWNERSHIP INTEREST
                                                            ---------------------   ---------------------          (IN %)
                                                            DIRECTLY   INDIRECTLY   DIRECTLY   INDIRECTLY   ---------------------
NAME OF COMPANY                              COUNTRY          2000        2000        1999        1999        2000        1999
---------------                              -------        --------   ----------   --------   ----------   --------   ----------
Aidi Center S.P.R.L.                   Belgium............      --       100.0          --       100.0       100.0       100.0
Albatros S.A.                          Belgium............      --       100.0          --          --       100.0          --
Alfa-Beta Vassilopoulos S.A.           Greece.............      --        50.6          --        50.6        50.6        50.6
Aniserco S.A.                          Belgium............    72.2        27.8        62.5        32.5       100.0        95.0
Athenian Real Estate Development,
  Inc.                                 United States......      --       100.0          --          --        45.1          --
Atlas A.S.                             Czech Republic.....      --       100.0          --       100.0       100.0       100.0
Bel-Thai Supermarkets                  Thailand...........      --       100.0          --        49.0        72.0(1)     49.0
Birdshop S.P.R.L.                      Belgium............      --       100.0          --          --       100.0          --
Boney Wilson & Sons, Inc.              United States......      --       100.0          --          --        45.1          --
Boxer S.P.R.L.                         Belgium............      --       100.0          --          --       100.0          --
Delanthuis N.V.                        Belgium............    86.0        14.0        56.0        14.0       100.0        70.0
Delhaize America, Inc.                 United States......    26.9        18.2        29.5        21.3        45.1        50.8(2)
Delhaize The Lion America, Inc.        United States......   100.0          --       100.0          --       100.0       100.0
Delhaize The Lion Asia, Ltd.           Hong Kong..........   100.0          --       100.0          --       100.0       100.0
Delhaize The Lion Coordination Center
  S.A.                                 Belgium............   100.0          --       100.0          --       100.0       100.0
Delhaize "The Lion" Nederland B.V.     Netherlands........      --       100.0          --       100.0       100.0       100.0
Delhaize The Lion Pacific              Thailand...........   100.0          --       100.0          --       100.0       100.0
Delhome S.A.                           Belgium............    80.0        20.0        56.0        20.0       100.0        76.0
Delimmo S.A.                           Belgium............   100.0          --       100.0          --       100.0       100.0
Delnemo A.S.                           Czech Republic.....      --       100.0          --       100.0       100.0       100.0
Delrest, Inc.                          United States......      --       100.0          --       100.0       100.0       100.0
Delshop S.A.                           Belgium............   100.0          --       100.0          --       100.0       100.0
Delvita A.S.                           Czech Republic.....      --       100.0          --       100.0       100.0       100.0
Delvita S.R.O.                         Slovakia...........      --       100.0          --       100.0       100.0       100.0
Essex Realty Corp.                     United States......      --       100.0          --          --        45.1          --
Food Lion, LLC                         United States......      --       100.0          --       100.0        45.1        50.8
Frippiat S.A.                          Belgium............      --       100.0          --       100.0       100.0       100.0
Gillo S.P.R.L.                         Belgium............      --       100.0          --          --       100.0          --
Hannabro, Co.                          United States......      --       100.0          --          --        45.1          --
Hannaford Bros., Co.                   United States......      --       100.0          --          --        45.1          --
Hannaford Licensing Corp.              United States......      --       100.0          --          --        45.1          --
Hannaford Procurement Corp.            United States......      --       100.0          --          --        45.1          --
Hannaford Trucking Company             United States......      --       100.0          --          --        45.1          --
Hancot, Inc.                           United States......      --       100.0          --          --        45.1          --
Jan Van Gent S.P.R.L.                  Belgium............      --       100.0          --          --       100.0          --
Kash n' Karry Food Stores, Inc.        United States......      --       100.0          --       100.0        45.1        50.8
Martin's Food of South Burlington,
  Inc.                                 United States......      --       100.0          --          --        45.1          --
Mega Doi                               Romania............      --        86.0          --          --        51.0          --
Mega Dolphin                           Romania............      --        59.3          --          --        51.0          --
Mega Image                             Romania............      --        51.0          --          --        51.0          --
Plain Street Properties, Inc.          United States......      --       100.0          --          --        45.1          --
Points Plus Punten S.A.                Belgium............   100.0          --       100.0          --       100.0       100.0
Progressive Distributors, Inc.         United States......      --       100.0          --          --        45.1          --
P.T. Lion Super Indo                   Indonesia..........      --        51.0          --        51.0        51.0        51.0
Redelcover S.A.                        Luxembourg.........      --       100.0          --       100.0       100.0       100.0
Serdelco S.A.                          France.............      --       100.0          --       100.0       100.0       100.0
Shop 'N Save -- Mass., Inc.            United States......      --       100.0          --          --        45.1          --
Super Discount Markets, Inc.           United States......      --        60.0          --        60.0        60.0        60.0
Super Dolphin                          Romania............      --        51.0          --          --        51.0          --
Vadis S.P.R.L.                         Belgium............      --       100.0          --       100.0       100.0       100.0
Wambacq & Peeters S.A.                 Belgium............    55.0          --        55.0          --        55.0        55.0
Wintrucks S.A.                         Belgium............    20.0        80.0        20.0        80.0        64.0        64.0

B. PROPORTIONALLY CONSOLIDATED
Communaute Boulonnaise de
  Distribution S.A.                    France.............      --          --          --        49.9          --        50.0
Delstoc S.A.S.                         France.............      --          --          --        50.0          --        50.0
Dhalenne Berguette S.C.I.              France.............      --          --          --        49.0          --        49.0
Du Moulin S.C.I.                       France.............      --          --          --        50.0          --        50.0

                                 DELHAIZE GROUP

                                                              SHARE HELD (IN %)       SHARE HELD (IN %)      OWNERSHIP INTEREST
                                                            ---------------------   ---------------------          (IN %)
                                                            DIRECTLY   INDIRECTLY   DIRECTLY   INDIRECTLY   ---------------------
NAME OF COMPANY                              COUNTRY          2000        2000        1999        1999        2000        1999
---------------                              -------        --------   ----------   --------   ----------   --------   ----------
Maes S.C.I.                            France.............      --          --          --        50.0          --        50.0
Raillendis S.A.                        France.............      --          --          --        50.0          --        50.0
Shop N Save                            Singapore..........      --        49.0          --        49.0        49.0        49.0
Societe d'exploitation Des
  Supermarches P.G. S.A.               France.............      --          --          --        50.0          --        50.0
Vieille Colme S.C.I.                   France.............      --          --          --        50.0          --        50.0

C. ASSOCIATED COMPANIES
Accounted under the equity method of
  accounting Debarry Center            United States......      --        50.0          --        50.0        50.0        50.0
Accounted under the cost method of
  accounting
  HomeRuns.com                         United States......      --         8.0          --          --         3.6          --
  Special Event S.A.                   Belgium............    30.0          --        30.0          --        30.0        30.0

---------------
(1) In 1999, Delhaize Group owned 49% of Bel-Thai Supermarkets. However, Delhaize Group obtained legal control of proxies representing all of the voting rights of Bel-Thai Supermarkets it did not previously control (i.e., the remaining 51%) in January 1999, thus permitting consolidation accounting under Belgian GAAP. In 2000, Delhaize America subsequently acquired the remaining 51% outstanding ownership interests in Bel-Thai Supermarkets. Accordingly, Delhaize Group's overall ownership is approximately 72% in 2000.

(2) Delhaize Group consolidated and controlled the operations of Delhaize America for all periods presented. At December 31, 2000, Delhaize Group owned 37.2% of Delhaize America's non-voting Class A common stock and 56.3% of Delhaize America's voting Class B common stock resulting in an effective ownership interest in Delhaize America of 45.1%. At December 31, 1999, Delhaize Group owned 46.4% of Delhaize America's non-voting Class A common stock and 55.5% of Delhaize America's voting Class B common stock resulting in an effective ownership interest in Delhaize America of 50.8%.

NOTE 20 RECONCILIATION OF BELGIAN GAAP TO US GAAP AND PRESENTATION OF CONDENSED CONSOLIDATED FINANCIAL INFORMATION PREPARED IN ACCORDANCE WITH US GAAP

     The consolidated financial statements have been prepared in accordance with Belgian GAAP, as described in Note 1 to the consolidated financial statements. Those principles differ in certain significant respects from US GAAP. These differences relate mainly to the items that are described below and are summarized in the following tables. Such differences affect both the determination of net income and shareholders' equity, as well as the classification and format of the consolidated financial statements.

  ITEMS AFFECTING NET INCOME AND SHAREHOLDERS' EQUITY

  a. GOODWILL -- STOCK REPURCHASE PROGRAM

          As described in Note 11 to the consolidated financial statements, Delhaize Group's subsidiary, Delhaize America, initiated a stock repurchase program in 1995 that resulted in an aggregate increase in Delhaize Group's ownership interest in Delhaize America. Under Belgian GAAP, for consolidated reporting purposes, Delhaize Group recognized Delhaize America's treasury transactions as capital transactions. Under US GAAP, acquisitions of stock held by minority shareholders of a consolidated subsidiary are accounted for under the purchase method of accounting at Delhaize Group level in accordance with the requirements of Accounting Interpretations No. 26 to Accounting Principles Board Opinion ("APBO") No. 16, Business Combinations ("APBO 16").

  b. GOODWILL -- PURCHASE ACCOUNTING

          As described in Note 2 to the consolidated financial statements, Delhaize America issued fully vested options for its own common stock in exchange for Hannaford options held by employees of Hannaford. Under Belgian GAAP, the notional value of stock options is not recognized. Under US

                                 DELHAIZE GROUP

     GAAP, in accordance with the requirements of Financial Accounting Standards Board Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, in a purchase business combination, vested stock options or awards issued by an acquirer in exchange for outstanding awards held by employees of the acquiree shall be considered to be part of the purchase price paid by the acquirer for the acquiree and accounted for under APBO 16. Accordingly, under US GAAP, the fair value of the new Delhaize America awards has been included as part of the purchase price of Hannaford. Accordingly, goodwill recorded in connection with the Hannaford acquisition will increase by approximately EUR 43 million.

  c. GOODWILL -- ASSET LIVES

          Management believes that goodwill acquired in conjunction with business combinations in countries with mature economies (including United States and France) has an indefinite life. Prior to 1999, management's policy, for Belgian GAAP purposes, was to amortize such goodwill over a twenty-year period in accordance with practices common in Belgium. As described in Note 1 to the consolidated financial statements, beginning in 1999, management changed its Belgian GAAP policy for such goodwill to now amortize goodwill acquired in conjunction with business combinations over its estimated useful life not to exceed forty years. This change in Belgian GAAP policy applies to both existing and new goodwill balances, although amounts previously amortized have not been restated. Under US GAAP, Delhaize Group's policy for goodwill acquired in conjunction with business combinations has always been and remains to be to amortize such goodwill over its estimated useful life, not to exceed forty years.

  d. IMPAIRMENT OF LONG-LIVED ASSETS

          Under Belgian GAAP, Delhaize Group reviews long-lived assets for impairment when an event has occurred that would indicate that a permanent diminution in value exists (e.g., store closing decision). If the net book value of a long-lived asset is greater than its fair value, Delhaize Group will record an impairment reserve to reduce the asset's net book value to fair value in the period the change in the operational or economic circumstances of the asset is observed. If the impairment reserve is no longer justified in future periods, due to recovery in the asset's fair value, the impairment reserve is reversed. Under US GAAP, Delhaize Group reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable; if these events or changes in circumstances indicate that such amounts could not be recoverable, Delhaize Group estimates the future cash flows expected to result from the use of the asset and its eventual disposition; if the sum of undiscounted future cash flows is less than the carrying amount of the asset, Delhaize Group recognizes an impairment loss for the difference between the carrying value of the asset and its fair value. The estimate of fair value considers prices for similar assets and the results of analyses of expected future cash flows using a discount rate commensurate with the risks involved. After an impairment is recognized, the reduced carrying amount of the asset shall be accounted for as its new cost. For a depreciable asset, the new cost shall be depreciated over the asset's remaining useful life. Restoration of previously recognized impairment losses is not recorded.

          In 1996, Delhaize America recorded a non-cash charge (before taxes) of approximately EUR 17.0 million as a result of implementation of SFAS No. 121, Accounting for the Impairment of Long-lived Assets and for Long-lived Assets to be Disposed of ("SFAS 121"). Of that charge, approximately EUR
     7.4 million (before taxes) related to certain operating stores and the remainder, approximately EUR 9.6 million, related to stores that were planned to be closed. Under Belgian GAAP, Delhaize Group only recorded the charge related to stores that were planned to be closed.

                                 DELHAIZE GROUP

          In 2000, Delhaize America recorded a non-cash SFAS 121 impairment charge (before taxes) of approximately EUR 29.3 million. Of that charge, approximately EUR 17.1 million (before taxes) related to certain operating stores. Under Belgian GAAP, Delhaize Group did not record this charge.

          The effect of the difference in accounting policies relating to restoration of previously recognized impairment losses on the results of operations and financial condition of Delhaize Group is immaterial for all periods presented.

  e. PENSIONS

          As described in Note 1 to the consolidated financial statements, Delhaize Group does not account for pension plan obligations for all member companies of Delhaize Group under the provisions of SFAS 87. Under US GAAP, all pension plan obligations are calculated in accordance with the provisions of SFAS 87.

  f. FOREIGN CURRENCY TRANSACTIONS

          Under Belgian GAAP, Delhaize Group has deferred, as an offset to shareholders' equity, foreign currency transaction exchange rate losses incurred on debts contracted to finance non-monetary assets. These losses are recognized based on the principle of matching expenses to the income to which they relate. Under US GAAP, a change in exchange rates between the functional currency and the currency in which a transaction is denominated increases or decreases the expected amount of functional currency cash flows upon settlement of the transaction. That increase or decrease in expected functional currency cash flows is a foreign currency transaction gain or loss that is included in determining net income for the period in which the exchange rate changes.

  g. REVALUATION OF LONG-LIVED ASSETS

          Under Belgian GAAP, assets of certain member companies of Delhaize Group have been revalued according to the applicable laws of each country. The resulting unrealized gains were added to the revaluation reserves, which are classified in Shareholders' equity. The revaluation amounts are depreciated over the lives of the related assets. Upon disposition of the revalued assets, the relevant part of the revaluation reserve is considered realized and included in the determination of net income. Under US GAAP, such revaluations are not permitted.

  h. INCOME TAXES

          As described in Note 1 to the consolidated financial statements, Delhaize Group does not account for deferred income tax assets and liabilities for all member companies of Delhaize Group under the provisions of SFAS 109. Under US GAAP, income taxes are accounted for under the provisions of SFAS 109 for all subsidiaries of Delhaize Group.

  i. LEASE ACCOUNTING

          Under Belgian GAAP, a capital lease is defined as one that transfers substantially all the risks and rewards of ownership of an asset to the lessee. Under US GAAP, SFAS No. 13, Accounting for Leases, defines criteria for companies to evaluate whether, at inception of the lease contract, a lease should be accounted for as a capital lease or an operating lease. Accordingly, Delhaize Group has certain leases that are classified as operating leases under Belgian GAAP that would be classified as capital leases under US GAAP.

                                 DELHAIZE GROUP

  j. NET US GAAP ADJUSTMENTS FOR EQUITY METHOD OF ACCOUNTING INVESTEES

          Under Belgian GAAP, companies over which joint control is exercised should be consolidated proportionately (See Note 19 to the consolidated financial statements). Also, companies over which legal majority ownership control is exercised should be consolidated even though the minority interest holders may have participating rights that restrict the companies' ability to control the entity. Under US GAAP, Delhaize Group accounts for these investments under the equity method.

          These differences in accounting policy have no effect on the net income or shareholders' equity of Delhaize Group; however, the results of operations and financial position of these investees must be recast into US GAAP prior to Delhaize Group's recognition of its share in income of companies accounted for under the equity method. The adjustments to present investees under US GAAP relate primarily to accounting for foreign currency transactions, income taxes and pensions. The differences in accounting policy would also affect sales, operating income and total assets and liabilities as reported under Belgian GAAP.

          Delhaize Group has a 30% investment in Special Event, S.A. ("Special Event"). Under Belgian GAAP and Delhaize Group policy, companies whose results are not significant to Delhaize Group and whose activity is fundamentally different from that of Delhaize Group are excluded from the scope of consolidation. Under US GAAP, as Delhaize Group owns 30% of the voting capital of Special Event and has appointed two of the five members of the Board of Directors, the presumption is that Delhaize Group has the ability to exercise significant influence over the operating and financial policies of Special Event. As such, Delhaize Group should account for Special Event under the equity method of accounting for US GAAP. However, the effect of accounting for Special Event under the equity method of accounting from the cost method of accounting would not materially effect Delhaize Group's investment or reported results of operations during any period presented.

  k. STOCK BASED COMPENSATION

          Under Belgian GAAP, compensation expense related to stock options is not recorded. Under US GAAP, Delhaize Group has elected to follow the accounting provisions of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APBO 25"), for grants of shares, stock options, and other equity instruments. This resulted in the recording of compensation expense relating to Delhaize America's restricted stock plan in 2000. The compensation expense in 1999 and 1998 was de minimis. There was also compensation expense recorded relating to Delhaize Group's stock option plan.

  l. DIVIDENDS ON ORDINARY SHARES

          Under Belgian GAAP, the proposed annual dividend on ordinary shares to be approved at the annual meeting of shareholders, which is held subsequent to year-end, is accrued at year-end. Under US GAAP, such dividends are not considered an obligation until approved.

  m. DIRECTORS REMUNERATION

          The directors of Delhaize Group receive an annual remuneration based on Delhaize Group's financial performance in accordance with provisions of Delhaize Group's articles of association. Under Belgian GAAP, this remuneration is considered a distribution of profits, similar to a dividend to shareholders, and is recorded as a charge to Retained earnings, when proposed by the Board of Directors. Under US GAAP, such remuneration is considered compensation expense.

                                 DELHAIZE GROUP

  n. HIGHLY INFLATIONARY ECONOMIES

          Under Belgian GAAP and Delhaize Group accounting policy, there are no specific accounting consequences for financial statements of a foreign entity in a highly inflationary economy. Under US GAAP, the financial statements of a foreign entity in a highly inflationary economy are remeasured as if the functional currency was the reporting currency. These translation adjustments are included in the determination of net income.

  o. DISPOSAL OF INVESTMENT

          In September 2000, Delhaize Group sold its 50% investment in P.G. of France and realized a gain on the sale of the net assets of EUR 32.4 million on a Belgian GAAP basis. The sale of the investment on a US GAAP basis resulted in a reduction of the gain realized by EUR 1.7 million, principally due to different bases of acquisition goodwill.

  p. OTHER ITEMS

     INTEREST COSTS

          Under Belgian GAAP, certain subsidiaries of Delhaize Group have expensed interest cost incurred as a part of the historical cost of constructing certain assets. Under US GAAP, interest cost incurred as a part of the historical cost of constructing certain assets is capitalized.

     DEVELOPMENT OF INTERNALLY DEVELOPED SOFTWARE

          Under Belgian GAAP, certain subsidiaries of Delhaize Group have expensed costs in the development of internally developed software. Under US GAAP, certain of these costs are required to be capitalized.

  q. TAX EFFECTS ON US GAAP ADJUSTMENTS

     TAX EFFECTS OF US GAAP ADJUSTMENTS -- NET INCOME RECONCILIATION

          The US GAAP adjustments denoted by footnotes (a), (b), (c), (h), (j),
     (m) and (o) do not have tax consequences. The tax effects relating to the remaining US GAAP adjustments were calculated at the prevailing statutory tax rates of the related entities. The approximate weighted average statutory tax rate on these US GAAP adjustments is 35% for the year ended December 31, 2000, 40% for the year ended December 31, 1999 and 41% for the year ended December 31, 1998.

                                 DELHAIZE GROUP

     TAX EFFECTS OF US GAAP ADJUSTMENTS -- SHAREHOLDERS' EQUITY RECONCILIATION

          The US GAAP adjustments denoted by footnotes (a), (b), (c), (h), (j),
     (l), (m) and (o) do not have tax consequences. The tax effects relating to the remaining US GAAP adjustments were calculated at the prevailing statutory tax rates of the related entities as follows:

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  2000            1999
                                                              -------------   -------------
                                                              (ALL AMOUNTS ARE EXPRESSED IN
                                                                THOUSANDS OF EUR, EXCEPT
                                                                      PERCENTAGES)
Total amount of US GAAP adjustments denoted by footnotes
  (d), (e), (g), (i), (n) and (p)...........................     (43,906)        (40,292)
Approximate weighted average statutory tax rate relating to
  the above adjustments.....................................          39%             39%
Resulting tax effect........................................      17,139          15,690
Cumulative tax effect at statutory rates of US GAAP
  adjustments denoted by footnotes (f) and (k) that were
  recorded directly to shareholders' equity for Belgian GAAP purposes and recorded to the statement of income for US
  GAAP purposes.............................................       4,569           2,240
                                                                 -------         -------
Total tax effect of US GAAP adjustments on shareholders'
  equity....................................................      21,708          17,930
                                                                 =======         =======

                                 DELHAIZE GROUP

RECONCILIATION TO US GAAP

     Approximate reconciliation to US GAAP of net income and shareholders' equity would be as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2000      1999      1998
                                                          -------   -------   -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                               THOUSANDS OF EUR)
NET INCOME IN ACCORDANCE WITH BELGIAN GAAP..............  160,687   169,886   148,954
ITEMS HAVING THE EFFECT OF INCREASING (DECREASING)
  REPORTED NET INCOME:
a.  Goodwill -- Stock repurchase program................   (1,995)   (1,995)     (821)
b.  Goodwill -- Purchase accounting.....................      219        --        --
c.  Goodwill -- Assets lives............................     (294)     (362)    3,433
d.  Impairment of long-lived assets.....................   (7,047)      170       731
e.  Pensions............................................   (2,293)   (1,307)   (1,432)
f.  Foreign currency transactions.......................   (5,079)   (5,575)       --
g.  Revaluation of long-lived assets....................    1,154       637       581
h.  Income taxes........................................      452       345       669
i.  Lease accounting....................................    5,002     3,761     3,489
j.  Net US GAAP adjustments for equity method of
    accounting investees................................      305        13       120
k.  Stock based compensation............................   (1,517)       --        --
m. Directors remuneration...............................     (949)     (926)     (906)
n.  Highly inflationary economies.......................      513        --        --
o.  Disposal of investments.............................   (1,739)       --        --
p.  Other items.........................................        9       467       457
                                                          -------   -------   -------
Total US GAAP adjustments before tax effects............  (13,259)   (4,772)    6,321
q.  Tax effects of US GAAP adjustments..................    3,247       740    (1,568)
                                                          -------   -------   -------
          NET INCOME IN ACCORDANCE WITH US GAAP.........  150,675   165,854   153,707
                                                          =======   =======   =======

                                 DELHAIZE GROUP

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                2000        1999
                                                              ---------   ---------
                                                                (ALL AMOUNTS ARE
                                                                  EXPRESSED IN
                                                                THOUSANDS OF EUR)
SHAREHOLDERS' EQUITY IN ACCORDANCE WITH BELGIAN GAAP........  1,364,691   1,085,565
ITEMS HAVING THE EFFECT OF INCREASING (DECREASING) REPORTED
SHAREHOLDERS' EQUITY:
a.  Goodwill -- Stock repurchase program....................     73,852      75,847
b.  Goodwill -- Purchase accounting.........................     19,128          --
c.  Goodwill -- Assets lives................................     13,713      14,276
d.  Impairment of long-lived assets.........................     (8,132)     (1,724)
e.  Pensions................................................    (19,906)    (17,642)
g.  Revaluation of long-lived assets........................    (17,680)    (16,488)
h.  Income taxes............................................    (22,040)    (22,660)
i.  Lease accounting........................................     (2,050)     (7,052)
j.  Net US GAAP adjustments for equity method of accounting
   investees................................................       (246)       (477)
l.  Dividends on ordinary shares............................    125,038      64,501
n.  Highly inflationary economies...........................      1,267          --
o.  Disposal of investment..................................     (1,739)         --
p.  Other items.............................................      2,595       2,614
                                                              ---------   ---------
Total US GAAP adjustments before tax effects................    163,800      91,195
q.  Tax effects of US GAAP adjustments......................     21,708      17,930
                                                              ---------   ---------
          SHAREHOLDERS' EQUITY IN ACCORDANCE WITH US GAAP...  1,550,199   1,194,690
                                                              =========   =========

EARNINGS PER SHARE

     In accordance with SFAS No. 128, Earnings per Share, basic earnings per share are computed by dividing income available to ordinary shareholders by the weighted average number of ordinary shares outstanding. The computation of diluted earnings per share is a pro forma presentation that reflects the dilution of basic earnings per share that would have occurred if all contingent issuances of ordinary shares that would individually reduce earnings per share had taken place at the beginning of the period (or the date issued, if later).

     The computation of diluted earnings per ordinary share includes securities issued by Delhaize America that enable the holders of those securities to obtain Delhaize America common stock. Those per-share earnings of Delhaize America have been included in Delhaize Group's diluted earnings per ordinary share computation.

                                 DELHAIZE GROUP

     The computation of basic and diluted earnings per share for the years ended December 31, 2000, 1999 and 1998 prepared in accordance with US GAAP is as follows:

                                                            YEAR ENDED DECEMBER 31,
                                                          ----------------------------
                                                           2000      1999       1998
                                                          -------   -------    -------
                                                                (ALL AMOUNTS ARE
                                                                  EXPRESSED IN
                                                            THOUSANDS OF EUR, EXCEPT
                                                                PER SHARE DATA)
Net income in accordance with US GAAP available to
  ordinary shareholders.................................  150,675   165,854    153,707
Dilutive effect on earnings of ownership in subsidiary
  shares................................................   (1,228)       --         --
                                                          -------   -------    -------
Net income for diluted earnings per ordinary share......  149,447   165,854    153,707
                                                          =======   =======    =======
Weighted average number of ordinary shares
  outstanding...........................................   52,023    51,983     51,824
Dilutive effect of employee stock options...............       46       102        119
                                                          -------   -------    -------
Weighted average number of diluted ordinary shares
  outstanding...........................................   52,069    52,085     51,943
                                                          =======   =======    =======
  Basic earnings per ordinary share.....................     2.90      3.19       2.97
  Diluted earnings per ordinary share...................     2.87      3.18       2.96

STATEMENTS OF COMPREHENSIVE INCOME

                                                            YEAR ENDED DECEMBER 31,
                                                          ---------------------------
                                                           2000      1999      1998
                                                          -------   -------   -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                               THOUSANDS OF EUR)
Net income in accordance with US GAAP...................  150,675   165,854   153,707
Other comprehensive income, net of tax:
  Changes in unrealized foreign exchange gains and
     losses.............................................   50,118   119,693   (42,860)
  Additional pension liability, net.....................     (128)     (117)     (162)
                                                          -------   -------   -------
Other comprehensive income..............................   49,990   119,576   (43,022)
                                                          -------   -------   -------
Comprehensive income in accordance with US GAAP.........  200,665   285,430   110,685
                                                          =======   =======   =======
Accumulated other comprehensive income, end of year:
  Unrealized foreign exchange gains and losses..........  138,879    88,761   (30,932)
  Pension liability, net................................  (28,310)  (28,182)  (28,065)
                                                          -------   -------   -------
Accumulated other comprehensive income, end of year.....  110,569    60,579   (58,997)
                                                          =======   =======   =======

     The following presents Delhaize Group's condensed consolidated statements of income and condensed consolidated balance sheets prepared in accordance with US GAAP considering all the items discussed previously in this note and certain other reclassifications that do not affect net income or shareholders' equity, including transactions considered exceptional or non-operating under Belgian GAAP that are classified as operating under US GAAP.

                                 DELHAIZE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                  YEAR ENDED DECEMBER 31,
                                                            ------------------------------------
                                                               2000         1999         1998
                                                            ----------   ----------   ----------
                                                                      (ALL AMOUNTS ARE
                                                                        EXPRESSED IN
                                                                     THOUSANDS OF EUR)
Sales and other revenues..................................  17,946,676   14,086,428   12,752,488
Cost of sales.............................................  13,764,324   10,859,830    9,869,189
                                                            ----------   ----------   ----------
Gross profit..............................................   4,182,352    3,226,598    2,883,299
Selling, general, and administrative expenses.............   3,568,742    2,605,771    2,329,312
Other income (expense), net...............................      35,713        2,639        2,589
                                                            ----------   ----------   ----------
Operating income..........................................     649,323      623,466      556,576
Interest expense, net.....................................     272,771      123,412      100,230
Income from companies accounted for under the equity
  method..................................................       3,130        3,346        2,740
                                                            ----------   ----------   ----------
Income before income taxes and minority interests.........     379,682      503,400      459,086
Income taxes..............................................     138,529      186,854      161,659
                                                            ----------   ----------   ----------
Income after taxes and before minority interests..........     241,153      316,546      297,427
Minority interests........................................      90,478      150,692      143,720
                                                            ----------   ----------   ----------
Net income................................................     150,675      165,854      153,707
                                                            ==========   ==========   ==========

     Cost of sales includes shipping and handling costs, bottling costs, advertising costs and promotional allowances. "Cost of sales" under US GAAP differs from "cost of goods sold" under Belgian GAAP, as follows:

                                                               YEAR ENDED DECEMBER 31,
                                                     --------------------------------------------
                                                         2000            1999            1998
                                                     ------------    ------------    ------------
                                                      (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF
                                                                         EUR)
Shipping and handling costs(a).....................     378,866         290,505         268,941
Bottling costs(a)..................................      22,178          22,243          22,194
Equity method investees -- see Note 20(i)..........    (198,465)       (189,992)       (135,377)
Other income, net(b)...............................    (134,248)        (69,722)        (65,781)
                                                       --------        --------        --------
Total..............................................      68,331          53,034          89,977
                                                       ========        ========        ========

---------------

(a) Included as "selling, administrative and other operating expenses," "salaries, social security, and pensions" or "depreciation and amortization," depending on the nature of the cost, in the Belgian GAAP statement of income.

(b) Other income, net, primarily consists of income from in-store promotions and co-operative advertising (presented as "other operating income" in the Belgian GAAP statement of income), offset by advertising costs (presented as "selling, administrative and other operating expenses" in the Belgian GAAP statement of income).

     Selling, general, and administrative expenses include all costs incurred to deliver products from stores to the customers.

     "Other income (expense), net" primarily includes gains and losses on disposals of fixed assets.

     Income from companies accounted for under the equity method primarily represents income from those investees of Delhaize Group that are proportionately consolidated under Belgian GAAP (See Note 19 to the consolidated financial statements). Under US GAAP, these investments would be

                                 DELHAIZE GROUP
accounted for using the equity method of accounting. The following footnote summarizes the investments proportionately consolidated under Belgian GAAP (amounts presented in accordance with Belgian GAAP):

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                                  2000           1999
                                                              ------------   ------------
                                                               (ALL AMOUNTS EXPRESSED IN
                                                                   THOUSANDS OF EUR)
Current assets..............................................      8,766         32,438
Current liabilities.........................................     17,777         42,917
Non-current assets..........................................     21,858         42,400
Non-current liabilities.....................................         --          6,120

                                                             YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------------
                                                      2000            1999            1998
                                                  -------------   -------------   -------------
                                                   (ALL AMOUNTS EXPRESSED IN THOUSANDS OF EUR)
Net sales.......................................     190,255         206,738         153,581
Gross profit....................................       2,880           4,563           3,014
Net income......................................       1,513           2,550           1,963
Cash flows from operating activities............       8,769           6,721           4,938
Cash flows from investing activities............      (6,226)            258            (915)
Cash flows from financing activities............      (5,253)         (6,902)         (4,954)

     Exceptional items under Belgian GAAP, as disclosed in Note 1 to the consolidated financial statements, do not qualify as extraordinary items under US GAAP. These amounts, under US GAAP, for 2000, 1999 and 1998, have been classified in operating income as "other income/expense, net" and "selling, general and administrative expenses," depending on the nature of the cost.

                                 DELHAIZE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 2000         1999
                                                              ----------    ---------
                                                                 (ALL AMOUNTS ARE
                                                                   EXPRESSED IN
                                                                 THOUSANDS OF EUR)
                                       ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................     259,688      352,858
Receivables.................................................     617,878      426,948
Inventories.................................................   1,842,738    1,611,956
Prepaid expenses............................................      89,566       60,420
Deferred tax assets.........................................          --        1,227
                                                              ----------    ---------
          Total current assets..............................   2,809,870    2,453,409
Property, at cost, less accumulated depreciation............   3,756,536    2,713,094
Intangible assets, at cost, less accumulated amortization...   3,800,169      523,304
Investment in companies accounted for under the equity
  method....................................................      10,922       30,896
Deferred tax assets.........................................       4,713        4,234
Other assets................................................      50,978        9,637
                                                              ----------    ---------
          TOTAL ASSETS......................................  10,433,188    5,734,574
                                                              ==========    =========

              LIABILITIES, MINORITY INTERESTS AND SHAREHOLDERS' EQUITY
Current liabilities.........................................   5,539,045    2,307,036
Long-term borrowings........................................     688,702      620,831
Capital lease obligations...................................     667,552      499,751
Deferred tax liabilities....................................     203,251       42,996
Other long-term liabilities.................................     258,616      167,070
                                                              ----------    ---------
          Total liabilities.................................   7,357,166    3,637,684
Minority interests..........................................   1,525,823      902,200
Shareholders' equity........................................   1,550,199    1,194,690
                                                              ----------    ---------
          TOTAL LIABILITIES, MINORITY INTERESTS AND
            SHAREHOLDERS' EQUITY............................  10,433,188    5,734,574
                                                              ==========    =========

PRESENTATION OF ADDITIONAL FINANCIAL INFORMATION IN ACCORDANCE WITH US GAAP

STORE CLOSINGS

     Delhaize Group's Belgian GAAP accounting policy related to store closings is described in Note 1, Store Closing Costs, to the consolidated financial statements. Delhaize Group's Belgian GAAP store closing costs recognition and measurement criteria do not differ from its US GAAP accounting policy.

     Under Belgian GAAP, store closing costs related to store closings in the normal course of business (i.e., on a store-by-store basis) are charged to operating income as "selling, administrative and other operating expenses" and store closing costs related to store closings outside of the normal course of business (e.g., a specific market area, Delhaize Group store banner) are charged to "exceptional expenses." Under US GAAP, store closing costs, regardless of their nature, are charged to operating income.

     Delhaize Group's store closings in 2000, 1999 and 1998 primarily relate to Delhaize America store closings.

                                 DELHAIZE GROUP

     The following table is presented to show the number of Delhaize America stores closed and planned to be closed at December 31, 2000, 1999 and 1998 that compose Delhaize America's closed store liabilities at these dates. Additionally, the number of stores committed for closure, the number of stores closed, the number of closed stores acquired and the number of stores sold or for which the lease was terminated in 2000, 1999 and 1998:

                                                                       PLANNED
                                                              CLOSED   CLOSINGS   TOTAL
                                                              ------   --------   -----
Balance, January 1, 1998....................................   179        24       203
Stores added................................................    --        33        33
Stores acquired.............................................     6        --         6
Planned closings completed..................................    28       (28)       --
Stores sold/lease terminated................................   (82)       --       (82)
Stores not closed (Kash n' Karry)...........................    --        (3)       (3)
                                                               ---       ---       ---
Balance, December 31, 1998..................................   131        26       157
Stores added................................................    --        16        16
Stores acquired.............................................    14        --        14
Planned closings completed..................................    35       (35)       --
Stores sold/lease terminated................................   (24)       --       (24)
                                                               ---       ---       ---
Balance, December 31, 1999..................................   156         7       163
Stores added................................................    --        36        36
Stores acquired.............................................    25         1        26
Planned closings completed..................................    30       (30)       --
Stores sold/lease terminated................................   (24)       --       (24)
                                                               ---       ---       ---
Balance, December 31, 2000..................................   187        14       201
                                                               ===       ===       ===

                                 DELHAIZE GROUP

     The following table reflects Delhaize America's closed store liabilities at December 31, 2000, 1999 and 1998 and activity during 2000, 1999 and 1998 including additions to closed store liabilities charged to operations, additions for closed stores acquired in purchase transactions, adjustments to liabilities based on changes in facts and circumstances and payments made.

                                                                     DECEMBER 31,
                                                              ---------------------------
                                                               2000      1999      1998
                                                              -------   -------   -------
                                                              (ALL AMOUNTS ARE EXPRESSED
                                                                  IN MILLIONS OF EUR)
Beginning of year balance, January 1,.......................   106.3      96.9     119.4
Additions charged to earnings:
  Store closings -- lease obligations.......................    36.3      12.9      11.0
  Store closings -- other exit costs........................     5.0       1.6       2.5
  Adjustments to prior year estimates -- lease
     obligations............................................     0.9      (0.9)      1.0
  Adjustments to prior year estimates -- other exit costs...     4.2        --      (0.9)
  Reserves reversed to income...............................      --      (1.7)     (0.7)
                                                               -----     -----     -----
Total charge to earnings, net...............................    46.4      11.9      12.9
Reductions:
  Lease payments made.......................................   (11.9)     (7.7)     (6.5)
  Lease terminations........................................    (3.7)     (9.9)    (14.0)
  Payments for other exit costs.............................    (6.5)     (3.6)     (4.3)
                                                               -----     -----     -----
     Total reductions.......................................   (22.1)    (21.2)    (24.8)
Closed store liabilities associated with purchase
  transactions:
  Lease obligations.........................................    43.2       2.3       2.5
  Other exit costs..........................................    21.6       0.8       0.5
  Adjustments to goodwill...................................    (4.0)       --      (6.5)
                                                               -----     -----     -----
     Total acquired liabilities.............................    60.8       3.1      (3.5)
Translation adjustments.....................................     7.6      15.6      (7.1)
                                                               -----     -----     -----
Ending balance, December 31,................................   199.0     106.3      96.9
                                                               =====     =====     =====

     The balance at December 31, 2000 of EUR 199.0 million consisted of lease obligations and other exit costs of EUR 163.6 million and EUR 35.4 million, respectively. The balance at December 31, 1999 of EUR 106.3 million consisted of lease obligations and other exit costs of EUR 96.5 million and EUR 9.8 million, respectively. The balance at December 31, 1998 of EUR 96.9 million consisted of lease obligations and other exit costs of EUR 87.4 million and EUR 9.5 million, respectively. The opening balance at January 1, 1998 of EUR 119.4 million consisted of lease obligations and other exit costs of EUR 107.0 million and EUR
12.4 million, respectively.

     Delhaize America provided for closed store liabilities in each of the years presented in the above table relating to the estimated post-closing lease obligations and related other exit costs (which include estimated real estate taxes, common area maintenance and other costs contractually required to be paid in connection with the lease obligations) associated with the store closing commitments. Adjustments to closed store liabilities and other exit costs primarily relate to changes in subtenants, changes in actual store closing dates that differ from planned store closing dates and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that current estimates are consistent with amounts recorded in the financial statements.

     Delhaize America uses a discount rate based on the current treasury note rates to calculate the present value of the remaining rent payments on closed stores.

                                 DELHAIZE GROUP

     During fiscal 2000, Delhaize America recorded additions to closed store liabilities of EUR 64.8 million related to 26 store properties acquired, or for which the lease was assumed, in the Hannaford acquisition. All but one of the 26 stores included in the reserve had been closed prior to the acquisition date. The remaining activities associated with exiting these stores are to maintain the store under the leasehold requirements, to dispose of any owned property and equipment and to settle the remaining lease obligations. The acquired Hannaford liabilities for closed stores include EUR 43.2 million related to the present value of future unrecoverable lease liabilities with remaining non-cancelable terms ranging from 3 to 22 years. Other exit costs accrued are approximately EUR
21.6 million for activities that are directly related to the remaining lease obligations, that comprised EUR 11.2 million for real estate taxes, EUR 8.6 million for property maintenance and utilities and EUR 1.8 million for property insurance. Accrued other exit costs are paid over the remaining lease term. A non-cash reduction in the amount of approximately EUR 4.0 million was made prior to December 31, 2000, with a corresponding reduction in goodwill, principally related to a lease liability that was canceled.

     During 1999 and 1998, Delhaize America acquired and immediately closed 14 and 6 stores, respectively, in connection with acquisitions from major supermarket chains. The related lease obligations and other exit costs for these acquired closed stores were EUR 3.1 million and EUR 3.0 million for 1999 and 1998, respectively, and were recorded as an addition to goodwill recorded in the related purchase transaction.

     In conjunction with the Kash n' Karry acquisition in late fiscal 1996, Delhaize America identified 23 Kash n' Karry locations for closing based on either unacceptable performance or anticipated relocation of the store. Delhaize America closed 13 of these stores in 1998 and 4 additional stores in 1999. Based on improved operating performance in 1998, a decision was made to not close 3 of the 23 identified Kash n' Karry locations. The original estimated store closing costs of EUR 6.5 million related to these three stores were recognized as a reduction of goodwill in 1998. It has taken Delhaize America an unusually longer than anticipated time to execute its Kash n' Karry store closing plan due to real estate constraints in relocating the stores.

     The revenues and operating results for stores closed are not material to Delhaize Group's total revenues and operating results for any of the years presented above. Future cash obligations for closed store liabilities are tied principally to the remaining non-cancelable lease payments less sublease payments to be received. See Note 16 to the consolidated financial statements for a summary of the gross future cash flows for closed store lease obligations.

  PENSION BENEFIT PLANS

     Delhaize America has a non-contributory retirement plan covering all employees at its operating subsidiaries Food Lion and Kash n' Karry with one or more years of service. Employees' benefits under the plan become vested after five years of consecutive service. Forfeitures of the plan are used to off-set plan expenses. The plan provides benefits to participants upon death, retirement or termination of employment with Delhaize America. Contributions to the retirement plan are determined by Delhaize America's Board of Directors.

     One of Delhaize America's operating subsidiaries, Hannaford, maintains a non-contributory, defined benefit pension plan covering approximately 50% of its employees. The plan provides for payment of retirement benefits on the basis of employees' length of service and earnings. Delhaize America's policy is to fund the plan based upon legal requirements and tax regulations. Plan assets consist of common stocks, cash and cash equivalents and fixed income investments. Hannaford also provides a defined contribution 401(k) plan to substantially all employees. The amount charged to expense for this plan in fiscal 2000 from the acquisition date through December 31, 2000 was approximately EUR 2.5 million.

                                 DELHAIZE GROUP

     Delhaize Belgium has a non-contributory, defined benefit pension plan covering approximately 10% of its employees. The plan provides benefits to participants upon death or retirement and funds the plan based upon legal requirements and tax regulations.

     Delhaize Group's disclosures for defined benefit plans inside and outside the United States, as required by SFAS No. 132, Employers' Disclosures About Pensions and Other Postretirement Benefits, are as follows:

                                                             2000                       1999
                                              -----------------------------------    ----------
                                                             PLANS
                                                            OUTSIDE
                                               UNITED       OF THE
                                               STATES       UNITED
                                                PLANS       STATES        TOTAL       TOTAL(1)
                                              ---------    ---------    ---------    ----------
                                               (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EUR)
CHANGE IN BENEFIT OBLIGATION:
BENEFIT OBLIGATION AT BEGINNING OF YEAR.....        --       73,256       73,050        72,394
Benefit obligation at acquisition...........   102,613           --      102,613
Service cost................................     1,903        2,586        4,489         2,886
Interest cost...............................     3,160        4,378        7,538         3,508
Plans' participants' contributions..........        --        1,203        1,203         1,130
Actuarial (losses)/gains....................       (68)          --          (68)       (5,004)
Benefits paid...............................    (6,519)      (3,883)     (10,402)       (1,946)
Foreign currency translation................      (961)          76         (679)          288
                                               -------      -------      -------       -------
BENEFIT OBLIGATION AT END OF YEAR...........   100,128       77,616      177,744        73,256
                                               =======      =======      =======       =======
CHANGE IN PLANS' ASSETS:
FAIR VALUE OF PLANS' ASSETS AT BEGINNING OF
  YEAR......................................        --       44,117       44,117        39,340
Fair value of plans' assets at
  acquisition...............................   115,321           --      115,321
Actual return on plans' assets..............     1,587        2,260        3,847         1,640
Group contributions.........................       403        3,306        3,709         3,953
Plans' participants' contributions..........        --        1,203        1,203         1,130
Benefits paid...............................    (6,519)      (3,883)     (10,402)       (1,946)
Foreign currency translation................    (1,053)          --       (1,053)           --
                                               -------      -------      -------       -------
FAIR VALUE OF PLANS' ASSETS AT END OF
  YEAR......................................   109,739       47,003      156,742        44,117
                                               =======      =======      =======       =======
Funded status of the plans..................     9,611      (30,613)     (21,002)      (29,139)
Unrecognized actuarial loss.................     3,239        5,503        8,742         4,820
Unrecognized net transition obligation......        --        2,681        2,681         4,397
                                               -------      -------      -------       -------
NET AMOUNT RECOGNIZED.......................    12,850      (22,429)      (9,579)      (19,922)
                                               =======      =======      =======       =======

---------------

     (1) In 1999, Delhaize Group's defined benefit plans were all maintained outside of the United States.

                                 DELHAIZE GROUP

                                                             2000                       1999
                                              -----------------------------------    ----------
                                                             PLANS
                                                            OUTSIDE
                                               UNITED       OF THE
                                               STATES       UNITED
                                                PLANS       STATES        TOTAL       TOTAL(1)
                                              ---------    ---------    ---------    ----------
                                               (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EUR)
AMOUNTS RECOGNIZED IN THE CONDENSED
  CONSOLIDATED BALANCE SHEETS (PRESENTED
  ABOVE):
Prepaid benefit cost........................    12,850           --       12,850            --
Accrued benefit liabilities.................        --      (22,650)     (22,650)      (20,144)
Intangible Assets...........................        --           20           20            36
Shareholders' equity (representing
  accumulated other comprehensive income
  adjustments)..............................        --          201          201           186
                                               -------      -------      -------       -------
NET AMOUNT RECOGNIZED.......................    12,850      (22,429)      (9,579)      (19,922)
                                               =======      =======      =======       =======

     Actuarial assumptions have been determined by actuaries on a country-by-country basis and plan-by-plan. Weighted average actuarial assumptions have been determined as follows:

                                                                2000
                                                 ----------------------------------
                                                 UNITED STATES    PLANS OUTSIDE OF
                                                     PLANS        THE UNITED STATES    1999(1)
                                                 -------------    -----------------    -------
Discount rate..................................       7.5%              5.8%            5.8%
Rate of compensation increase..................       4.5%              4.0%            4.0%
Expected return on plan assets.................      10.5%              6.6%            6.6%

                                                        YEAR ENDED DECEMBER 31,
                                            ------------------------------------------------
                                                           2000                     1999(1)
                                            ----------------------------------      --------
                                                          PLANS
                                                         OUTSIDE
                                            UNITED        OF THE
                                            STATES        UNITED
                                             PLANS        STATES        TOTAL        TOTAL
                                            -------      --------      -------      --------
                                            (ALL AMOUNTS ARE EXPRESSED IN THOUSANDS OF EUR)
COMPONENTS OF NET PERIODIC BENEFIT COSTS:
Service cost..............................   1,903         3,789        5,692         4,016
Plans' participants' contributions........      --        (1,203)      (1,203)       (1,130)
Expected interest cost....................   3,160         4,378        7,538         3,508
Expected return on plans' assets..........  (4,957)       (2,923)      (7,880)       (2,692)
Amortization of actuarial net loss........      --            --           --           124
Amortization of net transition
  obligation..............................      --         1,685        1,685         1,685
                                            ------        ------       ------        ------
NET PERIODIC BENEFIT COSTS................     106         5,726        5,832         5,511
                                            ======        ======       ======        ======

     The accumulated benefit obligations are in excess of plan assets for pension plans outside of the United States. Delhaize Group's aggregate accumulated benefit obligations outside of the United States were approximately EUR 56.0 million and EUR 52.8 million at December 31, 2000 and 1999, respectively.

---------------

     (1) In 1999, Delhaize Group's defined benefit plans were all maintained outside of the United States.

                                 DELHAIZE GROUP

INCOME TAXES

                                                           YEAR ENDED DECEMBER 31,
                                                        -----------------------------
                                                         2000       1999       1998
                                                        -------    -------    -------
                                                              (ALL AMOUNTS ARE
                                                                EXPRESSED IN
                                                              THOUSANDS OF EUR)
Income before income taxes and minority interests:
  Belgian companies...................................   52,101     38,212     47,155
  Foreign companies...................................  327,581    465,188    411,931
                                                        -------    -------    -------
          Total income before income taxes and
            minority interests........................  379,682    503,400    459,086
                                                        =======    =======    =======
Income taxes consist of the following:
  Current:
     Belgian companies................................   11,533      8,135     12,260
     Foreign companies................................   91,647    147,392    101,450
                                                        -------    -------    -------
          Total current...............................  103,180    155,527    113,710
  Deferred:
     Belgian companies................................    2,537      2,188      1,498
     Foreign companies................................   32,812     29,139     46,451
                                                        -------    -------    -------
          Total deferred..............................   35,349     31,327     47,949
                                                        -------    -------    -------
          Total income taxes..........................  138,529    186,854    161,659
                                                        =======    =======    =======

     The components of deferred income tax assets and liabilities are as follows:

                                                                DECEMBER 31,
                                                              -----------------
                                                               2000      1999
                                                              -------   -------
                                                              (ALL AMOUNTS ARE
                                                                EXPRESSED IN
                                                              THOUSANDS OF EUR)
Deferred tax assets:
  Pension...................................................    8,138     7,351
  Accrued expenses..........................................   47,798    50,823
  Fixed assets..............................................   21,666     9,639
  Provisions for store closing..............................   72,833    67,804
  Provisions not yet deductible.............................    3,547     1,804
  Inventories...............................................    7,247     5,209
  Leases....................................................   54,435    48,397
  Operating loss carryforwards and tax credits..............   55,458    25,790
  Deferred charges..........................................    9,646     6,560
  Others....................................................    7,985     9,672
                                                              -------   -------
          Total deferred tax assets.........................  288,753   233,049
  Less: valuation allowances................................  (41,140)   (7,814)
                                                              -------   -------
          Total deferred tax assets.........................  247,613   225,235
                                                              =======   =======

                                 DELHAIZE GROUP

                                                                 DECEMBER 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                               THOUSANDS OF EUR)
Deferred tax liabilities:
  Fixed assets..............................................  (364,765)  (181,839)
  Inventories...............................................   (59,316)   (55,330)
  Other.....................................................   (26,627)   (25,601)
                                                              --------   --------
          Total deferred tax liabilities....................  (450,708)  (262,770)
                                                              ========   ========

     Net deferred income tax assets and liabilities are classified in the accompanying consolidated balance sheets prepared and presented in accordance with US GAAP as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                                2000      1999
                                                              --------   -------
                                                               (ALL AMOUNTS ARE
                                                                 EXPRESSED IN
                                                              THOUSANDS OF EUR)
Current deferred tax assets.................................        --     1,227
Non-current deferred tax assets.............................     4,713     4,234
Current deferred tax liabilities............................    (4,557)       --
Non-current deferred tax liabilities........................  (203,251)  (42,996)
                                                              --------   -------
          Net deferred tax liabilities......................  (203,095)  (37,535)
                                                              ========   =======

     The increase of the net deferred tax liability of approximately EUR 166 million does not equal the deferred tax provision in 2000 of approximately EUR 35 million primarily due to a net deferred tax liability of approximately EUR 134 million recorded in the acquisition of Hannaford and the translation of deferred income tax items from Delhaize Group's United States subsidiaries.

     At December 31, 2000, Delhaize Group had net operating loss ("NOL") and tax credit carryforwards, for tax purposes, of approximately EUR 774 million, which will expire at various dates between 2001 and 2016. Approximately EUR 654 million of this amount is due to state tax losses assumed in the acquisition of Hannaford.

     The NOL and tax credit carryforwards may not be used to offset income taxes in other jurisdictions. Delhaize Group has established a valuation allowance to reduce the tax benefit of certain net operating losses to an amount that is more likely than not realizable.

                                 DELHAIZE GROUP

     The following is a reconciliation of Delhaize Group's Belgian statutory income tax rate with Delhaize Group's effective income tax rate:

                                                                 DECEMBER 31,
                                                              ------------------
                                                              2000   1999   1998
                                                              ----   ----   ----
Belgian statutory income tax rate...........................  40.2%  40.2%  40.2%
Items affecting the Belgian statutory income tax rate:
  Taxation in jurisdictions outside Belgium: (primarily due
     to United States federal and state income tax rates
     applied to the income of Delhaize America)(1)..........   0.4   (2.0)  (3.4)
  Amortization of Non-deductible goodwill at non-US
     subsidiaries...........................................   0.9    0.4     --
  Tax charges on dividend income............................   0.8    0.2    0.2
  Non-taxable income........................................  (3.9)  (1.9)  (1.8)
  Non-taxable capital gain..................................  (3.4)    --     --
  Other.....................................................   1.5    0.2     --
                                                              ----   ----   ----
          Effective tax rate................................  36.5%  37.1%  35.2%
                                                              ====   ====   ====

           (1) In 2000, approximately 75% of Delhaize Group's consolidated income before income taxes and minority interests was attributable to Delhaize America, which had an effective income tax rate of 41%.

               In 1999, approximately 92% of Delhaize Group's consolidated income before income taxes and minority interests was attributable to Delhaize America, which had an effective income tax rate of 38%.

               In 1998, approximately 87% of Delhaize Group's consolidated income before income taxes and minority interests was attributable to Delhaize America, which had an effective tax rate of 36.3%.

     Delhaize Group has not recognized income taxes on undistributed earnings of certain subsidiaries as management has asserted that it has specific plans to permanently reinvest the undistributed earnings of these subsidiaries. The cumulative amount of undistributed earnings on which Delhaize Group has not recognized income taxes is approximately EUR 1.5 billion at December 31, 2000.

STOCK BASED COMPENSATION

     Under US GAAP, Delhaize Group has elected to follow the accounting provisions of APBO 25, for grants of shares, share options and other equity instruments and to adopt the disclosure-only provisions of SFAS 123.

  Delhaize Group Convertible Bonds with Warrants

     In June 1996, Delhaize Group granted certain employees the right to purchase up to 10,400 debenture bonds with detachable warrants. At the date of grant, the market value of Delhaize Group's ordinary shares was EUR 37.93 per share. In total, 9,943 bonds were issued representing an aggregate loan to Delhaize Group of approximately EUR 246,000. There were 50 warrants attached to each bond which gave the holders of each warrant the right to obtain one ordinary share of Delhaize Group for EUR 44.62 per share during various periods through June 2001. The maturity date of the debenture loan is June 30,

                                 DELHAIZE GROUP

2001. The following table summarizes information about the warrants outstanding at December 31, 2000, 1999 and 1998:

                                                                DECEMBER 31,
                                                       ------------------------------
                                                         2000       1999       1998
                                                       --------   --------   --------
Outstanding at beginning of year.....................   197,250    251,550    497,150
Granted..............................................        --         --         --
Exercised............................................   (14,800)   (54,300)  (245,600)
Expired/Cancelled....................................        --         --         --
                                                       --------   --------   --------
Outstanding at the end of year.......................   182,450    197,250    251,550
                                                       ========   ========   ========
Exercisable at the end of year.......................   182,450    197,250    251,550

     The fair value of each warrant grant has been determined estimated on the date of grant using a Black-Scholes pricing model for European-type warrants with the following assumptions: risk free rate of 5.5%, expected life of 4.75 years, volatility of 8.0% and a dividend yield of 3.6%.

  Delhaize Group Stock Options

     On June 5, 2000, Delhaize Group commenced a 60-day offering of 130,000 stock options to certain employees. 115,000 stock options were subscribed (i.e., accepted by employees) during the offering period. The holder of each stock option has the right to subscribe to one ordinary share of Delhaize Group for EUR 63.1 per share. The subscription rights may be exercised on the 1st through the 20th of June, September and December in 2004, 2005 and 2006.

     The following table summarizes information about stock options under this plan granted, outstanding and exercisable at December 31, 2000:

                                                                DECEMBER 31,
                                                                    2000
                                                                ------------

OPTIONS OUTSTANDING
Outstanding at beginning of period..........................           --
Granted.....................................................      119,400
Exercised...................................................           --
Forfeited...................................................       (4,400)
                                                                  -------
Outstanding at the end of year..............................      115,000
                                                                  =======

Options exercisable at the end of period....................           --

          The fair value of each option has been estimated on the date of grant using a Black-Scholes pricing model with the following assumptions: risk free rate of 5.6%, expected life of 5 years, volatility of 38.0% and a dividend yield of 2.6%.

          Compensation expense for these options recognized during the year ended December 31, 2000 was approximately EUR 667,000. The weighted average fair value of options granted during the period was approximately EUR 24.99 per option.

  Delhaize America Stock Option Plans

     Delhaize America has a stock option plans under which options to purchase up to 9.4 million shares of Class A common stock may be granted to officers and key employees at prices equal to fair market value on the date of the grant. Additionally, Delhaize America issued stock options to acquire 4.2 million

                                 DELHAIZE GROUP
shares of Class A common stock in connection with its acquisition of Hannaford. Options become exercisable as determined by the Stock Option Committee of the Board of Directors of Delhaize America on the date of grant, provided that no option may be exercised more than ten years after the date of grant.

     A summary of shares reserved for outstanding options for the last three fiscal years, activity during each year and related weighted average exercise price is presented below:

                                                                        WEIGHTED AVERAGE
                                                                         EXERCISE PRICE
                                                             SHARES         (IN USD)
                                                            ---------   ----------------
2000
Outstanding at beginning of year..........................  1,345,595        26.60
Granted...................................................  1,751,094        21.27
Conversion of Hannaford options...........................  4,186,194         8.44
Exercised.................................................   (367,326)        7.22
Forfeited/expired.........................................   (252,246)       22.24
                                                            ---------        -----
Outstanding at end of year................................  6,663,311        13.83
                                                            ---------        -----
Options exercisable at end of year........................  4,085,490         9.58
                                                            ---------        -----
1999
Outstanding at beginning of year..........................    940,046        24.63
Granted...................................................    588,353        29.12
Exercised.................................................    (53,325)       22.50
Forfeited/expired.........................................   (129,479)       25.53
                                                            ---------        -----
Outstanding at end of year................................  1,345,595        26.60
                                                            ---------        -----
Options exercisable at end of year........................     93,165        25.20
                                                            ---------        -----
1998
Outstanding at beginning of year..........................  1,001,863        21.99
Granted...................................................    340,058        30.34
Exercised.................................................   (247,442)       15.89
Forfeited/expired.........................................   (154,433)       20.40
                                                            ---------        -----
Outstanding at end of year................................    940,046        24.63
                                                            ---------        -----
Options exercisable at end of year........................     45,535        26.31
                                                            ---------        -----

     The following table summarizes options outstanding and options exercisable as of December 31, 2000, and the related weighted average remaining contractual life (years) and weighted average exercise price.

                              OPTIONS OUTSTANDING

                                                           WEIGHTED AVERAGE
                                                              REMAINING       WEIGHTED AVERAGE
                                               NUMBER        CONTRACTUAL       EXERCISE PRICE
RANGE OF EXERCISE PRICES                     OUTSTANDING         LIFE             (IN USD)
------------------------                     -----------   ----------------   ----------------
USD  4.31 - USD 10.00......................   2,568,263            5.5              6.81
USD 10.01 - USD 20.00......................   2,914,958            8.3             14.82
USD 20.01 - USD 37.78......................   1,180,090            6.8             26.68
                                              ---------        -------             -----
USD  4.31 - USD 37.78......................   6,663,311            6.9             13.83
                                              =========        =======             =====

                                 DELHAIZE GROUP

                              OPTIONS EXERCISABLE

                                                                WEIGHTED AVERAGE
                                                    NUMBER       EXERCISE PRICE
     RANGE OF EXERCISE PRICES                     EXERCISABLE       (IN USD)
     ------------------------                     -----------   ----------------
     USD  4.31 - USD 10.00......................   2,568,263          6.81
     USD 10.01 - USD 20.00......................   1,255,715         12.30
     USD 20.01 - USD 37.78......................     261,512         23.74
                                                   ---------         -----
     USD  4.31 - USD 37.78......................   4,085,490          9.58
                                                   =========         =====

     The weighted average fair value at date of grant for options granted during 2000, 1999 and 1998 was USD 6.40, USD 10.57 and USD 7.86 per option, respectively. The fair value of options at date of grant was estimated using the Black-Scholes model with the following weighted average assumptions:

                                                              2000   1999   1998
                                                              ----   ----   ----
     Expected dividend yield (%)............................   3.0    1.8    1.5
     Expected volatility (%)................................  37.0   35.0   30.0
     Risk-free interest rate (%)............................   6.3    5.4    5.6
     Expected term (years)..................................   9.0    7.5    5.0

  Delhaize America Restricted Stock Plan

     Delhaize America has a restricted stock plan for executive employees. These shares of stock will vest over five years from the grant dates. The weighted average grant date fair value for these shares is USD 18.91, USD 27.17 and USD
24.42 for 2000, 1999 and 1998, respectively. Delhaize America recorded compensation expense related to restricted stock of EUR 1.7 million, EUR 0.3 million and EUR 0.2 million in 2000, 1999 and 1998, respectively.

     A summary of shares reserved for outstanding restricted stock grants for 2000, 1999 and 1998 and activity during each year is presented below:

                                                                    SHARES
                                                                   --------
     2000
     Outstanding at beginning of year............................   160,048
     Granted.....................................................   436,698
     Exercised...................................................   (76,686)
     Forfeited/expired...........................................    (3,519)
                                                                   --------
     Outstanding at end of year..................................   516,541
                                                                   ========
     1999
     Outstanding at beginning of year............................   141,059
     Granted.....................................................    62,317
     Exercised...................................................   (28,168)
     Forfeited/expired...........................................   (15,160)
                                                                   --------
     Outstanding at end of year..................................   160,048
                                                                   ========
     1998
     Outstanding at beginning of year............................   105,734
     Granted.....................................................    53,848
     Exercised...................................................    (9,603)
     Forfeited/expired...........................................    (8,920)
                                                                   --------
     Outstanding at end of year..................................   141,059
                                                                   ========

                                 DELHAIZE GROUP

     As of December 31, 2000, there were 7,243,944 shares of Class A common stock available for future grants.

  Delhaize Group Pro forma Disclosures

     Had compensation cost been determined based on the provisions of SFAS 123, Delhaize Group's pro forma net earnings and earnings per share, on a US GAAP basis, would have been as follows:

                                                     YEAR ENDED DECEMBER 31,
                                                  ------------------------------
                                                    2000       1999       1998
                                                  --------   --------   --------
                                                  (EUR IN THOUSANDS, EXCEPT PER
                                                           SHARE DATA)
     Net income - as reported...................  150,675    165,854    153,707
     Net income - pro forma.....................  145,989    165,520    153,530
     Basic earnings per share - as reported.....     2.90       3.19       2.97
     Basic earnings per share - pro forma.......     2.81       3.18       2.96
     Diluted earnings per share - as reported...     2.87       3.18       2.96
     Diluted earnings per share - pro forma.....     2.79       3.18       2.94

INVESTMENTS IN EQUITY SECURITIES

     At December 31, 2000, Delhaize Group had long-term investments classified as available-for-sale securities of approximately EUR 0.2 million, which approximated their fair value. At December 31, 1999, Delhaize Group had long-term investments classified as available-for-sale securities of approximately EUR 0.9 million, which approximated their fair value.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In June 1998, the United States Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities ("SFAS 133"). SFAS 133 established accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges permits derivative gains and losses to offset results on the hedged item in the income statement, and requires that companies must formally document, designate and assess the effectiveness of transactions that receive hedge accounting.

     SFAS 133, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133, and SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS 133, is effective for fiscal years beginning after June 15, 2000 and cannot be applied retroactively. Delhaize Group has not yet quantified the effect that SFAS 133 would have on the consolidated financial statements as presented under US GAAP. Delhaize Group expects that at January 1, 2001, it will record a loss of EUR 131 million, net of tax, as a transition adjustment to other comprehensive income relating to an unrealized loss associated with the interest rate hedge on Delhaize America's anticipated debt offering. The transition adjustment for all other Delhaize Group derivative instruments would not have a material effect on the financial statements.